SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM U5S

ANNUAL REPORT

For the year ended December 31, 2000

Filed pursuant to the
Public Utility Holding Company Act of 1935 by

ALLEGHENY ENERGY, INC.

10435 Downsville Pike

Hagerstown, Maryland 21740-1766

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2000
Name of Company	Type of Company	Number of Common Shares Owned	% of Voting Power	Issuer's Book Value	Owner's Book Value
	(Thousands of Dollars)
Allegheny Energy, Inc. (AYE)	Holding
Allegheny Energy Service Corporation (AESC)	Service	5,000	100	50	50
Monongahela Power Company (MP)	Electric	5,891,000	100	707,899	707,899
Mountaineer Gas Company (MGC)	Gas	1,831,687	100	232,347	232,347
Mountaineer Gas Services (MGS)	Gas	100	100	10,116	10,116
Universal Coil, LLC (UC)	(5)	None	None	None	None
Mapsom Systems, Inc. (MSI)	(12)	60,150	100	215	215
The Potomac Edison Company (PE)	Electric	22,385,000	100	412,754	414,218
PE Transferring Agent (PETA)	(5)	None	None	3,140	3,140
West Penn Power Company (1) (WPP)	Electric	24,361,586	100	422,121	435,733
West Virginia Power & Transmission Company*	(2)	30,000	100	4,462	4,457
West Penn West Virginia Water Power Company*	(3)	5	100	(5)	1
Unsecured debt				15	15
West Penn Funding Corporation (WPFC)	(4)	None	None	188,038	188,038
West Penn Funding LLC (WPFLLC)	(5)	None	None	4,769	4,769
West Penn Transferring Agent LLC (WPTA)	(5)	None	None	100	100
Allegheny Energy Supply Company, LLC (AE Supply)	(6)	None	None	759,643	759,618
Allegheny Energy Unit No. 1 & Unit No. 2, LLC	(6)	None	None	46,852	46,852
Allegheny Energy Supply Hunlock Creek, LLC (AESHC)	(5)	None	None	18,127	18.127
Allegheny Energy Supply Conemaugh, LLC (AESCL)	(5)	None	None	None	None
Allegheny Ventures, Inc. (AYP)	(6)	100	100	58,741	60,064
AYP Energy, Inc.	(7)	100	100	1,238	1,238
Allegheny Communications Connect, Inc. (ACC)	(8)	100	100	41,216	42,539
Allegheny Communications Connect of Virginia, Inc. (ACCVA)	(8)	100	100	None	None
Allegheny Communications Connect of Pennsylvania, LLC (ACCPA)	(5)	None	None	None	None
Allegheny Energy Solutions, Inc.	(9)	100	100	1,201	1,201
Ohio Valley Electric Corporation (OVEC)	(1) (10)	12,500	12-1/2	1,250	1,250
Indiana-Kentucky Electric Corporation (IKEC)	(10)	17,000	100	3,400	3,400
Subsidiaries of More Than One System Company
Allegheny Generating Company (AGC)	Generating
Owners:
Monongahela Power Company		270	27	38,980	38,980
Allegheny Energy Supply Company, LLC		730	73	105,390	105,390
Allegheny Pittsburgh Coal Company* (APC)	(11)
Owners:
Monongahela Power Company		2,500	25	(3,366)	(3,366)
Unsecured debt				3,495	3,495
The Potomac Edison Company		2,500	25	(3,366)	(3,366)
Unsecured debt				3,617	3,617
West Penn Power Company		5,000	50	(6,732)	(6,732)
Unsecured debt				7,061	7,061

*Inactive
(1) Exempt from registration as a holding company under Section 3(a) pursuant to Rule 2.
(2) Owns land for power development.
(3) Owns land for water power development.
(4) See paragraph below.
(5) Limited liability company. See paragraph below.
(6) Unregulated nonutility. See paragraph below.
(7) Bulk power marketer. See paragraph below.
(8) Exempt telecommunications company. See paragraph below.
(9) Unregulated marketer of electric energy and other energy related services. See paragraph below
(10) Allegheny Energy, Inc. owns 12-1/2% of the capital stock of Ohio Valley Electric Corporation, the balance owned by unaffiliated companies. Ohio Valley Electric Corporation owns 100% of the capital stock of Indiana- Kentucky Electric Corporation. These companies were formed October 1, 1952, to build electric generating facilities to supply power under a long-term contract to the Energy Research and Development Administration's (formerly Atomic Energy Commission) uranium diffusion project at Portsmouth, Ohio. See Holding Company Act Release No. 11578.
(11) Owns coal reserves as a long-term resource
(12) Software developer.

1A

ITEM 1. SYSTEM COMPANIES AND INVESTMENT THEREIN AS OF DECEMBER 31, 2000 (Continued)
In 2000, ACC formed Allegheny Communications Connect of Virginia, Inc. (ACCVA). ACCVA, incorporated in Virginia, is a wholly owned subsidiary of ACC.

In 2000, MP acquired Mountaineer Gas Company (MGC). MGC, incorporated in West Virginia, is a wholly owned subsidiary of MP and the sole owner of Mountaineer Gas Services, Inc. (MGS), incorporated in West Virginia, and Mapcom Systems, Inc. (MSI) incorporated in Virginia. MGS owns a 50% membership interest in Universal Coil, LLC.

In 2000, AYE formed Allegheny Energy Supply Hunlock Creek, LLC (AESHC). AESHC was incorporated in Delaware as a limited liability company and its ownership interest is wholly owned by AYE.

In 2000, ACC formed Allegheny Communication Connect of Pennsylvania, LLC (ACCPA). ACCPA was incorporated in Pennsylvania as a limited liability company and its ownership interest is wholly owned by ACC.

In 2000, AYE formed Allegheny Energy Supply Conemaugh, LLC (AESC). AESC was incorporated in Delaware as a limited liability company and its ownership interest is wholly owned by AYE.

In 2000, PE formed PE Transferring Agent, LLC (PETA). PETA, incorporated in Delaware as a limited liability company, is a wholly owned subsidiary of PE. PETA was formed to facilitate the transfer of PE's assets AE Supply.

ITEM 2.     ACQUISITIONS OR SALES OF UTILITY ASSETS.

In 2000, Monongahela acquired the stock of Mountaineer Gas Company, which owns Mountaineer Gas Services, Inc., and Mapcom, Inc. Mountaineer Gas Services, Inc. owns a 50% membership interest in Universal Coil, LLC.

ITEM 3.     ISSUE, SALE, PLEDGE, GUARANTEE OR ASSUMPTION OF SYSTEM SECURITIES.

None, except as reported in certificates filed pursuant to Rule 24, Form U-6B-2, Form 10-K for the year 2000, and Schedules IX for Monongahela Power Company, The Potomac Edison Company, and West Penn Power Company.

ITEM 4. ACQUISITION, REDEMPTION OR RETIREMENT OF SYSTEM SECURITIES
Calendar Year 2000 (Dollar Amounts in Thousands)
	Name of Company Acquiring, Redeeming, or Retiring Securities	Number of Shares or Principal Amount
Name of Issuer and Title of Issue		Acquired	Redeemed	Retired	Consideration	Commission Authorization
Monongahela Power Co.
5-5/8% First Mortgage Bonds	Monongahela Power Co.		$65,000		$65,000	Rule 42
7.18% Senior Secured
Credit Facility	Monongahela Power Co.		$61,000		$61,000	Rule 42

The Potomac Edison Co.
5-7/8% First Mortgage Bonds	The Potomac Edison Co.		$75,000		$75,000	Rule 42

West Penn Funding LLC
6.32% Transition Bonds -
Class A-1	West Penn Funding LLC		$46,833		$46,833	Rule 42

Mountaineer Gas Co.
7.00% Property Mortgage	Monongahela Power Co.	$113			$113	070-09625
7.00% Property Mortgage	Monongahela Power Co.		$4		$4	Order Dated 08/18/00
7.59% Unsecured Note	Monongahela Power Co.	$60,000			$60,000	HCAR 27210
7.83% Unsecured Note	Monongahela Power Co.	$10,000			$10,000	*
8.09% Unsecured Note	Monongahela Power Co.	$23,000			$23,000	*
8.09% Unsecured Note	Monongahela Power Co.	$4,000			$4,000	*
8.09% Unsecured Note	Monongahela Power Co.	$2,000			$2,000	*
8.09% Unsecured Note	Monongahela Power Co.	$1,000			$1,000	*

Allegheny Energy Supply Co, LLC
	Allegheny Energy
5.563% Medium-Term Note	Supply Co., LLC		$130,000		$130,000	Rule 42

		$100,113	$377,837	$0	$477,950

In August 2000, Monongahela Power Company purchased Mountaineer Gas Company from Energy Corporation of America. The purchase included the assumption of $100,113 of existing Mountaineer Gas Company long-term debt. Mountaineer Gas Company is a subsidiary of Monongahela Power Company, and the long-term debt remains on the Mountaineer Gas Company books.

ITEM 5. INVESTMENTS IN SECURITIES OF NON-SYSTEM COMPANIES. 1. Eight investments aggregating $112,685, one of which at $82,000 is related to industrial development. 2. None

ITEM 6.     OFFICERS AND DIRECTORS

Part 1.     Names, principal business addresses, and positions of executives, officers and directors of all system companies as of December 31, 2000.

The following symbols are used in the tabulation:

CH	Chairman	X	Member of Executive Committee
GC	General Counsel	A	Member of Audit Committee
P	President	F	Member of Finance Committee
SVP	Senior Vice President	O	Member of Operating Committee
VP	Vice President	M	Member of Management Review and Director Affairs Committee
T	Treasurer	NB	Member of New Business Committee
S	Secretary	S	Member of Strategic Affairs Committee
C	Controller	VPO	Vice President-Operations
D	Director	VPAP	Vice President & Assistant to President
CA	Chief Accountant	GA	General Auditor
df	Director's fees	s	Salary

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Allegheny Energy, Inc.	Allegheny Energy Service Corporation	Allegheny Ventures, Inc.	Monongahela Power Company	The Potomac Edison Company	West Penn Power Company
Paul M. Barbas 10435 Downsville Pike Hagerstown, MD	VP	VP s	P D (1)
David C. Benson 800 Cabin Hill Drive Greensburg, PA 15601		VP s
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	s VP T	VP T	T	T	T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	s S	S	S	S	S
Donald R. Feenstra 800 Cabin Hill Drive Greensburg, PA 15601		VP s
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	VP	s VP	VP D
James R. Haney 800 Cabin Hill Drive Greensburg, PA 15601		s		VP	VP	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	VP GC	s VP	D VP	VP	VP	VP
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD	VP C	VP C s	C VP	C	C	C
Ronald A. Magnuson 800 Cabin Hill Drive Greensburg, PA 15601		s		VP	VP	VP
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	SVP	SVP s	D VP O	D VP O	D VP O	D VP O
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	CH P D X F NB	s CH P D X	CH D O	D CH X O	D CH X O	D CH X O
Karl V. Pfirrmann 800 Cabin Hill Drive Greensburg, PA		s		VP	VP	VP
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA	SVP	s SVP		P D O	P D O	P D O
Victoria V. Schaff 10435 Downsville Pike Hagerstown, MD	VP	s VP		VP	VP	VP
Cynthia A. Shoop 10435 Downsville Pike Hagerstown, MD		s VP
Peter J. Skrgic 800 Cabin Hill Drive Greensburg, PA	SVP	s SVP	D O	D O VP	VP D O	D O VP
Robert R. Winter 800 Cabin Hill Drive Greensburg, PA 15601		s		VP	VP	VP

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued

	Allegheny Energy, Inc.	Allegheny Energy Service Corporation	Allegheny Ventures, Inc.	Monongahela Power Company	The Potomac Edison Company	West Penn Power Company
Eleanor Baum 51 Astor Pl. NY, NY	df D F M	D		df D	df D	df D
Wendell F. Holland 1025 Laurel Oak Road Voorhees, NY	df D A NB	D		df D	df D	df D
Phillip E. Lint 19 High Point Road Westport, CT	df D A F NB S	D		df D	df D	df D
Frank A. Metz, Jr. P.O.Box 26 Sloatsburg, NY	df D F M X S	D X		df D X	df D X	df D X
Steven H. Rice 438 Guard Hill Road Bedford, NY 10506	df D X F M S	D X		df D X	df D X	df D X
Gunnar E. Sarsten 11436 Scarborough's Neck Road P.O. Box 459 Belle Haven, VA	df D NB M S	D		df D	df D	df D
Louis B. Campbell 40 Westminister Street Providence, RI	df D M	D		df D	df D	df D

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Allegheny Generating Company	Allegheny Pittsburgh Coal Company	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Ohio Valley Electric Corporation	Indiana-Kentucky Electric Corporation
Paul M. Barbas 10435 Downsville Pike Hagerstown, MD			D P	D P
David C. Benson 800 Cabin Hill Drive Greensburg, PA 15601	VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T VP	T VP	T VP	T VP
Gus H. Boswell 10435 Downsville Pike Hagerstown, MD			VP	VP
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	S	S	S
Donald R. Feenstra 800 Cabin Hill Driva Greensburg, PA					D
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	D VP	VP D	D VP	D VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	D VP	VP D	VP D	D VP
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD	VP C	VP C	VP GA	VP C
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	D VP	D VP	D VP	D VP
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	D CH	D Ch	D Ch	D Ch	D
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA			VP	VP
Peter J. Skrgic 800 Cabin Hill Drive Greensburg, PA	P D	D P			D	D X

ITEM 6. OFFICERS AND DIRECTORS continued PART I Continued
	Allegheny Generating Company	Allegheny Pittsburgh Coal Company	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Ohio Valley Electric Corporation	Indiana-Kentucky Electric Corporation
Paul D. Addis 1 Riverside Plaza Columbus, OH					D
John D. Brodt P. O. Box 468 Piketon, OH					s S T	S T
H. Peter Burg 76 S. Main Street Akron, OH					D
E. Linn Draper, Jr. 1 Riverside Plaza Columbus, OH					D X P	D X P
Henry W. Fayne 1 Riverside Plaza Columbus, OH					D
Arthur R. Garfield 76 S. Main Street Akron, OH					D X	D X
David L. Hart 1 Riverside Plaza Columbus, OH					VPAP	VPAP
Chris Hermann 200 W. Main Street Louisville, KY					D X
J. Gordon Hurst 20 NW Fourth Street Evansville, IN					D	D
Ronald G. Jochum 20 NW Fourth Street Evansville, IN						D
David E. Jones P. O.. Box 468 Piketon, OH					VPO s	VPO
William J. Lhota 1 Riverside Plaza Columbus, OH					D
Wayne T. Lucas 220 W. Main Street Louisville, KY					D
Armando A. Pena 1 Riverside Plaza Columbus, OH					VP	VP
Guy L. Pipitone 76 S. Main Street Akron, OH					D
Jackson H. Randolph P. O. Box 960 Cincinnati, OH					D X

ITEM 6. OFFICERS AND DIRECTORS continued PART I Continued
	Allegheny Generating Company	Allegheny Pittsburgh Coal Company	West Virginia Power and Transmission Company	West Penn West Virginia Water Power Company	Ohio Valley Electric Corporation	Indiana-Kentucky Electric Corporation
John R. Sampson 101 West Ohio Street Suite 1320 Indianapolis, IN						D
H. Ted Santo 1065 Woodman Drive Dayton, OH						D
William E. Walters 110 E. Wayne Street South Bend, IN						D

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued

	Allegheny Energy Unit No. 1 and Unit No. 2, LLC	Allegheny Energy Supply Company, LLC	West Penn Funding Corporation	West Penn Funding, LLC
David C. Benson RD 12, P.O. Box 1000 Roseytown Road Greensburg, PA 15601	VP	VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	S
Marleen L. Brooks 23258-2 Renaissance Drive Las Vegas, NV 87119			S	S
Terence A. Burke 23258-2 Renaissance Drive Las Vegas, NV 87119			D	D
Kristin W. Eppes 23258-2 Renaissance Drive Las Vegas, NV 87119			VP	VP
Donald R. Feenstra 800 Cabin Hill Drive Greensburg, PA 15601	VP	VP
Mark A. Ferrucci 23258-2 Renaissance Drive Las Vegas, NV 87119				D
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD		D
Robert W. Grier 23258-2 Renaissance Drive Las Vegas, NV 87119			VP D	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD		VP D
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD	C	C
Kim E. Lutthans 23258-2 Renaissance Drive Las Vegas, NV 87119				D
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD		VP D	P	P
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	Ch	Ch D
Bruce M. Sedlock 23258-2 Renaissance Drive Las Vegas, NV 87119			Ch D	D Ch
Thomas C. Sheppard, Jr. 23258-2 Renaissance Drive Las Vegas, NV 87119				D

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued

	Allegheny Energy Unit No.1 and Unit No. 2, LLC	Allegheny Energy Supply Company, LLC	West Penn Funding Corporation	West Penn Funding, LLC
Peter J. Skrgic 800 Cabin Hill Drive Greensburg, PA	P * D	P D
Keith L. Warchol 23258-2 Renaissance Drive Las Vegas, NV 87119			T	VP T
Anthony Wilson 23258-2 Renaissance Drive Las Vegas, NV 87119			VP	VP

*Sole member
ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Allegheny Energy Solutions, Inc.	West Penn Transferring Agent LLC	Allegheny Communications Connect	AYP Energy, Inc.
Paul M. Barbas 10435 Downsville Pike Hagerstown, MD 21740	P D		D P	P D
David C. Benson RD 12, P.O. Box 1000 Roseytown Road Greensburg, PA 15601
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	T	VP T	VP T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	S	S	S
Terence A. Burke 23258-2 Renaissance Drive Las Vegas, NV 87119
David P. Cole 100 Brush Run Road Greensburg, PA	VP
Kristin W. Eppes 23258-2 Renaissance Drive Las Vegas, NV 87119
Donald R. Feenstra 800 Cabin Hill Drive Greensburg, PA 15601
Mark A. Ferrucci 23258-2 Renaissance Drive Las Vegas, NV 87119
John W. Flinko 100 Brush Run Road Greensburg, PA			VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	VP D		VP D	VP D
Robert W. Grier 23258-2 Renaissance Drive Las Vegas, NV 87119
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	D VP		VP D	VP D
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD	C VP		C VP	VP C
Kim E. Lutthans 23258-2 Renaissance Drive Las Vegas, NV 87119
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	VP D	VP D	VP D	VP D
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	Ch D	Ch D	Ch D	Ch D
Peter J. Skrgic 800 Cabin Hill Drive Greensburg, PA		P D		D

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	PE Transferring Agent, LLC	Allegheny Communications Connect of Virginia, Inc.	Mountaineer Gas Company	Mountaineer Gas Services, Inc.
Paul M. Barbas 10435 Downsville Pike Hagerstown, MD		P D
David C. Benson RD 12, P.O. Box 1000 Roseytown Road Greensburg, PA 15601
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	T	VP T	VP T	VP T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	S	S	S
John W. Flinko 100 Brush Run Road Greensburg, PA		VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD		VP D	VP D	VP D
James R. Haney 800 Cabin Hill Driva Greensburg, PA			VP	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD		VP D	VP D	VP D
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD		VP C	VP C	VP C
Ronald A. Magnuson 800 Cabin Hill Driva Greensburg, PA			VP	VP
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	VP D	VP D	VP D	VP D
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	CH D	CH D	CH D	CH D
Karl V. Pfirrmann 800 Cabin Hill Drive Greensburg, PA			VP	VP
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA			P D	P D
Peter J. Skrgic 800 Cabin Hill Drive Greensburg, PA	P D

ITEM 6. OFFICERS AND DIRECTORS - continued PART I Continued
	Mapcom Systems, Inc.	Allegheny Energy Supply Hunlock Creek, LLC	Allegheny Communications Connect of Pennsylvania, LLC	Allegheny Energy Supply Conemaugh, LLC
Paul M. Barbas 10435 Downsville Pike Hagerstown, MD			P
David C. Benson RD 12, P.O. Box 1000 Roseytown Road Greensburg, PA 15601		VP		VP
Regis F. Binder 10435 Downsville Pike Hagerstown, MD	VP T	T	VP T	T
Marleen L. Brooks 10435 Downsville Pike Hagerstown, MD	S	S	S	S
John W. Flinko 100 Brush Run Road Greensburg, PA			VP
Richard J. Gagliardi 10435 Downsville Pike Hagerstown, MD	VP D		VP
James R. Haney 800 Cabin Hill Driva Greensburg, PA	VP
Thomas K. Henderson 10435 Downsville Pike Hagerstown, MD	VP D	VP	VP	VP
Thomas J. Kloc 10435 Downsville Pike Hagerstown, MD	VP C	C	VP C	C
Ronald A. Magnuson 800 Cabin Hill Driva Greensburg, PA	VP
Michael P. Morrell 10435 Downsville Pike Hagerstown, MD	VP D	P COO D		VP D
Alan J. Noia 10435 Downsville Pike Hagerstown, MD	CH D	CH D	CH D	CH D
Karl V. Pfirrmann 800 Cabin Hill Drive Greensburg, PA	VP
Jay S. Pifer 800 Cabin Hill Drive Greensburg, PA
Peter J. Skrgic 800 Cabin Hill Drive Greensburg, PA		P D		P D
ITEM 6. OFFICERS AND DIRECTORS continued PART II Financial connections of officers and directors as of December 31, 2000
Name of Officer or Director	Name and Location of Financial Institution	Positions Held in Financial Institution	Applicable Exemption Rule
A. M. Hill	Fifth Third Bancorp Cincinnati, OH 45201	Director	No interlocking authority required
William J. Lhota	Huntingdon Bancshares, Inc. 41 S. High Street Columbus, OH 43215	Director	Rule 70(c) & (f)
J. H. Randolph	PNC Bank Corporation Pittsburgh, PA	Director	Title 17, Reg. 250.70 (e)
R. G. Reherman	National City Bancshares, Inc. Evansville, IN 47741	Director	No interlocking authority required

ITEM 6. PART III. Disclosures for Allegheny companies are as follows:

(1)  Allegheny Energy, Inc. (AE), Allegheny Energy Service Corporation (AESC), Monongahela Power Company (Monongahela and M), The Potomac Edison Company (Potomac Edison and PE), West Penn Power Company (West Penn and WP), and Allegheny Generating Company (AGC) sections of the combined Annual Report on Form 10-K for 2000 of AE, M, PE, WP, and AGC on pages 69 through 79 and of the AE Proxy Statement on pages 18 through 22. The executive officers of AE are also executive officers of AESC and receive their compensation from AESC as shown on page 22 of this U-5-S, and together with the directors owned beneficially 184,386 shares of common stock of AE. AESC does not file a proxy statement or Form 10-K .

(2)  Allegheny Pittsburgh Coal Company, West Virginia Power and Transmission Company, West Penn West Virginia Water Power Company, Allegheny Energy Unit No. 1 and Unit No. 2, LLC, Allegheny Energy Supply Company, LLC, West Penn Funding Corporation, Allegheny Energy Solutions, Inc., West Penn Transferring Agent, LLC, Allegheny Communications Connect, Inc., AYP Energy, Inc., Mountaineer Gas Company, Mountaineer Gas Services, Universal Coil, LLC, Mapcom Systems, Inc., PE Transferring Agent, LLC, Allegheny Energy Supply Hunlock Creek, LLC, Allegheny Energy Supply Conemaugh, LLC, Allegheny Communications Connect of Virginia, Inc., and Allegheny Communications Connect of Pennsylvania, LLC do not file proxy statements or Form 10-K's. Their directors and executive officers do not receive any compensation from these companies, but receive compensation as employees of certain of the companies as reported in (1) above. West Penn Funding, LLC files a 10-K. Its officers and directors do not receive any compensation from this company, but receive compensation as employees of certain of the companies reported in (1) above.

(3)  Ohio Valley Electric Corporation and Indiana-Kentucky Electric Corporation do not file proxy statements or Form 10-K's. These companies are not wholly owned by Allegheny Energy, Inc., or its subsidiaries (see page 1 of this Form U5S) and none of their executive officers are employees of the Allegheny Energy companies. Except for two executive officers whose compensation was $244,994, directors and executive officers do not receive any compensation from these companies. The compensation and interest in system securities of directors who are employees of the Allegheny Energy companies are reported in (1) above.

ITEM 11. EXECUTIVE COMPENSATION

For AGC, this item is omitted pursuant to Instruction I of Form 10-K.

During 2000 and for 1999 and 1998, the annual compensation paid by AE, Monongahela, Potomac Edison and West Penn directly or indirectly to their Chief Executive Officer and each of the four most highly paid executive officers of the System whose cash compensation exceeded $100,000 for services in all capacities to such companies was as follows:

Name and					Long-Term	All
Principal			Annual	No. of	Performance	Other
Position	Year	Salary	Incentive	Options	Plan Payout	Compensation
(b)		($)	($) (c)	(d)	($) (d)	($) (e)
Alan J. Noia	2000	600,000	600,000	100,000	729,810	10,861
Chief Executive Officer	1999	575,000	312,500	190,000	260,183	112,350
	1998	525,000	180,500	-	286,655	184,788
Peter J. Skrgic(f)	2000	300,000	215,900	20,000	389,221	8,670
Senior Vice President	1999	290,000	196,800	80,000	158,372	6,925
Supply	1998	280,008	123,000	-	204,753	50,757
Michael P. Morrell(g)	2000	270,000	304,400	50,000	278,022	25,345
Senior Vice President &	1999	260,000	156,000	66,000	96,154	27,592
Chief Financial Officer	1998	255,000	117,000	-	114,870	28,599
Jay S. Pifer	2000	270,000	185,900	50,000	264,121	9,221
Senior Vice President	1999	255,000	146,400	66,000	96,154	7,073
Delivery	1998	250,008	66,500	-	131,042	41,542
Richard J. Gagliardi	2000	225,000	166,100	30,000	222,418	7,007
Vice President	1999	210,000	113,400	52,000	79,186	14,713
Administration	1998	200,016	60,400	-	114,662	25,345

(a)     The individuals appearing in this chart perform policy-making functions for each of the Registrants. The compensation shown is for all services in all capacities to AE and its subsidiaries. All salaries, annual incentives and long-term payouts of these executives are paid by AESC. AE, Monongahela, Potomac Edison, West Penn and AGC have no paid employees.

(b) See Executive Officers of the Registrants for all positions held.

(c)     Incentive awards (primarily Annual Incentive Plan awards) are based upon performance in the year in which the figure appears but are paid in the following year. The Annual Incentive Plan will be continued for 2001.

(d)     In 1994, the Board of Directors of the Company implemented a Performance Share Plan (the "Plan") for senior officers of the Company and its subsidiaries, which was approved by the shareholders of AE at the annual meeting in May 1994. A third Plan cycle began on January 1, 1996 and ended on December 31, 1998. The figure shown for 1998 represents the dollar value paid in 1999 to each of the named executive officers who participated in Cycle III. A fourth cycle began on January 1, 1997 and ended on December 31, 1999. The figure shown for 1999 represents the dollar value paid in 2000 to each of the named executive officers who participated in Cycle IV. In 1998, the Board of Directors of AE implemented a new Long-Term Incentive Plan, which was approved by the shareholders of AE at the AE annual meeting in May 1998. A fifth cycle (the first three-year performance period of this new Plan) began on January 1, 1998 and ended on December 31, 2000. The figure shown for 2000 represents the dollar value paid in 2001 to each of the named executive officers who participated in Cycle V. A sixth cycle began on January 1, 1999 and will end on December 31, 2001. A seventh cycle began on January 1, 2000 and will end on December 31, 2002. After completion of each cycle, AE stock may be paid if performance criteria have been met.

(e)     The figures in this column include the present value of the executives' cash value at retirement attributable to the current year's premium payment for both the Executive Life Insurance and Secured Benefit Plans (based upon the premium, future valued to retirement, using the policy internal rate of return minus the corporation's premium payment), as well as the premium paid for the basic group life insurance program plan and the contribution for the Employee Stock Ownership and Savings Plan (ESOSP) established as a non-contributory stock ownership plan for all eligible employees effective January 1, 1976, and amended in 1984 to include a savings program.

     Effective January 1, 1992, the basic group life insurance provided employees was reduced from two times salary during employment, to a new plan which provides one times salary after five years in retirement, to a new plan which provides one times salary until retirement and $25,000 thereafter. Some executive officers and other senior managers remain under the prior plan. In order to pay for this insurance for these executives, during 1992 insurance was purchased on the lives of each of them, except Mr. Morrell, who is not covered by this plan. Effective January 1, 1993, Allegheny started to provide funds to pay for the future benefits due under the supplemental retirement plan (Secured Benefit Plan). To do this, during 1993 Allegheny purchased life insurance on the lives of the covered executives. The premium costs of both policies plus a factor for the use of the money are returned to Allegheny at the earlier of (a) death of the insured or (b) the later of age 65 or 10 years from the date of the policy's inception. Under the ESOSP for 2000, all eligible employees may elect to have from 2% to 12% of their compensation contributed to the Plan as pre-tax contributions and an additional 1% to 6% as post-tax contributions. Employees direct the investment of these contributions into one or more of nine available funds. Fifty percent of the pre-tax contributions up to 6% of compensation are matched with common stock of AE. The maximum amount of any employee's compensation that may be used in these computations is $170,000. Employees' interests in the ESOSP vest immediately. Their pre-tax contributions may be withdrawn only upon meeting certain financial hardship requirements or upon termination of employment. For 2000 the figure shown includes amounts representing (a) the aggregate of life insurance premiums and dollar value of the benefit to the executive officer of the remainder of the premium paid on the Group Life Insurance program and the Executive Life Insurance and Secured Benefit Plans, and (b) ESOSP contributions, respectively, as follows: Mr. Noia $6,301 and $4,560; Mr. Skrgic $4,169 and $4,501; Mr. Morrell $20,819 and $4,524; Mr. Pifer $4,121 and $5,100; and Mr. Gagliardi $2,491 and $4,516.

(f) Mr. Skrgic resigned his positions effective February 1, 2001.
(g) Michael P. Morrell joined Allegheny on May 1, 1996. His Cycle III payout is prorated for the period May 1, 1996 - December 31, 1998.

ALLEGHENY ENERGY, INC. LONG-TERM INCENTIVE PLAN
SHARES AWARDED IN LAST FISCAL YEAR (CYCLE VII)
			Estimated Future Payout

		Performance	Threshold	Target	Maximum
Name	Number of	Period Until	Number of	Number of	Number of
	Shares	Payout	Shares	Shares	Shares
Alan J. Noia	13,349	2000 - 2002	8,009	13,349	26,698
Chief Executive Officer

Peter J. Skrgic	6,311	2000 - 2002	3,787	6,311	12,622
Senior Vice President

Michael P. Morrell	5,197	2000 - 2002	3,118	5,197	10,394
Senior Vice President

Jay S. Pifer	4,826	2000 - 2002	2,896	4,826	9,652
Senior Vice President

Richard J. Gagliardi	3,713	2000 - 2002	2,228	3,713	7,425
Vice President

     The named executives were awarded the above number of performance shares for Cycle VII. Such number of shares are only targets. As described below, no payouts will be made unless certain criteria are met. Each executive's 2000-2002 target long-term incentive opportunity was converted into performance shares equal to an equivalent number of shares of AE common stock based on the price of such stock on December 31, 1999. At the end of this three-year performance period, the performance shares attributed to the calculated award will be valued based on the price of AE common stock on December 31, 2002 and will reflect dividends that would have been paid on such stock during the performance period as if they were reinvested on the date paid. If an executive retires, dies or otherwise leaves the employment of Allegheny prior to the end of the three-year period, the executive may still receive an award based on the number of months worked during the period. The final value of an executive's account, if any, will be paid to the executive in early 2003.

     The actual payout of an executive's award may range from 0 to 200% of the target amount, before dividend reinvestment. The payout is based upon stockholder performance versus the peer group. The stockholder rating is then compared to a pre-established percentile ranking chart to determine the payout percentage of target. A ranking below 30% results in a 0% payout. The minimum payout begins at the 30% ranking, which results in a payout of 60% of target, ranging up to a payout of 200% of target if there is a 90% or higher ranking.

STOCK OPTION GRANTS IN 2000
		Percentage
	Number of	Of Total			Grant
	Securities	Options			Date
	Underlying	Granted to	Exercise	Expiration	Present
	Options	Employees	Price	Date	Value(2)
Name	Granted(1)	In 2000	($/Sh)		($)

Alan J. Noia	100,000	21.16%	42.3125	12/7/10	836,000

Peter J. Skrgic	20,000	4.24%	42.3125	12/7/10	167,200

Michael P. Morrell	50,000	10.58%	42.3125	12/7/10	418,000

Jay S. Pifer	50,000	10.58%	42.3125	12/7/10	418,000

Richard J. Gagliardi	30,000	6.35%	42.3125	12/7/10	250,800

(1)     Options become exercisable three years after date of the grant. Mr. Skrgic's options become exercisable July 1, 2001.

(2)     The Black-Scholes option pricing model was chosen to estimate the Grant Date Present Value of the options set forth in this table. Allegheny Energy's use of this model should not be construed as an endorsement of its accuracy of valuing options. All stock option valuation models, including the Black-Scholes model, require a prediction about the future movement of the stock price. The following assumptions were made for purposes of calculating the Grant Date Present Value: an option term of 10 years, volatility of 28.69% dividend yield at 5.51%, and interest rate of 6.50%. The real value of the options in this table depends upon the actual performance of Allegheny Energy's stock during the applicable period.

Retirement Plan

     Allegheny maintains a Retirement Plan covering substantially all employees. The Retirement Plan is a noncontributory, trusteed pension plan designed to meet the requirements of Section 401(a) of the Internal Revenue Code of 1986, as amended (the Code). Each covered employee is eligible for retirement at normal retirement date (age 65), with early retirement permitted. In addition, executive officers and other senior managers participate in a supplemental executive retirement plan (Secured Benefit Plan).

     Pursuant to the Secured Benefit Plan, senior executives of Allegheny companies who retire at age 60 or over with 40 or more years of service are entitled to a supplemental retirement benefit in an amount that, together with the benefits under the basic plan and from other employment, will equal 60% of the executive's highest average monthly earnings for any 36 consecutive months. Beginning February 1, 1996, the earnings include 50% of the actual award paid under the Annual Incentive Plan and beginning January 1, 1999, include 100% of the actual award paid under the Annual Incentive Plan. The supplemental benefit is reduced for less than 40 years service and for retirement age from 60 to 55. It is included in the amounts shown where applicable. To provide funds to pay such benefits, beginning January 1, 1993, Allegheny purchased insurance on the lives of the participants in the Secured Benefit Plan. If the assumptions made as to mortality experience, policy dividends, and other factors are realized, Allegheny will recover all premium payments, plus a factor for the use of the Allegheny's money. The portion of the premiums for this insurance required to be deemed "compensation" by the Securities and Exchange Commission is included in the "All Other Compensation" column on page 71 of this Form 10-K. All executive officers are participants in the Secured Benefit Plan. It also provides for use of Average Compensation in excess of Code maximums.

     The following table shows estimated maximum annual benefits payable to participants in the Secured Benefit Plan following retirement (assuming payments on a normal life annuity basis and not including any survivor benefit) to an employee in specified remuneration and years of credited service classifications. These amounts are based on an estimated Average Compensation (defined as 12 times the highest average monthly earnings including overtime and other salary payments actually earned, whether or not payment is deferred, for any 36 consecutive calendar months), retirement at age 65 and without consideration of any effect of various options which may be elected prior to retirement. The benefits listed in the Pension Plan Table are not subject to any deduction for Social Security or any other offset amounts.

	Years of Credited Service
Average	15 Years	20 Years	25 Years	30 Years	35 Years	40 Years
Compensation(a)
$200,000	$60,000	$80000	$100,000	$110,000	115,000	$120,000
300,000	90,000	120,000	150,000	165,000	172,500	180,000
400,000	120,000	160,000	200,000	220,000	230,000	240,000
500,000	150,000	200,000	250,000	275,000	287,500	300,000
600,000	180,000	240,000	300,000	330,000	345,000	360,000
700,000	210,000	280,000	350,000	385,000	402,500	420,000
800,000	240,000	320,000	400,000	440,000	460,000	480,000
900,000	270,000	360,000	450,000	495,000	517,000	540,000
1,000,000	300,000	400,000	500,000	550,000	575,000	600,000

(a)     The earnings of Messrs. Noia, Skrgic, Pifer, Morrell and Gagliardi covered by the plan correspond substantially to such amounts shown for them in the summary compensation table. As of December 31, 2000, they had accrued 31, 36, 36, 4-1/2 and 22 years of credited service, respectively, under the Retirement Plan. Pursuant to an agreement with Mr. Morrell, at the end of ten years of employment with the Company, Mr. Morrell will be credited with an additional eight years of service.

Change In Control Contracts

     AE has entered into Change in Control contracts with the named and certain other Allegheny executive officers (Agreements). Each Agreement sets forth (i) the severance benefits that will be provided to the employee in the event the employee is terminated subsequent to a Change in Control of AE (as defined in the Agreements), and (ii) the employee's obligation to continue his or her employment after the occurrence of certain circumstances that could lead to a Change in Control. The Agreements provide generally that if there is a Change in Control, unless employment is terminated by AE for Cause, Disability or Retirement or by the employee for other than Good Reason (each as defined in the Agreements), severance benefits payable to the employee will consist of a cash payment equal to 2.99 times the employee's base annual salary and target short-term incentive together with AE maintaining existing benefits for the employee and the employee's dependents for a period of three years. Each Agreement expires on December 31, 2001, but is automatically extended for one-year periods thereafter unless either AE or the employee gives notice otherwise. Notwithstanding the delivery of such notice, the Agreements will continue in effect for thirty-six months after a Change in Control.

Compensation of Directors

     Each of the directors is also a director of the following subsidiaries of AE: Monongahela, Potomac Edison, West Penn, and AESC (Allegheny companies). In 2000, directors who were not officers or employees (outside directors) received for all services to AE and Allegheny companies (a) $20,000 in retainer fees, (b) $1,000 for each committee meeting attended and $250 for each Board meeting of each company attended. The Chairperson of each committee receives an additional fee of $4,000 per year. Under an unfunded deferred compensation plan, a director may elect to defer receipt of all or part of his or her director's fees for succeeding calendar years to be payable with accumulated interest when the director ceases to be such, in equal annual installments, or, upon authorization by the Board of Directors, in a lump sum. In addition to the foregoing compensation, the outside directors of AE receive an annual retainer of $12,000 worth of Common Stock. Further, a Deferred Stock Unit Plan for Outside Directors provides for a lump sum payment (payable at the director's election in one or more installments, including interest thereon equivalent to the dividend yield) to directors calculated by reference to the price of the AE's Common Stock. Directors who serve at least five years on the Board and leave at or after age 65, or upon death or disability, or as otherwise directed by the Board, will receive such payments. In 2000, AE credited each outside director's account with 325 deferred stock units. The number will increase to 350 in 2001 and to 375 in 2002. On December 7, 2000, each outside director was granted 20,000 stock options that vest in three years.

ITEM 12. SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The table below shows the number of shares of AE common stock that are beneficially owned, directly or indirectly, by each director and named executive officer of AE, Monongahela, Potomac Edison, West Penn, and AGC and by all directors and executive officers of each such company as a group as of December 31, 2000. To the best of the knowledge of AE, there is no person who is a beneficial owner of more than 5% of the voting securities of AE.

	Named Executive	Shares of
	Officer or	APS	Percent
Name	Director of	Common Stock	Of Class

Eleanor Baum	AE,MP,PE,WP	3,806*	.048% or less
Lewis B. Campbell	AE,MP,PE,WP	0
Richard J. Gagliardi	AE, AGC	17,548	"
Thomas K. Henderson	AGC	12,081	"
Wendell F. Holland	AE,MP,PE,WP	2,229*	"
Phillip E.Lint	AE,MP,PE,WP	2,683*	"
Frank A. Metz, Jr.	AE,MP,PE,WP	4,799	"
Michael P. Morrell	AE,MP,PE,WP,AGC	15,343	"
Alan J. Noia	AE,MP,PE,WP,AGC	53,424	"
Jay S. Pifer	AE,MP,PE,WP	24,378	"
Steven H. Rice	AE,MP,PE,WP	5,089*	"
Gunnar E. Sarsten	AE,MP,PE,WP	7,806*	"
Peter J. Skrgic	AE,MP,PE,WP,AGC	30,076	"

All directors and executive officers
Of AE as a group (19 persons)	184,386	.167% or less
All directors and executive officers
Of MP as a group (19 persons)	161,434	"
All directors and executive officers
Of PE as a group (19 persons)	161,434	"
All directors and executive officers
Of WP as a group (19 persons)	161,434	"
All directors and executive officers
Of AGC as a group (7 persons)	133,596	"

ITEM 13. CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS None
MANAGEMENT REVIEW AND DIRECTOR AFFAIRS COMMITTEE REPORT

GENERAL

The compensation program for executive officers of the Company and its subsidiaries is directed by the Management Review and Director Affairs Committee (the Committee) of the Company's Board of Directors. The Committee recommends the annual compensation program for each year to the Board of Directors of the Company and of each subsidiary for its approval.

The Committee continues to believe that with the advent of competition to this industry that a large portion of compensation should be included in incentive plans. For 2001, a substantial portion of total compensation will continue to be linked to corporate and business performance.

The executive compensation program is intended to meet three objectives:

Create a strong link between executive compensation and total return to stockholders.

     Offer compensation opportunities that are competitive with the median level of opportunity in the marketplace, at expected levels of performance, but exceed median levels for performance exceeding expectations.

Ensure internal compensation equity - maintaining a reasonable relationship between compensation and the duties and responsibilities of each executive position.

In a further effort to tie the executive compensation program to the overall success of Allegheny, stock ownership guidelines were adopted in 1999 for the executive officers. The guidelines require the Chief Executive Officer (CEO) to own stock valued at 3.5 times base salary; the business unit Presidents and Senior Vice Presidents at 1.75 times base salary; and the Vice Presidents at one times base salary. They have five years from the date of their initial appointment to meet the guidelines.

EXECUTIVE COMPENSATION PROGRAM

The Company's executive compensation program has four components: base salary, short-term and longterm incentive awards, and stock options.

The Company's executive compensation is both market- and performance-based. The Committee believes that it is necessary to use both market- and performance-based compensation to meet the challenges of intensifying competitive, economic, and regulatory pressures.

To ensure that the Company's salary structure and total compensation continue to be competitive, they are compared each year through an annual compensation survey, prepared by a leading consulting firm, with those of comparable electric utilities - 40 or more for 2000. The survey companies are part of an energy services industry database.

In 2000, more than 60% of these survey companies are included in the Dow Jones U.S. Electric Utilities Index, to which the Company's performance is compared on pages 23 and 24 of this proxy statement. This comparison involves matching Company positions, including the CEO, with those in the survey companies that have comparable duties and responsibilities. For 2000, the survey again indicated that the Company's executive salary structure was below the median. This survey data became the basis for the consulting firm's recommendations as to market prices for each position and total compensation in line with the survey average for comparable positions.

Base salary:

The base salaries of all executive officers, including the CEO, are reviewed annually by the Committee, which makes recommendations to the Board of Directors. In recommending base salary levels, the Committee gives most weight to the performance of each executive. The Committee receives a report from the CEO including (a) a performance assessment of each executive (other than himself) based on that executive's position-specific responsibilities and a performance evaluation by his or her supervisor and (b) a specific salary recommendation for each. In determining its recommendations to the Board, the Committee also takes into consideration operating performance, including such factors as safety, efficiency, competitive position, customer satisfaction, and financial results including total return, earnings per share, quality of earnings, dividends paid, and dividend payout ratio.

Short-term Incentive Awards:

The Allegheny Energy Annual Incentive Plan (the Annual Incentive Plan) is designed to supplement base salaries and provide cash incentive compensation opportunities to attract, retain, and motivate a senior group of managers, including executive officers, selected by the Committee. The Annual Incentive Plan provides for establishment of individual incentive awards based on corporate performance. Corporate performance measures are based on net income available to common shareholders, achieved shareholder return, overall corporate financial results (changes in earnings per share, dividends paid per share, and dividend payout ratios), and Company performance, including competitive position. In addition, individual and departmental performance goals are set on a position specific basis for participants.

Operating, management, or financial areas to be emphasized, as well as performance targets, are determined each year by the Committee with the recommendations of the CEO. The target awards under the 2000 Incentive Plan were determined by the Committee, and participants could earn from zero to 1 1/2 times the target award. For the 2000 Incentive Plan, the targets were $400,000 for Mr. Noia and from $100,000 to $170,000 for the other named officers. Targets for other participants were from $100,000 and lower, which are approximately 50% or less of 2000 base salary. Annual Incentive Plan awards earned are paid in the year after the year for which they are earned. Awards earned for performance in 1998, 1999, and 2000 are included in the Annual Compensation Table for those years under the column "Incentive Awards" for the individuals named therein.

Long-term Incentive Awards: Performance Shares and Stock Options

The Allegheny Energy, Inc. Long-term Incentive Plan (the Incentive Plan) replaced the Allegheny Power System Performance Share Plan (the Performance Share Plan) in 1998. Both plans were designed as an aid in attracting and retaining individuals of outstanding ability. Awards earned under both plans are based on performance over 3-year "cycles." Eleven executive officers of the Company and its subsidiaries were selected by the Committee to participate in Cycle V (1998-2000), 14 in Cycle VI (1999-2001), and 15 in Cycle VII (2000-2002). All of these cycles provide for the establishment of corporate incentive awards based on meeting specific stockholder rankings (total stockholder return ranking in the Dow Jones U.S. Electric Utilities Index).

The Cycle V target awards under the Performance Share Plan range from $80,000 for the named officers to $262,500 for Mr. Noia, which equate to 2,401 to 8,077 shares of stock as of January 1, 1998, the start of the performance cycle. The actual award calculated under the Plan equaled 160% of the target amount. The dollar value of such shares calculated as of December 31, 2000, including reinvested dividends, is included in the compensation table on page 18.

The Cycle VI target awards under the Incentive Plan range from $45,000 for the named officers to $156,250 for Mr. Noia, which equate to 1,488 to 5,165 shares of stock as of January 1, 1999, the start of the performance cycle. The Cycle VII target awards under the Incentive Plan range from $100,000 for the named officers to $400,000 for Mr. Noia, which equate to 3,713 to 14,849 shares of stock as of January 1, 2000, the start of the performance cycle. The target opportunity and the corresponding number of equivalent performance shares allocated to each named executive officer for Cycle VII are listed in the Long-term Incentive Plan Table on page 20.

The actual payouts will be determined in 2002 for Cycle VI and in 2003 for Cycle VII, after completion of each cycle and determination of the actual stockholder rankings. The actual awards are paid in Company stock and can range from 0 to 200% of the targeted shares noted above.

During 1999 and 2000, as approved by stockholders during 1998, the executive officers were granted stock options, based upon surveys of competitive grant levels for similar positions. Like performance shares, the magnitude of such awards is determined by the Committee. Stock options are granted with an exercise price equal to or greater than the fair market value of Allegheny common stock on the day of grant; become exercisable after the expiration of a period of time, typically three years; and generally continue to be exercisable until ten years from the date granted. Such stock options provide incentive for the creation of shareholder value over the long term since the full benefit of the compensation package cannot be realized unless an appreciation in the price of Allegheny common stock occurs over a specified number of years.

For Mr. Noia, the Committee developed salary and Annual Incentive Plan award recommendations for the Board's consideration. The base salary recommendation was based upon the Committee's evaluation of his performance as CEO and of his responsibilities in the context of the Company's overall financial and operating performance, including the factors described in the next sentence. The Annual Incentive Plan recommendation was based primarily on 2000 corporate financial results, including total shareholder return, changes in earnings per share, dividends paid per share, and dividend payout ratios; the overall quality of service rendered to customers; and overall Allegheny Energy performance, including competitive position. Mr. Noia's 2000 total compensation reflected the Committee's evaluation of his performance as CEO and the described overall results.

Section 162(m) of the Internal Revenue Code generally limits to $1 million the corporate deduction for compensation paid to executive officers named in the proxy statement, unless certain requirements are met. This Committee has carefully considered the effect of this tax code provision on the current executive compensation program. At this time, Allegheny's deduction for officer compensation is not limited by the provisions of Section 162 (m). The Committee intends to take such actions with respect to the executive compensation program, if necessary, to preserve the corporate tax deduction for executive compensation paid.

No current member of the Management Review and Director Affairs Committee is or ever was an employee of the Company or any of its subsidiaries.

FRANK A. METZ, JR., Chairman
ELEANOR BAUM
LEWIS B. CAMPBELL
STEVEN H. RICE
GUNNAR E. SARSTEN

ITEM 7. CONTRIBUTIONS AND PUBLIC RELATIONS

     (a)     Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any political party, candidate for public office or holder of such office, or any committee or agent therefor (or any officer or employee acting as such).

     None.

     (b)     Expenditures, disbursements, or payments during the year, in money, goods or services, directly or indirectly to or for the account of any citizens' group, taxpayers' group, or public relations counsel (or any officer or employee acting as such).

     None.

ITEM 8. SERVICE, SALES AND CONSTRUCTION CONTRACTS
Calendar Year 2000
Part I.	Between System Companies				In effect
				Date of	on Dec. 31
Transaction	Serving Company	Receiving Company	Compensation	Contract	(Yes or No)

Operating, maintenance,	Monongahela Power Company	The Potomac Edison Company	$30,893	5/29/73	Yes
accounting, supervisory,				effective
and other administrative				05/31/74
or other services
West Penn Power Company has an Operational Service Contract with The Potomac Edison Company (effective 12/23/77) for which the compensation was $109,213 in 2000.
West Penn Power Company tests meters for The Potomac Edison Company. The compensation for this service was $53,324 in 2000.
Part II.	Between System Companies and others				In effect
				Date of	on Dec. 31
Transaction	Serving Company	Receiving Company	Compensation	Contract	(Yes or No)
Engineering, drafting and	American Electric Power	Ohio Valley Electric	$989,067	12/27/56	Yes
other technical and	Service Corporation	Corporation
administrative services
Engineering, drafting and	American Electric Power	Indiana-Kentucky	$767,966	12/27/56	Yes
other technical and	Service Corporation	Electric Corporation
administrative services
Maintenance Services	Appalachian Power	Ohio Valley Electric	$657,765	01/01/79	Yes
	Company	Corporation
Maintenance Services	Appalachian Power	Indiana-Kentucky	$345,806	01/01/79	Yes
	Company	Electric Corporation
Part III
None.

ITEM 9. Exempt Wholesale Generators & Foreign Utility Companies A. EXEMPT WHOLESALE GENERATORS Part I.

          (1)  Allegheny Energy Supply Hunlock Creek, LLC

               (a)  Allegheny Energy Supply Hunlock Creek, LLC
                    4350 Northern Pike
                    Monroeville, PA 15146-2841

                    During the fourth quarter of 2000, Allegheny Energy, Inc. acquired from UGI Development, a subsidiary of UGI Corporation, a 50% share of its 48 megawatt coal fired generation located near Wilkes-Barre in eastern Pennsylvania.

               (b)  Allegheny Energy, Inc. has invested $18,127,537 in Allegheny Energy Supply Hunlock Creek, LLC as of December 31, 2000.

                    Allegheny Energy, Inc.'s Equity in Undistributed Earnings of Allegheny Energy Supply Hunlock Creek, LLC totaled ($0) as of December 31, 2000.

                    None.

                    No assets have been transferred from other system companies to Allegheny Energy Supply Hunlock Creek, LLC.

               (c)  Not applicable.

               (d)  (1)  A Service agreement was created, dated as of July 27, 2000, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company" or "AESC") and Allegheny Energy Supply Hunlock Creek, LLC, a limited liability company formed under the laws of the State of Delaware (the "Company").

                    The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the "System"), its utility subsidiary companies and its non-utility subsidiary companies (the "Subsidiaries"); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

               (d)  (2)  This Agreement was created on the 13th day of November 2000, by and among Allegheny Energy Supply Company, LLC ("Buyer"), Allegheny Energy Supply Hunlock Creek, LLC ("Allegheny Energy LLC") in consideration of the mutual covenants and agreements herein, Buyer and Allegheny (the "Party(ies)") hereby agree as follows:

                    1.1  Allegheny Energy LLC agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer, and Buyer agrees to pay for such sale in accordance with the Allegheny Market Rate Tariff on file with the Federal Energy
                         Regulatory Commission ("FERC").

          (2)   Allegheny Energy Supply Conemaugh, LLC

               (a)  Allegheny Energy Supply Conemaugh, LLC
                    4350 Northern Pike
                    Monroeville, PA 15146-2841

                    In January of 2001, Allegheny Energy, Inc. purchased from Potomac Electric Power Company a 4.86% share (83 megawatt) of the 1,711 megawatt Conemaugh generation facility located near Johnstown, Pennsylvania.

               (b)  Allegheny Energy, Inc. has invested $0 in Allegheny Energy Supply Conemaugh, LLC as of December 31, 2000. Allegheny Energy, Inc.'s Equity in Undistributed Earnings of Allegheny Energy Supply Conemaugh, LLC totaled ($0) as of December 31, 2000.

                    None.

                    No assets have been transferred from other system companies to Allegheny Energy Supply Conemaugh, LLC.

               (c)  Not applicable.

               (d)  (1)  A Service agreement was created, dated as of December 22, 2000, between Allegheny Energy Service Corporation, a corporation formed under the laws of the State of Maryland, (the "Service Company" or "AESC") and Allegheny Energy Supply Conemaugh, LLC, a limited liability company formed under the laws of the State of Delaware (the "Company").

                    The Service Company was created to perform certain management duties on behalf of Allegheny Energy, Inc. (the "System"), its utility subsidiary companies and its non-utility subsidiary companies (the "Subsidiaries"); and to provide a central organization to furnish to the System, the Subsidiaries and the Company certain advisory, supervisory and other services in accordance with current practices and procedures.

               (d)  (2)  This Agreement was created on the 8th day of January 2001, by and among Allegheny Energy Supply Company, LLC ("Buyer") and Allegheny Energy Supply Conemaugh, LLC ("Allegheny") in consideration of the mutual covenants and agreements herein, Buyer and Allegheny (the "Party(ies)") hereby agree as follows:

                    1.1  Allegheny agrees, during the term of this Agreement, to sell electric energy and/or capacity to the Buyer and Buyer agrees to pay for such sale in accordance with the Allegheny Market Rate Tariff on file with the Federal Energy Regulatory
                         Commission ("FERC").

     Part II.   See Exhibit G

Part III.	($ 000's)
The registered holding company's (Allegheny Energy, Inc.) investment in exempt wholesale generators as of 12/31/00 is as follows:
Allegheny Energy Supply Conemaugh Allegheny Energy Supply Hunlock Creek, LLC Total Investment:	$ 0 $18,127 $18,127
The total capital invested by Allegheny Energy, Inc. in its domestic public utility subsidiary Companies as of 12/31/00 is as follows:
Monongahela Power Company (MP). The Potomac Edison Company (PE) West Penn Power Company (WPP). Total Investment in domestic public utility subsidiary companies.	$ 707,899 414,218 435,733 $1,557,850
Ratio of investment in wholesale generators to total invested by Allegheny Energy, Inc., in domestic public utility subsidiary companies:
Allegheny Energy Supply Conemaugh, LLC Allegheny Energy Supply Hunlock Creek, LLC Total Percentage	0.00% 1.16% 1.16%

                    B.  FOREIGN UTILITY COMPANIES

     Part I.

                    (1)  LATIN AMERICA ENERGY AND ELECTRICITY FUND I, L.P.

                    (a)  Latin America Energy and Electricity Fund I, L.P.
                    P.O.Box 309
                    Ugland House
                    George Town, Grand Cayman
                    Cayman Island, British West Indies

                    Latin America Energy and Electricity Fund I, L.P. (LAEEP) is a limited partnership which invests in entities involved in new or existing electric power projects in Latin America and the Caribbean.

                    Allegheny Ventures, Inc., the nonutility subsidiary of AYE, Inc. owns a 8.5% interest in LAEEP.

                    (b)  Allegheny Ventures, Inc., has invested $4,528,403 in LAEEP as of December 31, 2000. Allegheny Ventures's Equity in Undistributed Earnings of LAEEP totaled ($393,950) as of December 31,2000.

                    None.

                    No assets have been transferred from other system companies to LAEEP.

                    (c)  Not applicable.

                    (d)  None.

                    (2)  FONDELEC GENERAL PARTNER, LP

                    (a)  FondElec General Partner, LP
                         P.O.Box 309
                         Ugland House
                         George Town, Grand Cayman
                         Cayman Island, British West Indies

                    Fondelec General Partner, LP is a limited partnership organized for the purpose of acting as the general partner of the Latin America Energy and Electricity Fund I, LP.

                    Allegheny Ventures, Inc., the nonutility subsidiary of AE, Inc., owns a 4.145% interest in Fondelec.

                    (b)  Allegheny Ventures, Inc., has invested $22,667 in Fondelec as of December 31, 2000. Allegheny Ventures' Equity in Undistributed Earnings of Fondelec totaled ($1,824) as of December 31, 2000.

                    (c)  Not applicable.

                    (d)  None.

          Part II.

                    Latin America Energy and Electricity Fund I, L.P. is an investment on the books of Allegheny Ventures, Inc.

                    Fondelec is an investment on the books of Allegheny Ventures, Inc.

Part III	($ 000's)
The registered holding company's (Allegheny Energy, Inc.) investment in foreign utility companies as of 12/31/00 is as follows:
Latin America Energy and Electricity Fund I L.P. Fondelec General Partner, LP Total Investment	$4,134 $ 21 $4,155
The total capital invested by Allegheny Energy, Inc. in its domestic public utility subsidiary companies is as follows:
Monongahela Power Company (MP). The Potomac Edison Company (PE) West Penn Power Company (WPP). Total Investment in domestic public utility subsidiary companies.	$ 707,899 414,218 435,733 $1,557,850
Ratio of investment in foreign utility companies to total invested by Allegheny Energy, Inc., in domestic public utility subsidiary companies:
Latin America Energy and Electricity Fund I L.P. Fondelec General Partner, LP Total Percentage	0.27% 0.00% 0.27%

ITEM 10 - EXHIBIT B CONSTITUENT INSTRUMENTS DEFINING THE RIGHTS OF HOLDERS OF EQUITY SECURITIES OF SYSTEM COMPANIES
	ALLEGHENY ENERGY, INC.:	INCORPORATED BY REFERENCE
3.1	Charter of the Company, as amended, September 16, 1997	Form 10-K of the Company (1-267), December 31, 1997, exh. 3.1
3.1a	Articles Supplementary dated July 15, 1999 and filed July 20, 1999	Form 8-K of the Company (1-267), July 20, 1999, exh. 3.1
3.2	By-laws of the Company, as amended February 3, 2000	Form 10-K of the Company (1-267), December 31, 1999, exh. 3.2
ALLEGHENY ENERGY SERVICE CORPORATION
	Charter, effective November 22, 1963	Form U5S, 1964, exh. B-2
	By-laws, as amended November 1, 1996	Form U5S, 1983, exh. B-1Form U5S, 1990, exh. B-2
MONONGAHELA POWER COMPANY
3.1	Charter of the Company, as amended	Form 10-Q of the Company (1-5164), September 1995, exh. (a)(3)(i)
3.2	Code of Regulations, as amended	Form 10-Q of the Company (1-5164), September 1995, exh. (a)(3)(ii)
THE POTOMAC EDISON COMPANY
3.1	Charter of the Company, as amended	Form 8-K of the Company (1-3376-2), April 26, 200 exh. (a)(3)(i)
3.2	By-laws of the Company	Form 10-Q of the Company (1-3376-2), September 1995, exh. (a)(3)(ii)
WEST PENN POWER COMPANY:
3.1	Charter of the Company, as amended, July 16, 1999	Form 10-Q of the Company (1-255-2), June 30, 1999, exh. (a)(3)(i)
3.2	By-laws of the Company, as amended	Form 10-Q of the Company (1-255-2), September 1995, exh. (a)(3)(ii)
ALLEGHENY PITTSBURGH COAL COMPANY
	Charter, effective October 1, 1918	Form U5B, File 30-75, exh. B-2
Amendment to Charter, effective
	October 5, 1918	Form U5B, File 30-75, exh. B-2
	January 21 1956	Form U5S, 1964, exh. B-7
	By-laws, as amended	Form U5S, 1996, exh. B-1

ALLEGHENY GENERATING COMPANY
3.1(a)	Charter of the Company, as amended	Designated exhibit to requisition statement, Form 10, (0-14688)
3.1(b)	Certificate of Amendment to Charter, effective July 14, 1989	Form 10-Q (0-14688), June 1989, exh. (a)
3.2	By-laws of the Company, as amended, effective December 23 1996	Form 10-K of the Company (0-14688), December 31, 1996
WEST VIRGINIA POWER & TRANSMISSION COMPANY:
	Charter, effective April 3, 1912 and Amendments to March 22, 1934	Form U5B, File 30-75, ex. B-38
Amendments to Charter effective
	January 28, 1956	Form U5S, 1964, exh. B-10
	February 7, 1961	Form U5S, 1964, exh. B-11
	By-laws, as amended	Form U5S, 1996, exh. B-2
WEST PENN WEST VIRGINIA WATER POWER COMPANY
	Charter, effective January 25, 1924	Form U5B, File 30-75, exh. B-39
Amendment to Charter, effective
	January 21, 1956	Form U5S, 1964, exh. B-12
	By-laws, as amended	Form U5S, 1996, exh. B-3
ALLEGHENY ENERGY UNIT No. 1 AND UNIT No. 2, LLC
	Certificate of Formation dated May 12, 1999	Form U5S, 1999, exh. 3.1
	Limited Liability Agreement dated May 12, 1999	Form U5S, 1999, exh. 3.2
ALLEGHENY ENERGY SUPPLY COMPANY, LLC
	Certificate of Formation dated November 12, 1999	Form U5S, 1999, exh. 3.1
	Third Amended and Restated Limited Liability Company Agreement dated November 18, 1999	Form U5S, 1999, exh. 3.2
WEST PENN FUNDING CORPORATION
	Certificate of Incorporation dated October 20, 1999	Form U5S, 1999, exh. 3.1
	By-laws	Form U5S, 1999, exh. 3.2
WEST PENN FUNDING LLC
	Certificate of Formation dated May 26, 1999	Form U5S, 1999, exh. 3.1
	Amended and Restated Limited Liability Company Agreement dated November 3, 1999	Form U5S, 1999, exh. 3.2
ALLEGHENY ENERGY SOLUTIONS, INC.
	Certificate of Incorporation dated July 22, 1997	Form U5S, 1999, exh. 3.1
	By-laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2

WEST PENN TRANSFERRING AGENT LLC
	Certificate of Organization dated November 12, 1999	Form U5S, 1999, exh. 3.1
	First Amended and Restated Limited Liability Company Agreement dated November 17, 1999	Form U5S, 1999, exh. 3.2
ALLEGHENY COMMUNICATIONS CONNECT, INC.
	Certificate of Incorporation dated April 11, 1996	Form U5S, 1999, exh. 3.1
	By-laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2
AYP ENERGY, INC.
	Amendment to Certification of Incorporation, May 14, 1996; Certification of Incorporation dated January 3, 1996	Form U5S, 1999, exh. 3.1
	By-laws, as amended to August 5, 1997	Form U5S, 1999, exh. 3.2
MOUNTAINEER GAS COMPANY
3.1	Agreement of Incorporation dated 4/18/57
3.1(a)	Certificate of Amendment of Certificate of Incorporation dated 8/10/70
3.1(b)	Certificate of Amendment of Certificate of Incorporation dated 3/17/71
3.1(c)	Articles of Amendment to Articles of Incorporation dated 6/21/84
3.2	By-laws
MOUNTAINEER GAS SERVICES, INC.
3.1	Articles of Incorporation dated 11/19/92
3.2	Amended and Restated By-laws dated 12/9/93
MAPCOM SYSTEMS, INC.
3.1	Articles of Incorporation dated 11/14/91
3.1(a)	Commonwealth of Virginia approval of merger dated 1/2/92
3.1(b)	Consent of Sole Shareholder dated 11/15/91
3.2	By-laws dated 11/15/91
ALLEGHENY VENTURES, INC.
3.1	Certificate of Formation dated 8/18/94
3.1(a)	Certificate of Amendment dated 9/24/99
3.2	By-laws as amended to 8/5/97
ALLEGHENY COMMUNICATIONS CONNECT OF VIRGINIA, INC.
3.1	Articles of Incorporation dated 3/3/2000
3.2	By-laws

ALLEGHENY COMMUNICATIONS CONNECT OF PENNSYLVANIA, LLC
3.1	Certificate of Organization filed 11/8/2000
3.2	Operating Agreement dated 12/31/2000
ALLEGHENY ENERGY SUPPLY HUNLOCK CREEK, LLC
3.1	Certificate of Formation dated 7/27/2000
3.2	Limited Liability Company Agreement dated 7/27/2000
ALLEGHENY ENERGY SUPPLY CONEMAUGH, LLC
3.1	Certificate of Formation dated 12/22/2000
3.2	Limited Liability Company Agreement dated 12/22/2000

ITEM 10 - EXHIBIT C
	Monongahela Power Company Documents	Incorporation by Reference
4	Indenture, dated as of August 1, 1945, and certain Supplemental Indentures of the Company defining rights of security holders.*

S 2-5819, exh. 7(f)
S 2-8881, exh. 7(b)
S 2-10548, exh. 4(b)
S 2-14763, exh. 2(b)(i);
Forms 8-K of the Company (1-268-2) dated November 21, 1991, July 15, 1992, September 1, 1992, April 29, 1993, May 23, 1995, and November 14, 1997

*  There are omitted the Supplemental Indentures which do no more than subject property to the lien of the above Indentures since they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the Commission on its request with copies of such Supplemental Indentures.

	The Potomac Edison Company Documents	Incorporation by Reference
4	Indenture, dated as of October 1, 1944, and certain Supplemental Indentures of the Company defining rights of security holders*

S 2-5473, exh. 7(b);
Form S-3, 33-51305, exh. 4(d)
Forms 8-K of the Company (1-3376-2) dated December 15, 1992, February 17, 1993, March 30, 1993, June 22, 1994, May 12, 1995, May 17, 1995 and November 14, 1997

  *There are omitted the Supplemental Indentures which do no more than subject property to the lien of the above Indentures since they are not considered constituent instruments defining the rights of the holders of the securities. The Company agrees to furnish the Commission on its request with copies of such Supplemental Indentures.

	West Penn Power Company Documents	Incorporation by Reference
None
	Allegheny Generating Company Documents	Incorporation by Reference
4	Indentures, dated as of December 1, 1986, and Supplemental Indenture, dated as of December 145, 1988, of the Company defining rights of security holders	Incorporated by reference to the designated exhibits to Form 10-K for the year ended December 31, 1999.

ITEM 10.          FINANCIAL STATEMENTS AND EXHIBITS
          Financial statements are filed in Appendix 1 as listed on the index on pages 43 and 44.

EXHIBITS

          EXHIBIT A.     Financial Statements incorporated herein by reference are as follows:

The financial statements of Allegheny Energy, Inc. and its subsidiaries, and of Monongahela Power Company, The Potomac Edison Company, West Penn Power Company and its subsidiaries, and Allegheny Generating Company, listed under ITEM 8 of their combined Annual Report on Form 10-K for the year ended December 31, 2000, together with the reports of PricewaterhouseCoopers LLP with respect thereto, all dated February 12, 2001, are incorporated in this Annual Report by reference to such Annual Reports on Form 10-K.

*******************************************
CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in this Annual Report to the Securities and Exchange Commission on Form U-5-S of Allegheny Energy, Inc. for the year ended December 31, 2000, filed pursuant to the Public Utility Holding Company Act of 1935, of our report dated February 1, 2001 relating to the consolidated financial statements of Allegheny Energy, Inc. which are included in their Annual Report on Form 10-K for the year ended December 31, 2000 and our reports dated February 12, 2001 relating to the financial statements of Monongahela Power Company, The Potomac Edison Company, West Penn Power Company and Allegheny Generating Company which are included in their Annual Reports on Form 10-K for the year ended December 31, 2000.

PricewaterhouseCoopers LLP
Pittsburgh, Pennsylvania April 30, 2001
EXHIBIT B. Constituent instruments defining the rights of holders of equity securities of system companies are filed herewith or are incorporated herein by reference as listed on pages 36 - 39.
EXHIBIT C. Constituent instruments defining the rights of holders of debt securities of System companies are incorporated herein by reference as listed on page 40.
EXHIBIT D. Tax Allocation Agreement.
EXHIBIT E. None
EXHIBIT F. None
EXHIBIT G. Organizational Chart
EXHIBIT H. Most recently available audited balance sheet, income statement and cash flows statement of Allegheny Energy Supply Hunlock Creek, LLC
SIGNATURE

          The undersigned system company has duly caused this annual report to be signed on its behalf by the undersigned thereunto duly authorized pursuant to the requirements of the Public Utility Holding Company Act of 1935.

ALLEGHENY ENERGY, INC. By /s/ Thomas K. Henderson Thomas K. Henderson Counsel for Allegheny Energy, Inc.
Dated: April 30, 2001

Appendix 1 Consolidating and other Financial Statements (See index on pages 43 and 44)

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES Index to Appendix 1--Consolidating and Other Financial Statements Page 1 of 2 Consolidating Statements
	Allegheny Energy, Inc. and Subsidiary Companies	Monongahela Power Company and Subsidiary Companies	Mountaineer Gas Company and Subsidiary Companies	The Potomac Edison Company and Subsidiary Company	West Penn Power Company and Subsidiary Companies	West Penn Funding Corporation and Subsidiary Companies
Balance Sheets
December 31, 2000	A - 1, 2	B - 1, 2	C - 1, 2	D - 1, 2	E - 1, 2	F - 1, 2

Statements of Income
Year ended
December 31, 2000	A - 3	B - 3	C - 3	D - 3	E - 3	F - 3

Statements of
Retained Earnings and
Other Paid-in-Capital
Year ended
December 31, 2000	A - 4	B - 4	C - 4	D - 4	E - 4	F - 4

Statements of
Members Equity
Year ended
December 31, 2000	A - 4 Continued	-	-	D - 4 Continued	E - 4 Continued	F - 4 Continued

Statements of Cash Flows
Year ended
December 31, 2000	A - 5	B - 5	C - 5	D - 5	E - 5	F - 5
Long-term Debt
December 31, 2000	A - 6,7,8,9

ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES Index to Appendix 1--Consolidating and Other Financial Statements Page 2 of 2
	Consolidating Statements		Other Statements
	Allegheny Energy Supply Company, LLC and Subsidiary Company	Allegheny Ventures, Inc. and Subsidiary Companies	Indiana-Kentucky Electric Corporation	Ohio Valley Electric Corporation
Balance Sheets
December 31, 2000	G - 1, 2	H - 1, 2	I - 1	I - 4

Statements of Income
Year ended
December 31, 2000	G - 3	H - 3	I - 2	I - 5

Statements of
Retained Earnings and
Other Paid-in-Capital
Year ended
December 31, 2000	G - 4	H - 4	-	-

Statements of
Members Equity
Year ended
December 31, 2000	G - 4 Continued	-	-	-

Statements of Cash Flows
Year ended
December 31, 2000	G - 5	H - 5	I - 3	I - 6

A - 1
ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela	Subtotal
	Energy,	Hunlock	Service	Power Co.	(Carried to
ASSETS	Inc.	Creek, LLC	Corporation	Consolidated	Pg A - 1a)
				(from pg B - 1)
Property, plant and equipment:
At original cost	0	1,135	9,287	2,545,764	2,556,186
Accumulated depreciation	0	0	(181)	(1,152,953)	(1,153,134)

Investments and other assets:
Securities of subsidiaries consolidated:
Common stock, at equity	2,427,484	0	0	0	2,427,484
Excess of cost over net assets acquired	15,076	0	0	200,183	215,259
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	0	0	0	(3,366)	(3,366)
Advances	0	0	0	3,495	3,495
Investment in Allegheny Generating Company:
Common stock, at equity	0	0	0	38,980	38,980
Unregulated investments	0	19,727	0	0	19,727
Benefit plans' investments	100,594	0	0	0	100,594
Other	(72)	0	700	71	699

Current Assets:
Cash and temporary cash investments	152	0	380	3,658	4,190
Accounts receivable:
Electric	0	0	0	84,261	84,261
Gas	0	0	0	47,250	47,250
Allowance for uncollectible accounts	0	0	0	(6,347)	(6,347)
Affiliates	0	0	78,508	0	78,508
Other	0	0	1,513	5,385	6,898
Notes receivable due 1 yr.	3,364	0	0	22,004	25,368
Materials and supplies - at average cost:
Operating and construction	1	0	0	21,617	21,618
Fuel	0	0	0	10,710	10,710
Deferred income taxes	0	0	0	1,938	1,938
Prepaid taxes	0	0	3,213	27,830	31,043
Prepaid Gas	0	0	0	39,342	39,342
Regulatory assets	0	0	0	0	0
Commodity Contracts	0	0	0	0	0
Other	191	0	0	4,635	4,826

Deferred charges:
Regulatory assets	0	0	0	90,004	90,004
Unamortized loss on reacquired debt	0	0	0	10,983	10,983
Other	1,989	0	44,475	10,224	56,688

Total assets	2,548,779	20,862	137,895	2,005,668	4,713,204

	A - 1a
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy	Subtotal
	Prior Page	Company	Company	Supply	(Carried to
ASSETS	Subtotal	Consolidated	Consolidated	Consolidated	Pg A - 1b)
	(from pg A - 1)		(from pg E - 1a)
		(from pg D - 1)		(from pg G - 1)
Property, plant and equipment:
At original cost	2,556,186	1,410,381	1,654,283	3,807,691	9,428,541
Accumulated depreciation	(1,153,134)	(514,167)	(543,000)	(1,754,823)	(3,965,124)

Investments and other assets:
Securities of subsidiaries consolidated:
Common stock, at equity	2,427,484	0	0	0	2,427,484
Excess of cost over net assets acquired	215,259	0	0	0	215,259
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(3,366)	(3,366)	(6,732)	0	(13,464)
Advances	3,495	3,617	7,062	0	14,174
Investment in Allegheny Generating Company:
Common stock, at equity	38,980	0	0	0	38,980
Unregulated investments	19,727	0	0	250	19,977
Benefit plans' investments	100,594	0	0	0	100,594
Other	699	104	113	0	916

Current Assets:
Cash and temporary cash investments	4,190	4,685	6,116	420	15,411
Accounts receivable:
Electric	84,261	98,225	158,758	190,409	531,653
Gas	47,250	0	0	0	47,250
Allowance for uncollectible accounts	(6,347)	(4,189)	(18,004)	(5,776)	(34,316)
Affiliates	78,508	0	0	0	78,508
Other	6,898	1,893	5,851	414	15,056
Notes receivable due 1 yr.	25,368	0	41,000	0	66,368
Materials and supplies - at average cost:
Operating and construction	21,618	12,132	17,663	47,051	98,464
Fuel	10,710	0	0	33,044	43,754
Deferred income taxes	1,938	5,193	0	11,907	19,038
Prepaid taxes	31,043	16,035	6,826	20,036	73,940
Prepaid Gas	39,342	0	0	0	39,342
Regulatory assets	0	0	22,049	0	22,049
Commodity Contracts	0	0	0	234,537	234,537
Other	4,826	805	1,196	3,856	10,683

Deferred charges:
Regulatory assets	90,004	53,712	428,953	7,132	579,801
Unamortized loss on reacquired debt	10,983	10,925	3,169	6,568	31,645
Other	56,688	2,978	7,244	4,856	71,766

Total assets	4,713,204	1,098,963	1,792,547	2,607,572	10,212,286

	A - 1b
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
		Allegheny
		Pittsburgh	Allegheny	Allegheny	Subtotal
	Prior Page	Coal	Generating	Ventures	(Carried to
ASSETS	Subtotal	Company	Company	Consolidated	Pg A - 1c)
	(from pg A - 1a)			(from pg H - 1a)
Property, plant and equipment:
At original cost	9,428,541	4,040	829,872	25,341	10,287,794
Accumulated depreciation	(3,965,124)	(16)	(244,138)	(1,040)	(4,210,318)

Investments and other assets:
Securities of subsidiaries consolidated:
Common stock, at equity	2,427,484	0	0	0	2,427,484
Excess of cost over net assets acquired	215,259	0	0	1,152	216,411
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(13,464)	0	0	0	(13,464)
Advances	14,174	0	0	0	14,174
Investment in Allegheny Generating Company:
Common stock, at equity	38,980	0	0	0	38,980
Unregulated investments	19,977	0	0	24,267	44,244
Benefit plans' investments	100,594	0	0	0	100,594
Other	916	0	0	0	916

Current Assets:
Cash and temporary cash investments	15,411	188	50	2,422	18,071
Accounts receivable:
Electric	531,653	0	0	7,194	538,847
Gas	47,250	0	0	0	47,250
Allowance for uncollectible accounts	(34,316)	0	0	(2,094)	(36,410)
Affiliates	78,508	0	0	0	78,508
Other	15,056	0	0	3,310	18,366
Notes receivable due 1 yr.	66,368	0	0	0	66,368
Materials and supplies - at average cost:
Operating and construction	98,464	0	2,154	200	100,818
Fuel	43,754	0	0	0	43,754
Deferred income taxes	19,038	0	0	0	19,038
Prepaid taxes	73,940	0	0	1,983	75,923
Prepaid Gas	39,342	0	0	0	39,342
Regulatory assets	22,049	0	0	0	22,049
Commodity Contracts	234,537	0	0	0	234,537
Other	10,683	0	253	231	11,167

Deferred charges:
Regulatory assets	579,801	0	7,132	0	586,933
Unamortized loss on reacquired debt	31,645	0	6,568	0	38,213
Other	71,766	0	154	805	72,725

Total assets	10,212,286	4,212	602,045	63,771	10,882,314

	A - 1c
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy				AYE Inc.
	Prior Page	Unit 1 and	Combined	Eliminations,		Consolidated
ASSETS	Subtotal	Unit 2, LLC	Totals	etc.		Totals
	(from pg A - 1b)
Property, plant and equipment:
At original cost	10,287,794	49,047	10,336,841	(829,872)	(26)	9,506,969
Accumulated depreciation	(4,210,318)	(1,451)	(4,211,769)	244,138	(26)	(3,967,631)

Investments and other assets:
Securities of subsidiaries consolidated:
Common stock, at equity	2,427,484	0	2,427,484	(2,427,484)	(1)	0
Excess of cost over net assets acquired	216,411	0	216,411	0		216,411
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(13,464)	0	(13,464)	13,464	(1)	0
Advances	14,174	0	14,174	(14,174)	(2)	0
Investment in Allegheny Generating Company:
Common stock, at equity	38,980	0	38,980	(38,980)	(21)	0
Unregulated investments	44,244	0	44,244	2		44,246
Benefit plans' investments	100,594	0	100,594	0		100,594
Other	916	0	916	1,324	(1)	2,238
				(2)

Current Assets:
Cash and temporary cash investments	18,071	0	18,071	(50)	(26)	18,021
Accounts receivable:
Electric	538,847	0	538,847	0		538,847
Gas	47,250	0	47,250	0		47,250
Allowance for uncollectible accounts	(36,410)	0	(36,410)	0		(36,410)
Affiliates	78,508	635	79,143	(79,143)	(3)	0
Other	18,366	0	18,366	0		18,366
Notes receivable due 1 yr.	66,368	0	66,368	(66,368)	(2)	0
Materials and supplies - at average cost:
Operating and construction	100,818	0	100,818	(2,154)	(26)	98,664
Fuel	43,754	0	43,754	0		43,754
Deferred income taxes	19,038	0	19,038	(3,373)	(11)	15,665
Prepaid taxes	75,923	973	76,896	0		76,896
Prepaid Gas	39,342	0	39,342	(39,342)	(22)	0
Regulatory assets	22,049	0	22,049	(22,049)	(22)	0
Commodity Contracts	234,537	0	234,537	1		234,538
Other	11,167	0	11,167	(1)		72,304
				61,391	(22)
				(253)	(26)
Deferred charges:
Regulatory assets	586,933	0	586,933	(7,132)	(26)	579,801
Unamortized loss on reacquired debt	38,213	0	38,213	(6,568)	(26)	31,645
Other	72,725	0	72,725	(10,943)	(11)	54,849
				(6,779)	(15)
				(154)	(26)

Total assets	10,882,314	49,204	10,931,518	(3,234,501)		7,697,017

	A - 2
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela
	Energy,	Hunlock	Service	Power Co.	Subtotal
Capitalization and Liabilities	Inc.	Creek, LLC	Corporation	Consolidated	(Carried to
				(from pg B - 2)	Pg A - 2a)
Capitalization:
Common stock of Allegheny Energy, Inc.	153,045	0	0	0	153,045
Common stock of affiliated consolidated	0	0	0	0	0
Members equity	0	18,127	0	0	18,127
Common stock of subsidiaries consolidated	0	0	50	294,550	294,600
Other paid-in capital	1,044,085	0	0	164,941	1,209,026
Retained earnings	943,281	0	0	248,408	1,191,689
Treasury stock	(398,407)	0	0	0	(398,407)
Other Comprehensive Income	(1,323)	0	0	0	(1,323)

Preferred stock of subsidiaries:
Not subject to mandatory redemption	0	0	0	74,000	74,000

Long-term debt and QUIDS	301,049	0	0	606,734	907,783
(see pages A-6, A-7, A-8, A-9)
Notes and advances payable to affiliates	0	0	0	0	0

Minority Interest	0	0	0	0	0

Current liabilities:
Short-term debt	486,516	0	0	37,015	523,531
Long-term debt due 1 year	0	0	0	100,000	100,000
Accounts payable to affiliates	352	2,735	0	17,421	20,508
Accounts payable - others	2,581	0	19,785	68,798	91,164
Deferred income taxes	0	0	0	0	0
Taxes accrued:
Federal and state income	3,868	0	0	6,316	10,184
Other	10	0	873	35,275	36,158
Deferred Power costs	0	0	0	0	0
Interest accrued	12,582	0	0	12,303	24,885
Payroll accrued	0	0	50,446	0	50,446
Adverse power purchase commitments	0	0	0	0	0
Commodity Contracts	0	0	0	0	0
Maryland Settlement	0	0	0	0	0
Other	61	0	690	13,726	14,477

Deferred credits and other liabilities:
Unamortized investment credit	0	0	0	11,859	11,859
Deferred income taxes	0	0	0	219,647	219,647
Regulatory liabilities	0	0	0	50,231	50,231
Obligations under capital leases	0	0	2,150	11,143	13,293
Adverse power purchase commitments	0	0	0	0	0
Other	1,079	0	63,901	33,301	98,281

Total capitalization and liabilities	2,548,779	20,862	137,895	2,005,668	4,713,204

	A - 2a
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy
	Prior Page	Company	Company	Supply	Subtotal
Capitalization and Liabilities	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
	(from pg A - 2)		(from pg E - 2a)		Pg A - 2b)
		(from pg D - 2)		(from pg G - 2)
Capitalization:
Common stock of Allegheny Energy, Inc.	153,045	0	0	0	153,045
Common stock of affiliated consolidated	0	0	0	0	0
Members equity	18,127	0	0	759,643	777,770
Common stock of subsidiaries consolidated	294,600	224	65,842	0	360,666
Other paid-in capital	1,209,026	224,979	244,239	0	1,678,244
Retained earnings	1,191,689	187,551	112,040	0	1,491,280
Treasury stock	(398,407)	0	0	0	(398,407)
Other Comprehensive Income	(1,323)	0	0	0	(1,323)

Preferred stock of subsidiaries:
Not subject to mandatory redemption	74,000	0	0	0	74,000

Long-term debt and QUIDS	907,783	410,010	678,284	563,433	2,559,510
(see pages A-6, A-7, A-8, A-9)
Notes and advances payable to affiliates	0	0	0	0	0

Minority Interest	0	0	0	38,980	38,980

Current liabilities:
Short-term debt	523,531	42,685	0	219,015	785,231
Long-term debt due 1 year	100,000	0	60,184	0	160,184
Accounts payable to affiliates	20,508	24,487	12,821	20,571	78,387
Accounts payable - others	91,164	17,304	31,085	244,470	384,023
Deferred income taxes	0	0	3,373	0	3,373
Taxes accrued:
Federal and state income	10,184	77	12,148	6,856	29,265
Other	36,158	8,744	13,009	24,776	82,687
Deferred Power costs	0	11,396	0	0	11,396
Interest accrued	24,885	4,528	1,546	0	30,959
Payroll accrued	50,446	0	0	0	50,446
Adverse power purchase commitments	0	0	24,839	0	24,839
Commodity Contracts	0	0	0	224,591	224,591
Maryland Settlement	0	10,456	0	0	10,456
Other	14,477	7,604	6,480	13,820	42,381

Deferred credits and other liabilities:
Unamortized investment credit	11,859	10,555	20,899	65,823	109,136
Deferred income taxes	219,647	89,285	189,302	399,751	897,985
Regulatory liabilities	50,231	32,309	15,162	0	97,702
Obligations under capital leases	13,293	0	11,267	0	24,560
Adverse power purchase commitments	0	0	278,338	0	278,338
Other	98,281	16,769	11,689	25,843	152,582

Total capitalization and liabilities	4,713,204	1,098,963	1,792,547	2,607,572	10,212,286

	A - 2b
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
		Allegheny
		Pittsburgh	Allegheny	Allegheny
	Prior Page	Coal	Generating	Ventures	Subtotal
Capitalization and Liabilities	Subtotal	Company	Company	Consolidated	(Carried to
	(from pg A - 2a)			(from pg H - 2a)	Pg A - 2c)
Capitalization:
Common stock of Allegheny Energy, Inc.	153,045	0	0	0	153,045
Common stock of affiliated consolidated	0	1	1	0	2
Members equity	777,770	0	0	0	777,770
Common stock of subsidiaries consolidated	360,666	0	0	1	360,667
Other paid-in capital	1,678,244	555	144,370	96,092	1,919,261
Retained earnings	1,491,280	(14,019)	0	(36,029)	1,441,232
Treasury stock	(398,407)	0	0	0	(398,407)
Other Comprehensive Income	(1,323)	0	0	(1,323)	(2,646)

Preferred stock of subsidiaries:
Not subject to mandatory redemption	74,000	0	0	0	74,000

Long-term debt and QUIDS	2,559,510	0	149,045	0	2,708,555
(see pages A-6, A-7, A-8, A-9)
Notes and advances payable to affiliates	0	14,173	0	0	14,173

Minority Interest	38,980	0	0	0	38,980

Current liabilities:
Short-term debt	785,231	3,365	53,250	0	841,846
Long-term debt due 1 year	160,184	0	0	0	160,184
Accounts payable to affiliates	78,387	0	1,211	935	80,533
Accounts payable - others	384,023	0	392	1,476	385,891
Deferred income taxes	3,373	0	0		3,373
Taxes accrued:
Federal and state income	29,265	138	3,736	1,826	34,965
Other	82,687	0	51	91	82,829
Deferred Power costs	11,396	0	0	0	11,396
Interest accrued	30,959	0	3,214	0	34,173
Payroll accrued	50,446	0	0	0	50,446
Adverse power purchase commitments	24,839	0	0	0	24,839
Commodity Contracts	224,591	0	0	0	224,591
Maryland Settlement	10,456	0	0	0	10,456
Other	42,381	0	1,006	696	44,083

Deferred credits and other liabilities:
Unamortized investment credit	109,136	0	43,876	0	153,012
Deferred income taxes	897,985	0	178,267	0	1,076,252
Regulatory liabilities	97,702	0	23,626	0	121,328
Obligations under capital leases	24,560	0	0	0	24,560
Adverse power purchase commitments	278,338	0	0	0	278,338
Other	152,582	(1)	0	6	152,587

Total capitalization and liabilities	10,212,286	4,212	602,045	63,771	10,882,314

	A - 2c
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy				AYE Inc.
	Prior Page	Unit 1 and	Combined	Eliminations,		Consolidated
Capitalization and Liabilities	Subtotal	Unit 2, LLC	Totals	etc.		Totals
	(From pg A - 2b)
Capitalization:
Common stock of Allegheny Energy, Inc.	153,045	0	153,045	0		153,045
Common stock of affiliated consolidated	2	0	2	(2)		0
Members equity	777,770	46,852	824,622	(824,622)	(1)	0
Common stock of subsidiaries consolidated	360,667	0	360,667	(360,667)	(1)	0
Other paid-in capital	1,919,261	0	1,919,261	(730,806)	(1)	1,044,085
				(144,370)	(26)

Retained earnings	1,441,232	0	1,441,232	(497,951)	(1)	943,281

Treasury stock	(398,407)	0	(398,407)	0		(398,407)
Other Comprehensive Income	(2,646)	0	(2,646)	1,323	(1)	(1,323)

Preferred stock of subsidiaries:
Not subject to mandatory redemption	74,000	0	74,000	0		74,000

Long-term debt and QUIDS	2,708,555	0	2,708,555	(149,045)	(26)	2,559,510
(see pages A-6, A-7, A-8, A-9)
Notes and advances payable to affiliates	14,173	0	14,173	(14,173)	(2)	0

Minority Interest	38,980	0	38,980	(38,980)	(21)	0

Current liabilities:
Short-term debt	841,846	0	841,846	(66,367)	(2)	722,229
				(53,250)	(26)
Long-term debt due 1 year	160,184	0	160,184	0		160,184
Accounts payable to affiliates	80,533	0	80,533	(79,322)	(3)	0
				(1,211)	(26)
Accounts payable - others	385,891	948	386,839	201	(3)	386,746
				98	(12)
				(392)	(26)
Deferred income taxes	3,373	0	3,373	(3,373)	(11)	0
Taxes accrued:
Federal and state income	34,965	0	34,965	(3,736)	(26)	31,229
Other	82,829	145	82,974	(51)		82,923
Deferred Power costs	11,396	0	11,396	(11,396)	(23)	0
Interest accrued	34,173	0	34,173	(98)	(12)	39,864
				9,003	(17)
				(3,214)	(26)
Payroll accrued	50,446	0	50,446	0		50,446
Adverse power purchase commitments	24,839	0	24,839	0		24,839
Commodity Contracts	224,591	0	224,591	0		224,591
Maryland Settlement	10,456	0	10,456	(10,456)	(23)	0
Other	44,083	0	44,083	(9,003)	(17)	55,926
				21,852	(23)
				(1,006)	(26)
Deferred credits and other liabilities:
Unamortized investment credit	153,012	0	153,012	(1)		109,135
				(43,876)	(26)
Deferred income taxes	1,076,252	1,259	1,077,511	(10,941)	(11)	888,303
				(178,267)	(26)
Regulatory liabilities	121,328	0	121,328	23,625	(18)	121,327
				(23,626)	(26)
Obligations under capital leases	24,560	0	24,560	(24,560)	(18)	0
Adverse power purchase commitments	278,338	0	278,338	0		278,338
Other	152,587	0	152,587	(6,775)	(15)	146,746
				935	(18)
				(1)

Total capitalization and liabilities	10,882,314	49,204	10,931,518	(3,234,501)		7,697,017

	A - 3
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela	Subtotal
	Energy,	Hunlock	Service	Power Co.	(Carried to
	Inc.	Creek, LLC	Corporation	Consolidated	Pg A - 3a)
Operating revenues:				(from pg B - 3)
Residential	0	0	0	282,320	282,320
Commercial	0	0	0	151,700	151,700
Industrial	0	0	0	242,082	242,082
Wholesale and other including affiliates	0	0	481,268	137,615	618,883
Bulk power transactions, net	0	0	0	14,330	14,330
Total operating revenues	0	0	481,268	828,047	1,309,315

Operating expenses:
Operation:
Fuel	0	0	0	150,582	150,582
Gas Purchases and Production	0	0	0	57,045	57,045
Purchased power and exchanges, net	0	0	0	119,449	119,449
Deferred power costs, net	0	0	0	248	248
Other	5,376	0	459,167	117,372	581,915
Maintenance	24	0	4,200	70,850	75,074
Depreciation and amortization	0	0	0	70,508	70,508
Taxes other than income	77	0	16,507	55,987	72,571
Federal and state income taxes	3,573	0	429	50,639	54,641
Total operating expenses	9,050	0	480,303	692,680	1,182,033
Operating income	(9,050)	0	965	135,367	127,282

Other income and deductions:
Allowance for other than borrowed funds used
during construction	0	0	0	138	138
Other, net	293,434	0	(683)	4,048	296,799
Total other income and deductions	293,434	0	(683)	4,186	296,937
Income before interest charges, preferred dividends
and Extraordinary charges, net	284,384	0	282	139,553	424,219

Interest charges and preferred dividends:
Interest on long-term debt	6,299	0	0	41,953	48,252
Other interest	41,456	0	282	3,785	45,523
Allowance for borrowed funds used during const.
and interest capitalized	0	0	0	(764)	(764)
Dividends on preferred stock of subsidiaries	0	0	0	0	0
Total interest charges and preferred dividends	47,755	0	282	44,974	93,011
Income (loss) before Minority Interest
and Extraordinary charges, net	236,629	0	0	94,579	331,208
Minority Interest	0	0	0	0	0
Income (loss) before Extraordinary charge	236,629	0	0	94,579	331,208
Extraordinary charge, net	0	0	0	(63,124)	(63,124)
Net Income (loss)	236,629	0	0	31,455	268,084

	A - 3a
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy
	Prior Page	Company	Company	Supply	Subtotal
	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
		(from pg D - 3)			Pg A - 3b)
	(from pg A - 3)		(from pg E - 3a)	(from pg G - 3)
Operating revenues:
Residential	282,320	332,065	404,192	36,425	1,055,002
Commercial	151,700	163,800	221,037	75,060	611,597
Industrial	242,082	207,369	323,355	85,626	858,432
Wholesale and other including affiliates	618,883	78,023	72,459	777,359	1,546,724
Bulk power transactions, net	14,330	46,562	24,584	1,285,102	1,370,578
Total operating revenues	1,309,315	827,819	1,045,627	2,259,572	5,442,333

Operating expenses:
Operation:
Fuel	150,582	81,910	176	317,198	549,866
Gas Purchases and Production	57,045	0	0	0	57,045
Purchased power and exchanges, net	119,449	339,561	561,315	1,478,940	2,499,265
Deferred power costs, net	248	(16,786)	0	0	(16,538)
Other	581,915	119,413	122,641	124,871	948,840
Maintenance	75,074	41,423	37,305	80,831	234,633
Depreciation and amortization	70,508	61,394	62,379	55,284	249,565
Taxes other than income	72,571	46,892	45,402	58,455	223,320
Federal and state income taxes	54,641	33,222	52,093	36,081	176,037
Total operating expenses	1,182,033	707,029	881,311	2,151,660	4,922,033
Operating income	127,282	120,790	164,316	107,912	520,300

Other income and deductions:
Allowance for other than borrowed funds used
during construction	138	558	117	0	813
Other, net	296,799	5,566	4,262	3,542	310,169
Total other income and deductions	296,937	6,124	4,379	3,542	310,982
Income before interest charges, preferred dividends
and Extraordinary charges, net	424,219	126,914	168,695	111,454	831,282

Interest charges and preferred dividends:
Interest on long-term debt	48,252	40,198	64,058	29,221	181,729
Other interest	45,523	3,073	2,861	8,574	60,031
Allowance for borrowed funds used during const.
and interest capitalized	(764)	(742)	(627)	(4,337)	(6,470)
Dividends on preferred stock of subsidiaries	0	0	0	0	0
Total interest charges and preferred dividends	93,011	42,529	66,292	33,458	235,290
Income (loss) before Minority Interest
and Extraordinary charges, net	331,208	84,385	102,403	77,996	595,992
Minority Interest	0	0	0	(2,508)	(2,508)
Income (loss) before Extraordinary charge	331,208	84,385	102,403	75,488	593,484
Extraordinary charge, net	(63,124)	(13,899)	0	0	(77,023)
Net Income (loss)	268,084	70,486	102,403	75,488	516,461

	A - 3b
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny	Allegheny
	Prior Page	Pittsburgh	Generating	Allegheny	Subtotal
	Subtotal	Coal	Company	Ventures	(Carried to
	(from pg A - 3b)			(from pg H - 3a)	Pg A - 3c)
Operating revenues:
Residential	1,055,002	0	0	0	1,055,002
Commercial	611,597	0	0	0	611,597
Industrial	858,432	0	0	0	858,432
Wholesale and other including affiliates	1,546,724	0	70,027	22,626	1,639,377
Bulk power transactions, net	1,370,578	0	0	0	1,370,578
Total operating revenues	5,442,333	0	70,027	22,626	5,534,986

Operating expenses:
Operation:
Fuel	549,866	0	0	0	549,866
Gas Purchases and Production	57,045	0	0	0	57,045
Purchased power and exchanges, net	2,499,265	0	0	0	2,499,265
Deferred power costs, net	(16,538)	0	0		(16,538)
Other	948,840	0	4,927	18,157	971,924
Maintenance	234,633	0	725	7	235,365
Depreciation and amortization	249,565	0	16,963	1,037	267,565
Taxes other than income	223,320	0	4,963	509	228,792
Federal and state income taxes	176,037	0	7,360	1,271	184,668
Total operating expenses	4,922,033	0	34,938	20,981	4,977,952
Operating income	520,300	0	35,089	1,645	557,034

Other income and deductions:
Allowance for other than borrowed funds used
during construction	813	0	0	0	813
Other, net	310,169	38	285	820	311,312
Total other income and deductions	310,982	38	285	820	312,125
Income before interest charges, preferred dividends
and Extraordinary charges, net	831,282	38	35,374	2,465	869,159

Interest charges and preferred dividends:
Interest on long-term debt	181,729	0	9,670	0	191,399
Other interest	60,031	204	3,824	264	64,323
Allowance for borrowed funds used during const.
and interest capitalized	(6,470)	0	0	0	(6,470)
Dividends on preferred stock of subsidiaries	0	0	0	0	0
Total interest charges and preferred dividends	235,290	204	13,494	264	249,252
Income (loss) before Minority Interest
and Extraordinary charges, net	595,992	(166)	21,880	2,201	619,907
Minority Interest	(2,508)	0	0	0	(2,508)
Income (loss) before Extraordinary charge	593,484	(166)	21,880	2,201	617,399
Extraordinary charge, net	(77,023)	0	0	0	(77,023)
Net Income (loss)	516,461	(166)	21,880	2,201	540,376

	A - 3c
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy				AYE Inc.
	Prior Page	Unit 1 and	Combined	Eliminations,		Consolidated
	Subtotal	Unit 2, LLC	Totals	etc.		Totals
Operating revenues:	(from pg A - 3b)
Residential	1,055,002	0	1,055,002	0		1,055,002
Commercial	611,597	0	611,597	0		611,597
Industrial	858,432	0	858,432	0		858,432
Wholesale and other including affiliates	1,639,377	2,633	1,642,010	(1,014,403)	(4)	116,243
				(481,268)	(5)
				(30,096)	(27)
Bulk power transactions, net	1,370,578	0	1,370,578	0		1,370,578
Total operating revenues	5,534,986	2,633	5,537,619	(1,525,767)		4,011,852

Operating expenses:
Operation:
Fuel	549,866	2,296	552,162	0		552,162
Gas Purchases and Production	57,045	0	57,045	(2)		57,043
Purchased power and exchanges, net	2,499,265	0	2,499,265	(920,662)	(4)	1,592,721
				24,202	(13)
				(10,084)	(20)
Deferred power costs, net	(16,538)	0	(16,538)	0		(16,538)
Other	971,924	610	972,534	(93,554)	(4)	417,058
				(459,167)	(5)
				(2,755)	(27)

Maintenance	235,365	27	235,392	(618)	(4)	230,291
				(4,200)	(5)
				(283)	(27)
Depreciation and amortization	267,565	1,368	268,933	(24,202)	(13)	247,933
				181	(14)
				10,084	(20)
				(7,063)	(27)
Taxes other than income	228,792	249	229,041	(16,507)	(5)	210,158
				(2,376)	(27)
Federal and state income taxes	184,668	(697)	183,971	2,858	(8)	184,801
				(429)	(5)
				430	(4)
				901	(25)
				(2,930)	(27)
Total operating expenses	4,977,952	3,853	4,981,805	(1,506,176)		3,475,629
Operating income	557,034	(1,220)	555,814	(19,591)		536,223

Other income and deductions:
Allowance for other than borrowed funds used
during construction	813	0	813	3		816
Other, net	311,312	0	311,312	(4)		4,509
				(2,508)	(19)
				(204)	(6)
				(5,549)	(7)
				2,858	(8)
				(297,489)
				9,290	(27)
				901	(25)
				(14,681)	(16)
				683	(5)
				181	(14)
				(281)	(27)
Total other income and deductions	312,125	0	312,125	(306,800)		5,325
Income before interest charges, preferred dividends
and Extraordinary charges, net	869,159	(1,220)	867,939	(326,391)		541,548

Interest charges and preferred dividends:
Interest on long-term debt	191,399	0	191,399	(14,680)	(16)	172,703
				(4,016)	(27)
Other interest	64,323	1	64,324	(204)	(6)	56,621
				(5,553)	(7)
				(282)	(5)
Allowance for borrowed funds used during const.				(1,664)	(27)
and interest capitalized	(6,470)	0	(6,470)	2		(6,468)
Dividends on preferred stock of subsidiaries	0	0	0	5,040	(10)	5,040
Total interest charges and preferred dividends	249,252	1	249,253	(21,357)		227,896
Income (loss) before Minority Interest
and Extraordinary charges, net	619,907	(1,221)	618,686	(305,034)		313,652
Minority Interest	(2,508)	0	(2,508)	2,508	(19)	0
Income (loss) before Extraordinary charge	617,399	(1,221)	616,178	(302,526)		313,652
Extraordinary charge, net	(77,023)	0	(77,023)	0		(77,023)
Net Income (loss)	540,376	(1,221)	539,155	(302,526)		236,629

	A - 4

	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela	Subtotal
RETAINED EARNINGS	Energy,	Hunlock	Service	Power Co.	(Carried to
	Inc.	Creek, LLC	Corporation	Consolidated	Pg A - 4a)
				(from pg B - 4)
Balance at January 1, 2000	896,602	0	0	281,960	1,178,562

Add:
Net income (loss)	236,629	0	0	31,455	268,084

Total	1,133,231	0	0	313,415	1,446,646

Deduct:
Transfer to members equity	0	0	0	0	0

Dividends on common stock of Allegheny
Energy, Inc.	189,950	0	0	0	189,950
Dividends on capital stock of subsidiary companies:
Preferred	0	0	0	5,037	5,037
Common	0	0	0	59,970	59,970

Total deductions	189,950	0	0	65,007	254,957

Balance at December 31, 2000	943,281	0	0	248,408	1,191,689

OTHER PAID - IN CAPITAL

Balance at January 1, 2000	1,044,085	0	0	2,441	1,046,526

Add (Deduct):

Common stock dividends paid out of
other paid - in capital	0	0	0	0	0

Increase due to change in common stock without
Par Value to $.01 Par Value	0	0	0	0	0

Other paid - in capital from
Allegheny Energy, Inc.	0	0	0	162,500	162,500

Decrease due to transfer of assets	0	0	0	0	0

Interest as co-obligator and derecognization of
pollution control notes related to transfer of assets	0	0	0	0	0

Transfer to members equity	0	0	0	0	0

Balance at December 31, 2000	1,044,085	0	0	164,941	1,209,026

	A - 4 Continued

	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela	Subtotal
	Energy,	Hunlock	Service	Power Co.	(Carried to
MEMBERS EQUITY	Inc.	Creek, LLC	Corporation	Consolidated	Pg A - 4a)

Balance at January 1, 2000	0	0	0	0	0

Add:
Net income (loss)	0	0	0	0	0

Transfer of Common Stock - $582,238, Other
Paid in Capital - $(75,642), and Retained Earnings
- $6,103 December 31, 1999 balances	0	0	0	0	0

Members capital contributions	0	18,127	0	0	18,127

Total	0	18,127	0	0	18,127

Deduct:
Return of members capital contribution	0	0	0	0	0

Dividends paid to parent	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2000	0	18,127	0	0	18,127

	A - 4a

	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy
	Prior Page	Company	Company	Supply	Subtotal
RETAINED EARNINGS	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
	(from pg A - 4)		(from pg E - 4a)		Pg A - 4b)
		(from pg D - 4)		(from pg G - 4)
Balance at January 1, 2000	1,178,562	250,032	9,637	0	1,438,231

Add:
Net income (loss)	268,084	70,486	102,403	0	440,973

Total	1,446,646	320,518	112,040	0	1,879,204

Deduct:
Dividends on common stock of Allegheny
Energy, Inc.	189,950	0	0	0	189,950
Dividends on capital stock of subsidiary companies:
Preferred	5,037	0	0	0	5,037
Common	59,970	132,967	0	0	192,937

Total deductions	254,957	132,967	0	0	387,924

Balance at December 31, 2000	1,191,689	187,551	112,040	0	1,491,280

OTHER PAID - IN CAPITAL

Balance at January 1, 2000	1,046,526	2,690	0	0	1,049,216

Add (Deduct):
Common stock dividends paid out of
other paid - in capital	0	0	0	0	0

Increase due to change in common stock without
Par Value to $.01 Par Value	0	447,476	0	0	447,476

Other paid - in capital from
Allegheny Energy, Inc.	162,500	0	0	0	162,500

Decrease due to transfer of assets	0	(225,187)	0	0	(225,187)

Interest as co-obligator and derecognization of
pollution control notes related to transfer of assets	0	0	244,239	0	244,239

Balance at December 31, 2000	1,209,026	224,979	244,239	0	1,678,244

	A - 4a Continued

	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy
	Prior Page	Company	Company	Supply	Subtotal
MEMBERS EQUITY	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
	(from pg A - 4)				Pg A - 4b)
Balance at January 1, 2000	0	0	0	512,699	512,699

Add:
Net income (loss)	0	0	0	75,488	75,488

Members capital contributions	18,127	0	0	260,738	278,865

Total	18,127	0	0	848,925	867,052

Deduct:
Return of members capital contribution	0	0	0	22,282	22,282

Dividends paid to parent	0	0	0	67,000	67,000

Total deductions	0	0	0	89,282	89,282

Balance at December 31, 2000	18,127	0	0	759,643	777,770

	A - 4b

	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny	Allegheny	Allegheny
	Prior Page	Pittsburgh	Generating	Ventures, Inc	Subtotal
RETAINED EARNINGS	Subtotal	Coal	Company	Consolidated	(Carried to
	(from pg A - 4a)			(from pg H - 4a)	Pg A - 4c)

Balance at January 1, 2000	1,438,231	(13,853)	0	(38,230)	1,386,148

Add:
Net income (loss)	440,973	(166)	21,880	2,201	464,888

Total	1,879,204	(14,019)	21,880	(36,029)	1,851,036

Deduct:

Dividends on common stock of Allegheny
Energy, Inc.	189,950	0	0	0	189,950
Dividends on capital stock of subsidiary companies:
Preferred	5,037	0	0	0	5,037
Common	192,937	0	21,880	0	214,817

Total deductions	387,924	0	21,880	0	409,804

Balance at December 31, 2000	1,491,280	(14,019)	0	(36,029)	1,441,232

OTHER PAID - IN CAPITAL

Balance at January 1, 2000	1,049,216	555	154,490	77,347	1,281,608

Add (Deduct):

Common stock dividends paid out of
other paid - in capital	0	0	(10,120)	0	(10,120)

Increase due to change in common stock without
Par Value to $.01 Par Value	447,476	0	0	0	447,476

Other paid - in capital from
Allegheny Energy, Inc.	162,500	0	0	18,745	181,245

Decrease due to transfer of assets	(225,187)	0	0	0	(225,187)

Interest as co-obligator and derecognization of
pollution control notes related to transfer of assets	244,239	0	0	0	244,239

Balance at December 31, 2000	1,678,244	555	144,370	96,092	1,919,261

	A - 4b Continued

	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny	Allegheny	Allegheny
	Prior Page	Pittsburgh	Generating	Ventures, Inc	Subtotal
MEMBERS EQUITY	Subtotal	Coal	Company	Consolidated	(Carried to
	(from pg A - 4a)				Pg A - 4c)

Balance at January 1, 2000	512,699	0	0	0	512,699

Add:
Net income (loss)	75,488	0	0	0	75,488

Members capital contributions	278,865	0	0	0	278,865

Total	867,052	0	0	0	867,052

Deduct:
Return of members capital contribution	22,282	0	0	0	22,282

Dividends paid to parent	67,000	0	0	0	67,000

Total deductions	89,282	0	0	0	89,282

Balance at December 31, 2000	777,770	0	0	0	777,770

	A - 4c

	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy				AYE Inc.
	Prior Page	Unit 1 and	Combined	Eliminations,		Consolidated
RETAINED EARNINGS	Subtotal	Unit 2, LLC	Totals	etc.		Totals
	(from pg A - 4b)

Balance at January 1, 2000	1,386,148	(86)	1,386,062	(489,460)		896,602

Add:
Net income (loss)	464,888	0	464,888	(228,259)		236,629

Total	1,851,036	(86)	1,850,950	(717,719)		1,133,231

Deduct:
Transfer to members equity	0	(86)	(86)	86		0

Dividends on common stock of Allegheny
Energy, Inc.	189,950	0	189,950	0		189,950
Dividends on capital stock of subsidiary companies:
Preferred	5,037	0	5,037	(5,037)	(10)	0

Common	214,817	0	214,817	(21,880)		0
				(59,970)	(9)
				(132,967)	(9)

Total deductions	409,804	(86)	409,718	(219,768)		189,950

Balance at December 31, 2000	1,441,232	0	1,441,232	(497,951)		943,281

OTHER PAID - IN CAPITAL

Balance at January 1, 2000	1,281,608	64,885	1,346,493	(302,408)		1,044,085

Add (Deduct):

Common stock dividends paid out of
other paid - in capital	(10,120)	0	(10,120)	10,120	(1)	0

Increase due to change in common stock without
Par Value to $.01 Par Value	447,476	0	447,476	(447,476)	(1)	0

Other paid - in capital from
Allegheny Energy, Inc.	181,245	0	181,245	(18,745)	(1)	0
				(162,500)	(1)
Decrease due to transfer of assets	(225,187)	0	(225,187)	225,187		0

Interest as co-obligator and derecognization of
pollution control notes related to transfer of assets	244,239	0	244,239	(244,239)	(1)	0

Transfer to members equity	0	(64,885)	(64,885)	64,885		0

Balance at December 31, 2000	1,919,261	0	1,919,261	(875,176)		1,044,085

	A - 4c Continued

	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy			AYE Inc.
	Prior Page	Unit 1 and	Combined	Eliminations,	Consolidated
MEMBERS EQUITY	Subtotal	Unit 2, LLC	Totals	etc.	Totals
	(from pg A - 4b)
Balance at January 1, 2000	512,699	0	512,699	(512,699)	0

Add:
Net income (loss)	75,488	(1,221)	74,267	(74,267)	0

Transfer of Other Paid in Capital - $64,885,
and Retained Earnings - $(86)
December 31, 1999 balances	0	64,799	64,799	(64,799)	0

Members capital contributions	278,865	0	278,865	(278,865)	0

Total	867,052	63,578	930,630	(930,630)	0

Deduct:
Return of members capital contribution	22,282	16,726	39,008	(39,008)	0

Dividends paid to parent	67,000	0	67,000	(67,000)	0

Total deductions	89,282	16,726	106,008	(106,008)	0

Balance at December 31, 2000	777,770	46,852	824,622	(824,622)	0

	A - 5
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy	Allegheny
	Allegheny	Supply	Energy	Monongahela
	Energy,	Hunlock	Service	Power Co.	Subtotal
	Inc.	Creek, LLC	Corporation	Consolidated	(Carried to
				(from pg B - 1)	Pg A - 5a)
Cash Flows from Operations:
Net income (loss)	236,629	0	0	31,455	268,084
Extraordinary charge, net of taxes	0	0	0	63,124	63,124
Income before extraordinary charge	236,629	0	0	94,579	331,208
Depreciation	0	0	0	70,508	70,508
Deferred Revenues	0	0	0	0	0
Loss on plant retirements	0	0	0	0	0
Amortization of adverse purchase power contracts	0	0	0	0	0
Deferred investment credit and income taxes, net	0	0	0	7,091	7,091
Deferred power costs, net	0	0	0	248	248
Commodity contracts	0	0	0	0	0
Write-off of Pennsylvania pilot program regulatory asset	0	0	0	0	0
Unconsolidated subsidiaries' dividends in excess of earnings	0	0	0	2,774	2,774
Allowance for other than borrowed funds used
during construction (AOFDC)	0	0	0	(138)	(138)
Changes in certain current assets and liabilities:
Accounts receivable, net	86	0	(18,090)	(42,618)	(60,622)
Accounts receivable from affiliates	809	0	0	18,523	19,332
Affiliates accounts receivable/payable, net	0	0	0	0	0
Materials and supplies	(1)	0	0	6,878	6,877
Prepaid Taxes	0	0	0	0	0
Accounts payable	(20)	0	8,100	7,605	15,685
Accounts payable to affiliates	352	2,735	0	17,421	20,508
Accounts payable to parents and affiliates, net	0	0	0	0	0
Prepayments	0	0	0	(2,560)	(2,560)
Taxes accrued	3,878	0	722	17,572	22,172
Accrued Interest	5,163	0	0	3,363	8,526
Purchase options	0	0	0	0	0
Benefit plans' investment	(6,426)	0	0	0	(6,426)
Other current liabilities	0	0	0	0	0
Other, net	(9,298)	0	9,482	4,117	4,301
Total Cash Flows from Operations	231,172	2,735	214	205,363	439,484
Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	0	0	0	(82,105)	(82,105)
Unregulated generation construction expenditures and investments	0	(20,862)	0	0	(20,862)
Acquisition of business	0	0	0	(228,826)	(228,826)
Other construction expenditures and investments	0	0	0	0	0
Other investments	0	0	0	0	0
Total Cash Flows used in Investing	0	(20,862)	0	(310,931)	(331,793)

Cash Flows from (used in) Financing:
Issuance of long - term debt	299,053	0	0	100,000	399,053
Retirement of long - term debt	0	0	0	(65,000)	(65,000)
Funds on deposit with trustees and restricted funds	0	0	0	2,561	2,561
Commercial paper	0	0	0	0	0
Short - term debt, net	(154,579)	0	0	21,000	(133,579)
Notes receivable from affiliates	20,996	0	0	(22,004)	(1,008)
Notes payable to affiliates	0	0	0	(28,650)	(28,650)
Notes payable to parents	0	0	0	0	0
Notes payable to parents/affiliates	0	0	0	0	0
Parent Company contribution	(209,515)	18,127	0	162,500	(28,888)
Return of members capital contribution	500	0	0	0	500
Dividends on capital stock:
Preferred stock	0	0	0	(5,037)	(5,037)
Common stock	(187,490)	0	0	(59,970)	(247,460)
Total Cash Flows from (used in) Financing	(231,035)	18,127	0	105,400	(107,508)

Net Change in Cash and Temporary
Cash Investments**	137	0	214	(168)	183
Cash and Temporary Cash Investments at January 1	15	0	166	3,826	4,007
Cash and Temporary Cash Investments at December 31	152	0	380	3,658	4,190

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	42,486	0	18	37,637	80,141
Income taxes	(294)	0	1,869	41,147	42,722

*Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($481,268) have been apportioned to System companies.
**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

	A - 5a
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		The Potomac	West Penn	Allegheny
		Edison	Power	Energy
	Prior Page	Company	Company	Supply	Subtotal
	Subtotal	Consolidated	Consolidated	Consolidated	(Carried to
	(from pg A - 5)	(from pg D - 5)	(from pg E - 5a)	(from pg G - 5)	Pg A - 5b)
Cash Flows from Operations:
Net income (loss)	268,084	70,486	102,403	75,488	516,461
Extraordinary charge, net of taxes	63,124	13,899	0	0	77,023
Income before extraordinary charge	331,208	84,385	102,403	75,488	593,484
Depreciation	70,508	61,394	62,379	55,284	249,565
Deferred Revenues	0	(1,473)	0	0	(1,473)
Loss on plant retirements	0	0	0	7,555	7,555
Amortization of adverse purchase power contracts	0	0	(12,762)	(14,118)	(26,880)
Deferred investment credit and income taxes, net	7,091	1,219	(4,733)	6,740	10,317
Deferred power costs, net	248	(16,786)	0	0	(16,538)
Commodity contracts	0	0	0	(8,392)	(8,392)
Write-off of Pennsylvania pilot program regulatory asset	0	0	9,040	0	9,040
Unconsolidated subsidiaries' dividends in excess of earnings	2,774	956	82	0	3,812
Allowance for other than borrowed funds used
during construction (AOFDC)	(138)	(558)	(117)	0	(813)
Changes in certain current assets and liabilities:
Accounts receivable, net	(60,622)	(4,044)	(25,771)	(105,923)	(196,360)
Accounts receivable from affiliates	19,332	0	0	0	19,332
Affiliates accounts receivable/payable, net	0	0	0	27,892	27,892
Materials and supplies	6,877	1,765	(1,463)	6,055	13,234
Prepaid Taxes	0	(4,398)	(5,198)	(3,966)	(13,562)
Accounts payable	15,685	(4,378)	(21,818)	133,352	122,841
Accounts payable to affiliates	20,508	13,310	(72,947)	0	(39,129)
Accounts payable to parents and affiliates, net	0	0	0	0	0
Prepayments	(2,560)	0	0	0	(2,560)
Taxes accrued	22,172	(9,489)	9,207	9,481	31,371
Accrued Interest	8,526	(1,413)	(5,227)		1,886
Purchase options	0	0	0	6,965	6,965
Benefit plans' investment	(6,426)	0	0	0	(6,426)
Other current liabilities	0	0	0	(4,026)	(4,026)
Other, net	4,301	9,908	13,766	1,430	29,405
Total Cash Flows from Operations	439,484	130,398	46,841	193,817	810,540

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(82,105)	(71,707)	(52,980)	0	(206,792)
Unregulated generation construction expenditures and investments	(20,862)	0	0	(177,123)	(197,985)
Acquisition of business	(228,826)	0	0	0	(228,826)
Other construction expenditures and investments	0	0	0	0	0
Other investments	0	0	0	(250)	(250)
Total Cash Flows used in Investing	(331,793)	(71,707)	(52,980)	(177,373)	(633,853)

Cash Flows from (used in) Financing:
Issuance of long - term debt	399,053	79,900	0	0	478,953
Retirement of long - term debt	(65,000)	(75,000)	(46,833)	(130,000)	(316,833)
Funds on deposit with trustees and restricted funds	2,561	(3,133)	0	4,576	4,004
Commercial paper	0	0	0	165,766	165,766
Short - term debt, net	(133,579)	42,685	0	0	(90,894)
Notes receivable from affiliates	(1,008)	0	39,800	0	38,792
Notes payable to affiliates	(28,650)	0	0	0	(28,650)
Notes payable to parents	0	0	0	0	0
Notes payable to parents/affiliates	0	0	0	(17,403)	(17,403)
Parent Company contribution	(28,888)	0	0	26,869	(2,019)
Return of members capital contribution	500	0	0	(500)	0
Dividends on capital stock:
Preferred stock	(5,037)	0	0	0	(5,037)
Common stock	(247,460)	(132,967)	0	(67,000)	(447,427)
Total Cash Flows from (used in) Financing	(107,508)	(88,515)	(7,033)	(17,692)	(220,748)

Net Change in Cash and Temporary
Cash Investments**	183	(29,824)	(13,172)	(1,248)	(44,061)
Cash and Temporary Cash Investments at January 1	4,007	34,509	19,288	1,668	59,472
Cash and Temporary Cash Investments at December 31	4,190	4,685	6,116	420	15,411

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	80,141	36,620	57,007	44,312	218,080
Income taxes	42,722	41,824	48,440	38,019	171,005

*Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($481,268) have been apportioned to System companies.
**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

	A - 5b
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny	Allegheny	Allegheny
	Prior Page	Pittsburgh	Generating	Ventures, Inc	Subtotal
	Subtotal	Coal	Company	Consolidated	(Carried to
	(from pg A - 5a)			(from pg. H-5)	Pg A - 5c)
Cash Flows from Operations:
Net income (loss)	516,461	(166)	21,880	2,201	540,376
Extraordinary charge, net of taxes	77,023	0	0	0	77,023
Income before extraordinary charge	593,484	(166)	21,880	2,201	617,399
Depreciation	249,565	0	16,963	1,037	267,565
Deferred Revenues	(1,473)	0	0	0	(1,473)
Loss on plant retirements	7,555	0	0	0	7,555
Amortization of adverse purchase power contracts	(26,880)	0	0	0	(26,880)
Deferred investment credit and income taxes, net	10,317	0	(8,793)	(907)	617
Deferred power costs, net	(16,538)	0	0	0	(16,538)
Commodity contracts	(8,392)	0	0	0	(8,392)
Write-off of Pennsylvania pilot program regulatory asset	9,040	0	0	0	9,040
Unconsolidated subsidiaries' dividends in excess of earnings	3,812	0	0	0	3,812
Allowance for other than borrowed funds used
during construction (AOFDC)	(813)	0	0	0	(813)
Changes in certain current assets and liabilities:
Accounts receivable, net	(196,360)	0	0	(5,393)	(201,753)
Accounts receivable from affiliates	19,332	0	0	578	19,910
Affiliates accounts receivable/payable, net	27,892	0	0	0	27,892
Materials and supplies	13,234	0	(36)	220	13,418
Prepaid Taxes	(13,562)	0	4,318	0	(9,244)
Accounts payable	122,841	0	16	1,329	124,186
Accounts payable to affiliates	(39,129)	(26)	0	935	(38,220)
Accounts payable to parents and affiliates, net	0	0	(7,010)	0	(7,010)
Prepayments	(2,560)	0	0	(1,082)	(3,642)
Taxes accrued	31,371	79	2,757	966	35,173
Accrued Interest	1,886	0	(15)	0	1,871
Purchase options	6,965	0	0	0	6,965
Benefit plans' investment	(6,426)	0	0	0	(6,426)
Other current liabilities	(4,026)	0	0	0	(4,026)
Other, net	29,405	14	1,832	(7,457)	23,794
Total Cash Flows from Operations	810,540	(99)	31,912	(7,573)	834,780

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(206,792)	0	0	0	(206,792)
Unregulated generation construction expenditures and investments	(197,985)	0	(978)	0	(198,963)
Acquisition of business	(228,826)	0	0	0	(228,826)
Other construction expenditures and investments	0	0	0	(13,630)	(13,630)
Other investments	(250)	0	0	0	(250)
Total Cash Flows used in Investing	(633,853)	0	(978)	(13,630)	(648,461)

Cash Flows from (used in) Financing:
Issuance of long - term debt	478,953	0	0	0	478,953
Retirement of long - term debt	(316,833)	0	0	0	(316,833)
Funds on deposit with trustees and restricted funds	4,004	0	0	0	4,004
Commercial paper	165,766	0	0	0	165,766
Short - term debt, net	(90,894)	0	0	0	(90,894)
Notes receivable from affiliates	38,792	0	0	0	38,792
Notes payable to affiliates	(28,650)	0	(11,150)	0	(39,800)
Notes payable to parents	0	0	12,250	0	12,250
Notes payable to parents/affiliates	(17,403)	205	0	0	(17,198)
Parent Company contribution	(2,019)	0	0	18,745	16,726
Return of members capital contribution	0	0	0	0	0
Dividends on capital stock:
Preferred stock	(5,037)	0	0	0	(5,037)
Common stock	(447,427)	0	(32,000)	0	(479,427)
Total Cash Flows from (used in) Financing	(220,748)	205	(30,900)	18,745	(232,698)

Net Change in Cash and Temporary
Cash Investments**	(44,061)	106	34	(2,458)	(46,379)
Cash and Temporary Cash Investments at January 1	59,472	82	16	4,880	64,450
Cash and Temporary Cash Investments at December 31	15,411	188	50	2,422	18,071

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	218,080	0	12,779	264	231,123
Income taxes	171,005	(169)	9,687	2,080	182,603

*Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($481,268) have been apportioned to System companies.
**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

	A - 5c
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy			AYE Inc.
	Prior Page	Unit 1 and	Combined	Eliminations,	Consolidated
	Subtotal	Unit 2, LLC	Totals	etc.	Totals
Cash Flows from Operations:	(from pg A - 5b)
Net income (loss)	540,376	(1,221)	539,155	(302,526)	236,629
Extraordinary charge, net of taxes	77,023	0	77,023	0	77,023
Income before extraordinary charge	617,399	(1,221)	616,178	(302,526)	313,652
Depreciation	267,565	1,368	268,933	(24,202)	247,933
				181
				10,084
				(7,063)
Deferred Revenues	(1,473)	0	(1,473)	(6,000)	(8,380)
				(907)
Loss on plant retirements	7,555	0	7,555	(7,555)	0
Amortization of adverse purchase power contracts	(26,880)	0	(26,880)	14,118	(12,762)
Deferred investment credit and income taxes, net	617	0	617	8,793	15,154
				4,733
				907
				104
Deferred power costs, net	(16,538)	0	(16,538)	0	(16,538)
Commodity contracts	(8,392)		(8,392)	0	(8,392)
Write-off of Pennsylvania pilot program regulatory asset	9,040		9,040	0	9,040
Unconsolidated subsidiaries' dividends in excess of earnings	3,812	0	3,812	(3,812)	0
Allowance for other than borrowed funds used
during construction (AOFDC)	(813)	0	(813)	(3)	(816)
Changes in certain current assets and liabilities:
Accounts receivable, net	(201,753)	0	(201,753)	18,090	(183,460)
				(392)
				17
				578
Accounts receivable from affiliates	19,910	19,939	39,849	(19,939)	0
				(809)
				(18,523)
				(578)
Affiliates accounts receivable/payable, net	27,892	0	27,892	(27,892)	0
Materials and supplies	13,418	0	13,418	9	13,451
				24
Prepaid Taxes	(9,244)	0	(9,244)	11,187	0
				(1,943)
Accounts payable	124,186	(1,388)	122,798	(392)	132,238
				9,832
Accounts payable to affiliates	(38,220)	0	(38,220)	(17,421)	0
				(13,310)
				72,947
				26
				(352)
				(2,735)
				(935)
Accounts payable to parents and affiliates, net	(7,010)	0	(7,010)	7,010	0
Prepayments	(3,642)	0	(3,642)	(11,187)	(14,493)
				(24)
				360
Taxes accrued	35,173	145	35,318	(6,680)	28,637
				(1)
Accrued Interest	1,871	0	1,871	(1,871)	0
Purchase options	6,965	0	6,965	0	6,965
Benefit plans' investment	(6,426)	0	(6,426)	0	(6,426)
Other current liabilities	(4,026)	0	(4,026)	4,026	0
Other, net	23,794	48	23,842	(4,026)	17,414
				1,871
				(104)
				(26)
				(20,704)
				7,555
				(250)
				(17)
				6,000
				375
				2,898
Total Cash Flows from Operations	834,780	18,891	853,671	(320,454)	533,217

	A - 5c Continued
	ALLEGHENY ENERGY, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy			AYE Inc.
	Prior Page	Unit 1 and	Combined	Eliminations,	Consolidated
	Subtotal	Unit 2, LLC	Totals	etc.	Totals
Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(206,792)	0	(206,792)	3	(206,789)
Unregulated generation construction expenditures and investments	(198,963)	(3,698)	(202,661)	20,704	(181,957)
Acquisition of business	(228,826)	0	(228,826)	0	(228,826)
Other construction expenditures and investments	(13,630)	0	(13,630)	0	(13,630)
Other investments	(250)	0	(250)	250	0
Total Cash Flows used in Investing	(648,461)	(3,698)	(652,159)	20,957	(631,202)

Cash Flows from (used in) Financing:
Issuance of long - term debt	478,953	0	478,953	0	478,953
Retirement of long - term debt	(316,833)	0	(316,833)	0	(316,833)
Funds on deposit with trustees and restricted funds	4,004	0	4,004	6,266	10,273
				3
Commercial paper	165,766	0	165,766	(165,766)	0
Short - term debt, net	(90,894)	0	(90,894)	165,766	65,119
				(9,753)
Notes receivable from affiliates	38,792	0	38,792	(39,800)	0
				22,004
				(20,996)
Notes payable to affiliates	(39,800)	0	(39,800)	11,150	0
				28,650
Notes payable to parents	12,250	0	12,250	(12,250)	0
Notes payable to parents/affiliates	(17,198)	0	(17,198)	17,403	0
				(205)
Parent Company contribution	16,726	(16,726)	0	0	0
Return of members capital contribution	0	0	0	0	0
Dividends on capital stock:
Preferred stock	(5,037)	0	(5,037)	5,037	0
Common stock	(479,427)	0	(479,427)	59,970	(187,490)
				132,967
				67,000
				32,000
Total Cash Flows from (used in) Financing	(232,698)	(16,726)	(249,424)	299,446	50,022

Net Change in Cash and Temporary
Cash Investments**	(46,379)	(1,533)	(47,912)	(51)	(47,963)
Cash and Temporary Cash Investments at January 1	64,450	1,533	65,983	1	65,984
Cash and Temporary Cash Investments at December 31	18,071	0	18,071	(50)	18,021

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	231,123	0	231,123	(17,266)	213,857
Income taxes	182,603	(1,175)	181,428	(9,690)	171,738

*Pursuant to service contracts, Allegheny Power Service Corporation's expenses ($481,268) have been apportioned to System companies.
**Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

A- 6

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2000
(000's)

	Date of	Principal
First mortgage bonds:	Issue	Amount
Monongahela Power Company:
7-3/8% Series Due 2002	1992	25,000
7-1/4% Series Due 2007	1992	25,000
8-5/8% Series Due 2021	1991	50,000
8-3/8% Series Due 2022	1992	40,000
7-5/8% Series Due 2025	1995	70,000
Total		210,000

The Potomac Edison Company:
8% Series Due 2006	1991	50,000
8% Series Due 2022	1992	55,000
7-3/4% Series Due 2023	1993	45,000
8% Series Due 2024	1994	75,000
7-5/8% Series Due 2025	1995	80,000
7-3/4% Series Due 2025	1995	65,000
Total		370,000

Total first mortgage bonds		580,000

A- 7

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2000 (Cont'd)
(000's)

				Liability
	Date of	Date of	Interest	Due Within
	Issue	Maturity	Rate	One Year	Long-Term
Secured notes:
Pleasants pollution control facilities:
Monongahela Power Company	02-01-98	11-01-07	4.700%		14,500
	02-01-98	11-01-12	5.050%		3,000
	05-15-95	05-01-15	6.150%		25,000
	04-01-99	04-01-29	5.500%		7,700
					50,200

Allegheny Energy Supply Company, LLC	02-01-98	11-01-07	4.700%		45,000
	05-15-95	05-01-15	6.150%		31,500
	04-01-99	04-01-29	5.500%		13,830
	02-01-98	11-01-07	4.700%		30,000
	05-15-95	05-01-15	6.150%		21,000
	04-01-99	04-01-29	5.500%		9,300
					150,630
Mitchell pollution control facilities:
Allegheny Energy Supply Company, LLC	03-01-93	03-01-03	4.950%		61,500
	05-15-95	04-01-14	6.050%		15,400
					76,900
Fort Martin pollution control facilities:
Monongahela Power Company	04-01-93	04-01-13	5.950%		7,050
					7,050

Allegheny Energy Supply Company, LLC	04-01-93	04-01-13	5.950%		7,750
	04-01-93	04-01-13	5.950%		8,600
					16,350

Harrison pollution control facilities:
Monongahela Power Company	04-15-92	04-15-22	6.875%		5,000
	05-01-93	05-01-23	6.250%		10,675
	07-15-94	08-01-24	6.750%		8,825
					24,500

Allegheny Energy Supply Company, LLC	04-15-92	04-15-22	6.875%		8,450
	05-01-93	05-01-23	6.300%		18,040
	07-15-94	08-01-24	6.750%		14,910
	04-15-92	04-15-22	6.875%		6,550
	05-01-93	05-01-23	6.250%		13,990
	07-15-94	08-01-24	6.750%		11,560
					73,500

Mortgage Property:
Mountaineer Gas Company	06-30-99	04-01-09	7.000%		109
					109

Total secured notes					399,239

A- 8

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2000 (Cont'd)
(000's)
				Liability
	Date of	Date of	Interest	Due Within
	Issue	Maturity	Rate	One Year	Long-Term

Debentures:
Allegheny Generating Company	09-01-93	09-01-23	6.875%		100,000
	09-01-93	09-01-03	5.625%		50,000
Total Debentures					150,000

Quarterly Income Debt Securities:
Monongahela Power Company	06-19-95	06-30-25	8.000%		40,000
The Potomac Edison Company	06-30-95	09-30-25	8.000%		45,457
West Penn Power Company	06-12-95	06-30-25	8.000%		70,000
Total Quarterly Income Debt Securities					155,457

Installment purchase obligations:
Monongahela Power Company -
Pleasants County pollution cntl facilities	03-01-98	03-01-03	4.500%		10,145
Preston County pollution cntl facilities	03-01-98	03-01-03	4.500%		5,900
Marion County pollution cntl facilities	03-01-98	03-01-03	4.500%		3,055
Total Installment purchase obligations					19,100

Senior secured credit facility:
Monongahela Power Company	11-20-00	05-21-01	7.210%	100,000
Total senior secured credit facility				100,000

A- 9

ALLEGHENY ENERGY, INC AND SUBSIDIARY COMPANIES

Long-Term Debt at December 31, 2000 (Cont'd)
(000's)

					Liability
	Date of	Date of	Interest		Due Within
	Issue	Maturity	Rate		One Year	Long-Term
Unsecured notes:
Hatfield's Ferry pollution control
facilities:
Monongahela Power Company	03-01-98	02-01-02	4.350%			2,060
	03-01-98	02-01-07	4.750%			1,000
	03-01-98	02-01-12	5.100%			3,000
						6,060

Allegheny Energy Supply Company, LLC	03-01-98	02-01-07	4.750%			14,435
	03-01-98	02-01-02	4.350%			3,200
						17,635

Mountaineer Gas Company
	10-12-95	10-01-10	7.590%			60,000
	10-15-99	10-31-09	7.830%			10,000
	10-15-99	10-31-19	8.090%			23,000
	10-15-99	10-31-19	8.090%			4,000
	10-15-99	10-31-19	8.090%			2,000
	10-15-99	10-31-19	8.090%			1,000
						100,000

Total unsecured notes						123,695

Medium-term notes:
Allegheny Energy, Inc	08-18-00	08-01-05	7.750%			165,000
	11-07-00	08-01-05	7.750%			135,000
						300,000
Monongahela Power Company	09-24-98	09-24-03	5.660%			5,000
	09-25-98	09-25-03	5.710%			1,975
	09-29-98	09-29-03	5.570%			1,000
	09-29-98	09-29-03	5.630%			20,500
	09-30-98	09-30-03	5.560%			15,000
	12-10-99	01-15-10	7.360%			110,000
						153,475

West Penn Power Company	09-21-98	09-23-02	5.660%			32,050
	09-22-98	09-23-02	5.560%			1,500
	06-01-99	06-01-04	6.375%			84,000
						117,550

Allegheny Energy Supply Company, LLC	08-01-00	05-01-02	7.559%	*		80,000

Total medium-term notes						651,025

Transition bonds:		Expected Final
West Penn Funding LLC		Payment Date
Transition Class A-1	11-16-99	06-25-01	6.320%		27,167	0
Transition Class A-2	11-16-99	12-26-03	6.630%		33,017	138,983
Transition Class A-3	11-16-99	09-25-06	6.810%			198,000
Transition Class A-4	11-16-99	06-25-08	6.980%			156,000
Total transition bonds					60,184	492,983

Unamortized debt discount and premium, net:
Allegheny Energy, Inc.						1,048
Monongahela Power Company						(3,760)
The Potomac Edison Company						(5,447)
West Penn Power Company						(2,190)
West Penn Funding LLC						(59)
Allegheny Energy Supply Company, LLC						(626)
Allegheny Generating Company						(955)
Total unamortized debt discount and premium, net						(11,989)
* Interest rate at 12-31-00 based on floating rate (three-month London Interbank Offer Rate (LIBOR) plus .80 percent).

	B - 1
	MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)

						Monongahela
	Monongahela	Mountaineer				Power Co.
	Power	Gas Co.	Combined	Eliminations,		Consolidated
ASSETS	Company	Consolidated	Totals	etc.		Totals
		(from pg C - 1)				(Carried to
Property, plant and equipment:						Pg A - 1)
At original cost	2,242,034	303,730	2,545,764	0		2,545,764
Accumulated depreciation	(1,004,608)	(148,345)	(1,152,953)	0		(1,152,953)

Investments and other assets:
Securities of subsidiaries consolidated	232,347	0	232,347	(232,347)	(1)	0
Excess of cost over net asset acquired	25,668	174,515	200,183	0		200,183
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(3,366)	0	(3,366)	0		(3,366)
Advances	3,495	0	3,495	0		3,495
Investment in Allegheny Generating Company:
Common stock, at equity	38,980	0	38,980	0		38,980
Other	71	0	71	0		71

Current assets:
Cash	2,570	1,088	3,658	0		3,658
Accounts receivable:
Electric	84,077	184	84,261	0		84,261
Gas	5,844	41,406	47,250	0		47,250
Allowance for uncollectible electric accounts	(3,975)	(2,372)	(6,347)	0		(6,347)
Other	4,528	857	5,385	0		5,385
Notes receivable due 1 yr.	22,000	4	22,004	0		22,004
Materials and supplies - at average cost:
Operating and construction	20,723	894	21,617	0		21,617
Fuel	10,710	0	10,710	0		10,710
Deferred income taxes	1,938	0	1,938	0		1,938
Prepaid taxes	23,891	3,939	27,830	0		27,830
Prepaid Gas	10,000	29,342	39,342	0		39,342
Other	3,490	1,145	4,635	0		4,635

Deferred charges:
Regulatory assets	90,004	0	90,004	0		90,004
Deferred Income Taxes	0	946	946	(946)	(1)	0
Unamortized loss on reacquired debt	9,362	1,621	10,983	0		10,983
Other	4,331	5,893	10,224	0		10,224

Total assets	1,824,114	414,847	2,238,961	(233,293)		2,005,668

	B - 2
	MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
						Monongahela
	Monongahela	Mountaineer				Power Co.
	Power	Gas Co.	Combined	Eliminations,		Consolidated
CAPITALIZATION AND LIABILITIES	Company	Consolidated	Totals	etc.		Totals
		(from pg C - 2)				(Carried to
Capitalization:						Pg A - 2)
Common stock of Monongahela Power Company	294,550	0	294,550	0		294,550
Common stock of subsidiaries consolidated	0	31,618	31,618	(31,618)	(1)	0
Other paid - in capital	164,941	197,886	362,827	(197,886)	(1)	164,941
Retained earnings	248,408	2,843	251,251	(2,843)	(1)	248,408

Preferred stock
Not subject to mandatory redemption	74,000	0	74,000	0		74,000

Long-term debt and QUIDS	506,625	100,109	606,734	0		606,734
(see pages A-6, A-7, A-8, A-9)

Current liabilities:
Short - term debt	0	37,015	37,015	0		37,015
Long-term debt due 1 year	100,000	0	100,000	0		100,000
Accounts payable to affiliates	17,421	0	17,421	0		17,421
Accounts payable - others	51,085	17,713	68,798	0		68,798
Taxes accrued:
Federal and state income	6,004	312	6,316	0		6,316
Other	30,239	5,036	35,275	0		35,275
Interest accrued	10,590	1,713	12,303	0		12,303
Other	13,135	591	13,726	0		13,726

Deferred credits and other liabilities:
Unamoritized investment credit	11,859	0	11,859	0		11,859
Deferred income taxes	220,593	0	220,593	(946)	(2)	219,647
Obligations under capital leases	11,143	0	11,143	0		11,143
Regulatory liabilities	50,231	0	50,231	0		50,231
Other	13,290	20,011	33,301	0		33,301

Total capitalization and liabilities	1,824,114	414,847	2,238,961	(233,293)		2,005,668

	B - 3
	MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
						Monongahela
	Monongahela	Mountaineer				Power Co.
	Power	Gas Co.	Combined	Eliminations,		Consolidated
	Company	Consolidated	Totals	etc.		Totals
		(from pg C - 3)				(Carried to
Electric operating revenues:						Pg A - 3)
Residential	247,347	34,973	282,320	0		282,320
Commercial	151,700	0	151,700	0		151,700
Industrial	220,593	21,489	242,082	0		242,082
Wholesale and other including affiliates	114,956	22,659	137,615	0		137,615
Bulk power transactions, net	14,330	0	14,330	0		14,330

Total operating revenues	748,926	79,121	828,047	0		828,047

Operating expenses:
Operation:
Fuel	150,582	0	150,582	0		150,582
Gas Purchases and Production	13,174	43,871	57,045	0		57,045
Purchased power and exchanges, net	119,449	0	119,449	0		119,449
Deferred power costs, net	248	0	248	0		248
Other	104,181	13,191	117,372	0		117,372
Maintenance	69,238	1,612	70,850	0		70,850
Depreciation	66,442	4,066	70,508	0		70,508
Taxes other than income taxes	49,629	6,358	55,987	0		55,987
Federal and state income taxes	48,592	2,047	50,639	0		50,639
Total operating expenses	621,535	71,145	692,680	0		692,680
Operating income	127,391	7,976	135,367	0		135,367

Other income and deductions:
Allowance for other than borrowed funds used
during construction	138	0	138	0		138
Other, net	8,328	(1,437)	6,891	(2,843)	(1)	4,048

Total other income and deductions	8,466	(1,437)	7,029	(2,843)		4,186
Income before interest charges and
Extraordinary charge, net	135,857	6,539	142,396	(2,843)		139,553

Interest charges:
Interest on long - term debt	39,073	2,880	41,953	0		41,953
Other interest	2,948	837	3,785	0		3,785
Allowance for borrowed funds used during
construction and interest capitalized	(743)	(21)	(764)	0		(764)
Total interest charges	41,278	3,696	44,974	0		44,974
Income (loss) before extraordinary charge	94,579	2,843	97,422	(2,843)		94,579

Extraordinary charge, net	63,124	0	63,124	0		63,124
Net income (loss)	31,455	2,843	34,298	(2,843)		31,455

	B - 4

	MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
						Monongahela
						Power Co.
	Monongahela	Mountaineer				Consolidated
	Power	Gas Co.	Combined	Eliminations,		Totals
RETAINED EARNINGS	Company	Consolidated	Totals	etc.		(Carried to
		(from pg C - 4)				Pg A - 4)
Balance at January 1, 2000	281,960	0	281,960	0		281,960

Add:
Net income (loss)	31,455	2,843	34,298	(2,843)	(1)	31,455

Total	313,415	2,843	316,258	(2,843)		313,415

Deduct:
Dividends on capital stock of Monongahela Power Company
Preferred stock:
4.4%	396	0	396	0		396
4.8% Series B	192	0	192	0		192
4.5% Series C	270	0	270	0		270
6.28% Series D	314	0	314	0		314
7.73% Series L	3,865	0	3,865	0		3,865
Common Stock	59,970	0	59,970	0		59,970

Total deductions	65,007	0	65,007	0		65,007

Balance at December 31, 2000	248,408	2,843	251,251	(2,843)		248,408

OTHER PAID - IN CAPITAL

Balance at January 1, 2000	2,441	0	2,441	0		2,441

Add (Deduct):

Other paid - in capital from
Monongahela Power Company	0	197,886	197,886	(197,886)	(1)	0

Other paid - in capital from
Allegheny Energy, Inc.	162,500	0	162,500	0		162,500

Balance at December 31, 2000	164,941	197,886	362,827	(197,886)		164,941

	B - 5
	MONONGAHELA POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
						Monongahela
	Monongahela	Mountaineer				Power Co.
	Power	Gas Co.	Combined	Eliminations,		Consolidated
	Company	Consolidated	Totals	etc.		Totals
		(from pg C - 5)				(Carried to
						Pg A - 5)
Cash Flows from Operations:
Net income (loss)	31,455	2,843	34,298	(2,843)	(1)	31,455
Extaordinary charge, net of taxes	63,124	0	63,124	0		63,124
Income before extraordinary charge	94,579	2,843	97,422	(2,843)		94,579
Depreciation	66,442	4,066	70,508	0		70,508
Deferred investment credit and income taxes, net	4,810	2,281	7,091	0		7,091
Deferred power costs, net	248	0	248	0		248
Unconsolidated subsidiaries' dividends in excess of earnings	2,774	0	2,774	0		2,774
Allowance for other than borrowed funds used
during construction (AOFDC)	(138)	0	(138)	0		(138)
Changes in certain current assets and liabilities:
Accounts receivable, net	(11,271)	(31,347)	(42,618)	0		(42,618)
Accounts receivable from affiliates	18,270	253	18,523	0		18,523
Materials and supplies	6,743	135	6,878	0		6,878
Accounts payable	11,069	(3,464)	7,605	0		7,605
Accounts payable to affiliates	17,421	0	17,421	0		17,421
Prepayments	(5,717)	3,157	(2,560)	0		(2,560)
Taxes accrued	9,748	7,824	17,572	0		17,572
Interest accrued	4,707	(1,344)	3,363	0		3,363
Other, net	4,837	(719)	4,118	(1)		4,117
Total Cash Flows from Operations	224,522	(16,315)	208,207	(2,844)		205,363

Cash Flows used in Investing:
Regulated operation's construction expenditures (less allowance for other
than borrowed funds used during construction)	(77,834)	(4,271)	(82,105)	0		(82,105)
Acquistion of business	(232,348)	0	(232,348)	3,522		(228,826)
Total Cash Flows used in Investing	(310,182)	(4,271)	(314,453)	3,522		(310,931)

Cash Flows from (used in) Financing:
Issuance of long - term debt	100,000	0	100,000	0		100,000
Retirement of long - term debt	(65,000)	0	(65,000)	0		(65,000)
Funds on deposit with trustee	2,561	0	2,561	0		2,561
Short - term debt, net	0	21,000	21,000	0		21,000
Notes receivable from affiliates	(22,000)	(4)	(22,004)	0		(22,004)
Notes payable to affiliates	(28,650)	0	(28,650)	0		(28,650)
Parent Company contribution	162,500	0	162,500	0		162,500
Dividends on capital stock:
Preferred stock	(5,037)	0	(5,037)	0		(5,037)
Common stock	(59,970)	0	(59,970)	0		(59,970)
Total Cash Flows from (used in) Financing	84,404	20,996	105,400	0		105,400

Net Change in Cash and Temporary
Cash Investments*	(1,256)	410	(846)	678		(168)
Cash and Temporary Cash Investments at January 1	3,826	678	4,504	(678)		3,826
Cash and Temporary Cash Investments at December 31	2,570	1,088	3,658	0		3,658

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	35,718	1,919	37,637	0	37,637
Income taxes	41,147	0	41,147	0	41,147

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

	C - 1
	MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
		Mountaineer
		Gas	Mapcom				Mountaineer
	Mountaineer	Services,	Systems,	Combined	Eliminations,		Gas Co.
	Gas Co.	Inc	Inc	Totals	etc.		Consolidated
ASSETS							(Carried to
							Pg B - 1)
Property, plant and equipment:
At original cost	289,034	14,414	282	303,730	0		303,730
Accumulated depreciation	(143,286)	(4,880)	(179)	(148,345)	0		(148,345)

Investments and other assets:
Securities of subsidiaries consolidated	10,331	0	0	10,331	(10,331)	(1)	0
Excess of cost over net asset acquired	174,515	0	0	174,515	0		174,515

Current assets:
Cash	0	1,088	0	1,088	0		1,088
Accounts receivable:
Electric	0	184	0	184	0		184
Gas	41,406	0	0	41,406	0		41,406
Allowance for uncollectible accounts	(2,372)	0	0	(2,372)	0		(2,372)
Affiliates	0	929	0	929	(929)	(2)	0
Other	823	0	34	857	0		857
Notes receivable due 1 yr.	4	0	0	4	0		4
Materials and supplies - at average cost:
Operating and construction	894	0	0	894	0		894
Prepaid taxes	3,876	0	63	3,939	0		3,939
Prepaid Gas	29,342	0	0	29,342	0		29,342
Other	1,119	11	15	1,145	0		1,145

Deferred charges:
Deferred Income Taxes	1,256	0	18	1,274	(328)	(3)	946
Unamortized loss on reacquired debt	1,621	0	0	1,621	0		1,621
Other	5,883	10	0	5,893	0		5,893

Total assets	414,446	11,756	233	426,435	(11,588)		414,847

	C - 2
	MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
		Mountaineer
		Gas	Mapcom				Mountaineer
	Mountaineer	Services,	Systems,	Combined	Eliminations,		Gas Co.
CAPITALIZATION AND LIABILITIES	Gas Co.	Inc	Inc	Totals	etc.		Consolidated
							(Carried to
Capitalization:							Pg B - 2)
Common stock of Mountaineer Gas Company	31,618	0	0	31,618	0		31,618
Common stock of subsidiaries consolidated	0	0	120	120	(120)	(1)	0
Other paid - in capital	197,886	10,225	182	208,293	(10,407)	(1)	197,886
Retained earnings	2,843	(109)	(87)	2,647	196	(1)	2,843

Long-term debt	100,109	0	0	100,109	0		100,109
(see pages A-6, A-7, A-8, A-9)

Current liabilities:
Short - term debt	37,015	0	0	37,015	0		37,015
Accounts payable to affiliates	929	0	0	929	(929)	(2)	0
Accounts payable - others	17,173	524	16	17,713	0		17,713
Taxes accrued:
Federal and state income	0	312	0	312	0		312
Other	4,676	359	1	5,036	0		5,036
Interest accrued	1,713	0	0	1,713	0		1,713
Other	473	117	1	591	0		591

Deferred credits and other liabilities:
Deferred income taxes	0	328	0	328	(328)	(3)	0
Other	20,011	0	0	20,011	0		20,011

Total capitalization and liabilities	414,446	11,756	233	426,435	(11,588)		414,847

	C - 3
	MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Mountaineer
		Gas	Mapcom				Mountaineer
	Mountaineer	Services,	Systems,	Combined	Eliminations,		Gas Co.
	Gas Co.	Inc	Inc	Totals	etc.		Consolidated
							(Carried to
Electric operating revenues:							Pg B - 3)
Residential	34,973	0	0	34,973	0		34,973
Industrial	21,117	372	0	21,489	0		21,489
Wholesale and other including affiliates	22,479	3,967	0	26,446	(3,787)	(4)	22,659
Bulk power transactions, net	0	0	0	0	0		0

Total operating revenues	78,569	4,339	0	82,908	(3,787)		79,121

Operating expenses:
Operation:
Gas Purchases and Production	45,342	2,316	0	47,658	(3,787)	(4)	43,871
Other	13,063	128	0	13,191	0		13,191
Maintenance	1,597	15	0	1,612	0		1,612
Depreciation	3,842	224	0	4,066	0		4,066
Taxes other than income taxes	6,038	320	0	6,358	0		6,358
Federal and state income taxes	1,499	548	0	2,047	0		2,047
Total operating expenses	71,381	3,551	0	74,932	(3,787)		71,145
Operating income	7,188	788	0	7,976	0		7,976

Other income and deductions:
Other, net	(649)	34	(87)	(702)	(735)	(1)	(1,437)
Total other income and deductions	(649)	34	(87)	(702)	(735)		(1,437)
Income before interest charges	6,539	822	(87)	7,274	(735)		6,539

Interest charges:
Interest on long - term debt	2,880	0	0	2,880	0		2,880
Other interest	837	0	0	837	0		837
Allowance for borrowed funds used during
construction	(21)	0	0	(21)	0		(21)
Dividends on preferred stock of subsidiaries	0	0	0	0	0		0
Total interest charges	3,696	0	0	3,696	0		3,696

Net income (loss)	2,843	822	(87)	3,578	(735)		2,843

	C - 4
	MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Mountaineer					Mountaineer
		Gas	Mapcom				Gas Co.
	Mountaineer	Services,	Systems,	Combined	Eliminations,		Consolidated
RETAINED EARNINGS	Gas Co.	Inc	Inc	Totals	etc.		(Carried to
							Pg B - 4)
Balance at January 1, 2000	0	0	0	0			0
Add:

Net income (loss)	2,843	822	(87)	3,578	(735)		2,843

Total	2,843	822	(87)	3,578	(735)		2,843

Deduct:
Retained Earnings from Mountaineer Gas Company	0	931	0	931	(931)	(1)	0

Total deductions	0	931	0	931	(931)		0

Balance at December 31, 2000	2,843	(109)	(87)	2,647	196		2,843

OTHER PAID - IN CAPITAL

Balance at January 1, 2000	0	0	0	0	0		0

Add (Deduct):
Other paid - in capital from
Monongahela Power Company	197,886	0		197,886			197,886

Other paid - in capital from
Mountaineer Gas Company	0	10,225	182	10,407	(10,407)	(1)	0

Balance at December 31, 2000	197,886	10,225	182	208,293	(10,407)		197,886

	C - 5
	MOUNTAINEER GAS COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)

		Mountaineer				Mountaineer
		Gas	Mapcom			Gas Co.
	Mountaineer	Services,	Systems,	Combined	Eliminations,	Consolidated
	Gas Co.	Inc	Inc	Totals	etc.	(Carried to
						Pg B - 5)
Cash Flows from Operations:
Net income (loss)	2,843	822	(87)	3,578	(735)	2,843
Extaordinary charge, net of taxes	0	0	0	0	0	0
Income before extraordinary charge	2,843	822	(87)	3,578	(735)	2,843
Depreciation	3,842	224	0	4,066	0	4,066
Deferred investment credit and income taxes, net	2,281	0	0	2,281	0	2,281
Changes in certain current assets and liabilities:
Accounts receivable, net	(31,478)	877	(34)	(30,635)	(712)	(31,347)
Accounts receivable from affiliates	470	(929)	0	(459)	712	253
Materials and supplies	135	0	0	135	0	135
Accounts payable	(3,379)	(93)	8	(3,464)	0	(3,464)
Prepayment	3,244	(26)	(61)	3,157	0	3,157
Taxes accrued	7,540	188	96	7,824	0	7,824
Interest accrued	(1,344)	0	0	(1,344)	0	(1,344)
Other, net	(645)	(890)	81	(1,454)	735	(719)
Total Cash Flows from Operations	(16,491)	173	3	(16,315)	0	(16,315)

Cash Flows used in Investing:
Regulated operation's construction expenditures (less allowance for other
than borrowed funds used during construction)	(4,174)	(94)	(3)	(4,271)	0	(4,271)
Total Cash Flows used in Investing	(4,174)	(94)	(3)	(4,271)	0	(4,271)

Cash Flows from (used in) Financing:
Short - term debt, net	21,000	0	0	21,000	0	21,000
Notes receivable from affiliates	(4)	0	0	(4)	0	(4)
Total Cash Flows from (used in) Financing	20,996	0	0	20,996	0	20,996

Net Change in Cash and Temporary
Cash Investments*	331	79	0	410	0	410
Cash and Temporary Cash Investments at January 1	(331)	1,009	0	678	0	678
Cash and Temporary Cash Investments at December 31	0	1,088	0	1,088	0	1,088

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	1,919	0	0	1,919	0	1,919
Income taxes	0	0	0	0	0	0

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

	D - 1
	THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
						The
						Potomac Edison
	The	P E				Company
	Potomac Edison	Transferring	Combined	Eliminations,		Consolidated
ASSETS	Company	Agent, LLC	Totals	etc.		(Carried to
						Pg A - 1a)
Property, plant and equipment:
At original cost	1,410,381	0	1,410,381	0		1,410,381
Accumulated depreciation	(514,167)	0	(514,167)	0		(514,167)

Investments and other assets:
Securities of subsidiaries consolidated	3,140	0	3,140	(3,140)	(1)	0
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(3,366)	0	(3,366)	0		(3,366)
Advances	3,617	0	3,617	0		3,617
Other	104	0	104	0		104

Current assets:
Cash and temporary cash investments	4,585	100	4,685	0		4,685
Accounts receivable:
Electric	98,225	0	98,225	0		98,225
Allowance for uncollectible accounts	(4,189)	0	(4,189)	0		(4,189)
Affiliates	0	0	0	0		0
Other	1,893	0	1,893	0		1,893
Materials and supplies - at average cost:
Operating and construction	12,132	0	12,132	0		12,132
Deferred income taxes	5,193	0	5,193	0		5,193
Prepaid taxes	12,995	3,040	16,035	0		16,035
Other	805	0	805	0		805

Deferred charges:
Regulatory assets	53,712	0	53,712	0		53,712
Unamortized loss on reacquired debt	10,925	0	10,925	0		10,925
Other	2,978	0	2,978	0		2,978

Total assets	1,098,963	3,140	1,102,103	(3,140)		1,098,963

	D - 2
	THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
					The
					Potomac Edison
	The	P E			Company
	Potomac Edison	Transferring	Combined	Eliminations,	Consolidated
CAPITALIZATION AND LIABILITIES	Company	Agent, LLC	Totals	etc.	(Carried to
					Pg A - 2a)
Capitalization:
Common stock of The Potomac Edison Company	224	0	224	0	224
Members equity	0	3,140	3,140	(3,140)	0
Common stock of subsidiaries consolidated	0	0	0	0	0
Other paid - in capital	224,979	0	224,979	0	224,979
Retained earnings	187,551	0	187,551	0	187,551

Long-term debt and QUIDS	410,010	0	410,010	0	410,010
(see pages A-6, A-7, A-8, A-9)

Current liabilities:
Short - term debt	42,685	0	42,685	0	42,685
Accounts payable to affiliates	24,487	0	24,487	0	24,487
Accounts payable - others	17,304	0	17,304	0	17,304
Taxes accrued:
Federal and state income	77	0	77	0	77
Other	8,744	0	8,744	0	8,744
Deferred power costs	11,396	0	11,396	0	11,396
Interest accrued	4,528	0	4,528	0	4,528
Maryland Settlement	10,456	0	10,456	0	10,456
Other	7,604	0	7,604	0	7,604

Deferred credits and other liabilities:
Unamoritized investment credit	10,555	0	10,555	0	10,555
Deferred income taxes	89,285	0	89,285	0	89,285
Obligations under capital leases	9,876	0	9,876	0	9,876
Regulatory liabilities	32,309	0	32,309	0	32,309
Other	6,893	0	6,893	0	6,893

Total capitalization and liabilities	1,098,963	3,140	1,102,103	(3,140)	1,098,963

	D - 3
	THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
						The
						Potomac Edison
	The	P E				Company
	Potomac Edison	Transferring	Combined	Eliminations,		Consolidated
	Company	Agent, LLC	Totals	etc.		(Carried to
						Pg A - 3a)
Electric operating revenues:
Residential	332,065	0	332,065	0		332,065
Commercial	163,800	0	163,800	0		163,800
Industrial	207,369	0	207,369	0		207,369
Wholesale and other, including affiliates	78,023	0	78,023	0		78,023
Bulk power transactions, net	46,562	0	46,562	0		46,562

Total operating revenues	827,819	0	827,819	0		827,819

Operating expenses:
Operation:
Fuel	81,910	0	81,910	0		81,910
Purchased power and exchanges, net	339,561	0	339,561	0		339,561
Deferred power costs, net	(16,786)	0	(16,786)	0		(16,786)
Other	119,413	0	119,413	0		119,413
Maintenance	41,423	0	41,423	0		41,423
Depreciation	61,394	0	61,394	0		61,394
Taxes other than income taxes	46,892	0	46,892	0		46,892
Federal and state income taxes	33,222	0	33,222	0		33,222
Total operating expenses	707,029	0	707,029	0		707,029
Operating income	120,790	0	120,790	0		120,790

Other income and deductions:
Allowance for other than borrowed funds used
during construction	558	0	558	0		558
Other, net	5,566	3,041	8,607	4,641	(1)	5,566
				(7,682)	(2)
Total other income and deductions	6,124	3,041	9,165	(3,041)		6,124
Income before interest charges and	126,914	3,041	129,955	(3,041)		126,914
Extraordinary charge, net

Interest charges:
Interest on long - term debt	40,198	0	40,198	0		40,198
Other interest	3,073	7,682	10,755	(7,682)	(2)	3,073
Allowance for borrowed funds used during
construction	(742)	0	(742)	0		(742)
Total interest charges	42,529	7,682	50,211	(7,682)		42,529
Income (loss) before extraordinary charge	84,385	(4,641)	79,744	4,641		84,385
Extraordinary charge, net	(13,899)	0	(13,899)	0		(13,899)
Net income (loss)	70,486	(4,641)	65,845	4,641		70,486

	D - 4

	THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
					The
					Potomac Edison
	The	P E			Company
	Potomac Edison	Transferring	Combined	Eliminations,	Consolidated
RETAINED EARNINGS	Company	Agent, LLC	Totals	etc.	(Carried to
					Pg A - 4a)
Balance at January 1, 2000	250,032	0	250,032	0	250,032

Add:
Net income (loss)	70,486	0	70,486	0	70,486

Total	320,518	0	320,518	0	320,518

Deduct:
Dividends on capital stock of The Potomac Edison Company:
Common	132,967	0	132,967	0	132,967

Total deductions	132,967	0	132,967	0	132,967

Balance at December 31, 2000	187,551	0	187,551	0	187,551

OTHER PAID-IN CAPITAL
Balance at January 1, 2000	2,690	0	2,690	0	2,690

Add (Deduct):
Increase due to change in common stock without Par Value to $.01 Par Value	447,476	0	447,476	0	447,476
Decrease due to transfer of assets	(225,187)	0	(225,187)	0	(225,187)
Balance at December 31, 2000	224,979	0	224,979	0	224,979

D-4 Continued THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID-IN CAPITAL AND MEMBERS EQUITY FOR YEAR ENDED DECEMBER 31, 2000
(000's)
MEMBERS EQUITY	THE POTOMAC EDISON COMPANY	PE TRANSFERRING AGENT, LLC	COMBINED TOTALS	ELIMINATIONS, ETC.	THE POTOMAC EDISON COMPANY CONSOLIDATED (Carried to Pg A-4a)
Balance at Jauary 1, 2000	0	0	0	0	0
Add
Net income (loss)	0	(4,641)	(4,641)	4,641	0
Transfer of Common Stock	0	0	0	0	0
Members capital contributions	0	7,781	7,781	(7,781)	0
Total	0	3,140	3,140	(3,140)	0

Deduct:
Return of members capital contribution	0	0	0	0	0
Dividends paid to parent	0	0	0	0	0
Total Deductions	0	0	0	0	0

Balance at December 31, 2000	0	3,140	3,140	(3,140)	0

	D - 5
	THE POTOMAC EDISON COMPANY AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
					The
					Potomac Edison
	The	P E			Company
	Potomac Edison	Transferring	Combined	Eliminations,	Consolidated
	Company	Agent, LLC	Totals	etc.	(Carried to
					Pg A - 5a)
Cash Flows from Operations:
Net income (loss)	70,486	(4,641)	65,845	4,641	70,486
Extraordinary charge, net of taxes	13,899	0	13,899	0	13,899
Income before extraordinary charge	84,385	(4,641)	79,744	4,641	84,385
Depreciation	61,394	0	61,394	0	61,394
Deferred Revenues	(1,473)	0	(1,473)	0	(1,473)
Deferred investment credit and income taxes, net	1,219	0	1,219	0	1,219
Deferred power costs, net	(16,786)	0	(16,786)	0	(16,786)
Unconsolidated subsidiaries' dividends in excess of earnings	956	0	956	0	956
Allowance for other than borrowed funds used
during construction (AOFDC)	(558)	0	(558)	0	(558)
Changes in certain current assets and liabilities:
Accounts receivable, net	(4,044)	0	(4,044)	0	(4,044)
Materials and supplies	1,765	0	1,765	0	1,765
Prepaid Taxes	(1,358)	(3,040)	(4,398)	0	(4,398)
Accounts payable	(4,378)	0	(4,378)	0	(4,378)
Accounts payable to affiliates	13,310	0	13,310	0	13,310
Taxes accrued	(9,489)	0	(9,489)	0	(9,489)
Accrued Interest	(1,413)	0	(1,413)	0	(1,413)
Other, net	6,768	0	6,768	3,140	9,908
Total Cash Flows from Operations	130,298	(7,681)	122,617	7,781	130,398

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance
for other than borrowed funds used during construction)	(71,707)	0	(71,707)	0	(71,707)
Total Cash Flows used in Investing	(71,707)	0	(71,707)	0	(71,707)

Cash Flows from (used in) Financing:
Issuance of long - term debt	79,900	0	79,900	0	79,900
Retirement of long - term debt	(75,000)	0	(75,000)	0	(75,000)
Funds on deposit with trustee	(3,133)	0	(3,133)	0	(3,133)
Short - term debt, net	42,685	0	42,685	0	42,685
Parent Company contribution	0	7,781	7,781	(7,781)	0
Dividends on capital stock:
Common stock	(132,967)	0	(132,967)	0	(132,967)
Total Cash Flows from (used in) Financing	(88,515)	7,781	(80,734)	(7,781)	(88,515)

Net Change in Cash and Temporary
Cash Investments*	(29,924)	100	(29,824)	0	(29,824)
Cash and Temporary Cash Investments at January 1	34,509	0	34,509	0	34,509
Cash and Temporary Cash Investments at December 31	4,585	100	4,685	0	4,685

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	36,620	7,682	44,302	(7,682)	36,620
Income taxes	41,824	0	41,824	0	41,824

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

	E - 1
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia
	Power	Transmission	Water Power	Subtotal
ASSETS	Company	Company	Company	(Carried to
				Pg E - 1a)
Property, plant and equipment:
At original cost	1,651,959	2,314	10	1,654,283
Accumulated depreciation	(543,000)	0	0	(543,000)

Investments and other assets:
Securities of subsidiaries consolidated	190,583	1	0	190,584
Equity in undistributed earnings of subsidiaries	2,011	0	0	2,011
Indebtedness of subsidiary consolidated - not current	0	14	0	14
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(6,732)	0	0	(6,732)
Advances	7,062	0	0	7,062
Other	113	0	0	113

Current assets:
Cash and temporary cash investments	2,694	3,065	0	5,759
Accounts receivable:
Electric	158,758	0	0	158,758
Allowance for uncollectible accounts	(18,004)	0	0	(18,004)
Affiliates	0	0	0	0
Other	5,846	5		5,851
Notes receivable due 1 yr.	41,000	0	0	41,000
Materials and supplies - at average cost:
Operating and construction	17,663	0	0	17,663
Prepaid taxes	6,826	0	0	6,826
Regulatory assets	1,736	0	0	1,736
Other	1,199	0	0	1,199

Deferred charges:
Regulatory assets	220,525	0	0	220,525
Unamortized loss on reacquired debt	3,169	0	0	3,169
Other	2,455	8	0	2,463

Total assets	1,745,863	5,407	10	1,751,280

E - 1a
WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
(000's)
		West Penn
		Funding	West Penn
	Prior Page	Corporation	Transferring	Combined	Eliminations,
ASSETS	Subtotal	Consolidated	Agent LLC	Totals	etc.
	(from pg E - 1)	(from pg F - 1)

Property, plant and equipment:
At original cost	1,654,283	0	0	1,654,283	0		1,654,283
Accumulated depreciation	(543,000)	0	0	(543,000)	0		(543,000)

Investments and other assets:
Securities of subsidiaries consolidated	190,584	0	0	190,584	(190,584)	(1)	0
Equity in undistributed earnings of subsidiaries	2,011	0	0	2,011	(2,011)	(1)	0
Indebtedness of subsidiary consolidated - not current	14	0	0	14	(14)	(2)	0
Investment in Allegheny Pittsburgh Coal Company:
Common stock, at equity	(6,732)	0	0	(6,732)	0		(6,732)
Advances	7,062	0	0	7,062	0		7,062
Long-term notes receivable	0	594,941	0	594,941	(594,941)	(2)	0
Other	113	0	0	113	0		113

Current assets:
Cash and temporary cash investments	5,759	256	101	6,116	0	0	6,116
Accounts receivable:
Electric	158,758	0	0	158,758	0		158,758
Allowance for uncollectible accounts	(18,004)	0	0	(18,004)	0		(18,004)
Affiliates	0	14,994	0	14,994	(14,994)	(3)	0
Other	5,851	0	0	5,851	0		5,851
Notes receivable due 1 yr.	41,000	0	0	41,000	0		41,000
Materials and supplies - at average cost:
Operating and construction	17,663	0	0	17,663	0		17,663
Prepaid taxes	6,826	0	0	6,826	0		6,826
Intangible transition property	0	56,280	0	56,280	(56,280)	(9)	0
Regulatory assets	1,736	0	0	1,736	20,313	(9)	22,049
Other	1,199	1,857	0	3,056	(1,860)	(9)	1,196

Deferred charges:
Regulatory assets	220,525	0	0	220,525	208,428	(9)	428,953
Unamortized loss on reacquired debt	3,169	0	0	3,169	0		3,169
Intangible transition property	0	482,039	0	482,039	(482,039)	(9)	0
Other	2,463	4,781	0	7,244	0		7,244

Total assets	1,751,280	1,155,148	101	2,906,529	(1,113,982)		1,792,547

	E - 2
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia
	Power	Transmission	Water Power	Subtotal
CAPITALIZATION AND LIABILITIES	Company	Company	Company	(Carried to
				Pg E - 2a)
Capitalization:
Common stock of West Penn Power Company	65,842	0	0	65,842
Members equity	0	0	0	0
Common stock of subsidiaries consolidated	0	3,000	1	3,001
Other paid - in capital	244,239	(555)	0	243,684
Retained earnings	112,040	2,017	(6)	114,051

Long - term debt and QUIDs	185,360	0	0	185,360
(see pages A-6, A-7, A-8, A-9)
Indebtedness to affiliated consolidated - not current	594,941	0	0	594,941
Indebtedness to affiliated consolidated - not current	0	0	15	15

Current liabilities:
Long-term debt due 1 year	0	0	0	0
Accounts payable to affiliates	27,704	111	0	27,815
Accounts payable - others	31,037	47	0	31,084
Deferred income taxes	3,373	0	0	3,373
Taxes accrued:
Federal and state income	10,618	696	0	11,314
Other	12,918	91	0	13,009
Interest accrued	3,002	0	0	3,002
Adverse power purchase commitments	24,839	0	0	24,839
Other	6,480	0	0	6,480

Deferred credits and other liabilities:
Unamoritized investment credit	20,899	0	0	20,899
Deferred income taxes	86,115	0	0	86,115
Obligations under capital lease	11,267	0	0	11,267
Regulatory liabilities	15,162	0	0	15,162
Adverse power purchase commitments	278,338	0	0	278,338
Other	11,689	0	0	11,689

Total capitalization and liabilities	1,745,863	5,407	10	1,751,280

	E - 2a
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
		West Penn					West Penn
		Funding	West Penn				Power
	Prior Page	Corporation	Transferring	Combined	Eliminations,		Company
CAPITALIZATION AND LIABILITIES	Subtotal	Consolidated	Agent LLC	Totals	etc.		Consolidated
	(from pg E - 2)	(from pg F - 2)					(carried to
							pg A - 2a)
Capitalization:
Common stock of West Penn Power Company	65,842	0	0	65,842	0		65,842
Members equity	0	0	100	100	(100)		0
Common stock of subsidiaries consolidated	3,001	25	0	3,026	(3,026)	(1)	0
Other paid - in capital	243,684	143,750	0	387,434	(143,195)	(1)	244,239
Retained earnings	114,051	44,263	0	158,314	(46,274)	(1)	112,040

Long - term debt and QUIDs	185,360	492,924	0	678,284	0		678,284
(see pages A-6, A-7, A-8, A-9)
Indebtedness to affiliated consolidated - not current	594,941	0	0	594,941	(594,941)	(2)	0
Indebtedness to affiliated consolidated - not current	15	0	0	15	(15)	(2)	0

Current liabilities:
Long-term debt due 1 year	0	60,184	0	60,184	0		60,184
Accounts payable to affiliates	27,815	0	0	27,815	(14,994)	(3)	12,821
Accounts payable - others	31,084	0	1	31,085	0		31,085
Deferred income taxes	3,373	0	0	3,373	0		3,373
Taxes accrued:
Federal and state income	11,314	834	0	12,148	0		12,148
Other	13,009	0	0	13,009	0		13,009
Interest accrued	3,002	401	0	3,403	(1,857)	(10)	1,546
Adverse power purchase commitments	24,839	0	0	24,839	0		24,839
Deferred Gain on Sale of ITP	0	32,481	0	32,481	(32,481)	(9)	0
Other	6,480	0	0	6,480	0		6,480

Deferred credits and other liabilities:
Unamoritized investment credit	20,899	0	0	20,899	0		20,899
Deferred income taxes	86,115	103,187	0	189,302	0		189,302
Obligations under capital lease	11,267	0		11,267			11,267
Regulatory liabilities	15,162	0	0	15,162	0		15,162
Adverse power purchase commitments	278,338	0	0	278,338	0		278,338
Deferred Gain on Sale of ITP	0	277,099	0	277,099	(277,099)	(9)	0
Other	11,689	0	0	11,689	0		11,689

Total capitalization and liabilities	1,751,280	1,155,148	101	2,906,529	(1,113,982)		1,792,547

	E - 3
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia	Subtotal
	Power	Transmission	Water Power	(Carried to
	Company	Company	Company	Pg E - 3a)
Electric operating revenues:
Residential	370,610	0	0	370,610
Commercial	198,232	0	0	198,232
Industrial	283,874	0	0	283,874
Wholesale and other, including affiliates	73,553	0	0	73,553
Bulk power transactions, net	24,584	0	0	24,584

Total operating revenues	950,853	0	0	950,853

Operating expenses:
Operation:
Fuel	176	0	0	176
Purchased power and exchanges, net	549,666	0	0	549,666
Other	122,321	183	0	122,504
Maintenance	37,305	0	0	37,305
Depreciation	50,800	0	0	50,800
Taxes other than income taxes	45,397	5	0	45,402
Federal and state income taxes	30,946	0	0	30,946
Total operating expenses	836,611	188	0	836,799
Operating income	114,242	(188)	0	114,054

Other income and deductions:
Allowance for other than borrowed funds used
during construction	117	0	0	117
Other, net	57,992	705	0	58,697
Total other income and deductions	58,109	705	0	58,814
Income before interest charges	172,351	517	0	172,868

Interest charges:
Interest on long - term debt	69,073	0	0	69,073
Other interest	1,502	0	0	1,502
Allowance for borrowed funds used during
construction	(627)	0	0	(627)
Total interest charges	69,948	0	0	69,948

Net income (loss)	102,403	517	0	102,920

	E - 3a
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		West Penn					West Penn
		Funding	West Penn				Power
	Prior Page	Corporation	Transferring	Combined	Eliminations,		Company
	Subtotal	Consolidated	Agent LLC	Totals	etc.		Consolidated
	(from pg E - 3)	(from pg F - 3)					(carried to
							pg A - 3a)
Electric operating revenues:
Residential	370,610	33,582	0	404,192	0		404,192
Commercial	198,232	22,805	0	221,037	0		221,037
Industrial	283,874	39,481	0	323,355	0		323,355
Wholesale and other, including affiliates	73,553	156	0	73,709	(1,250)	(5)	72,459
Bulk power transactions, net	24,584		0	24,584	0		24,584

Total operating revenues	950,853	96,024	0	1,046,877	(1,250)		1,045,627

Operating expenses:
Operation:
Fuel	176	0	0	176	0		176
Purchased power and exchanges, net	549,666	0	0	549,666	11,649	(4)	561,315
Other	122,504	1,389	0	123,893	(1,252)	(5)	122,641
Maintenance	37,305	0	0	37,305	0		37,305
Depreciation	50,800	54,195	0	104,995	(42,616)	(4)	62,379
Taxes other than income taxes	45,402	0	0	45,402	0		45,402
Federal and state income taxes	30,946	100	0	31,046	(933)	(4)	52,093
					21,980	(7)
Total operating expenses	836,799	55,684	0	892,483	(11,172)		881,311
Operating income	114,054	40,340	0	154,394	9,922		164,316

Other income and deductions:
Allowance for other than borrowed funds used
during construction	117	0	0	117	0		117
Other, net	58,697	54,744	0	113,441	(11,299)	(8)	4,262
					21,980	(7)
					(31,673)	(4)
					(44,561)	(6)
					(43,626)	(1)
Total other income and deductions	58,814	54,744	0	113,558	(109,179)		4,379
Income before interest charges	172,868	95,084	0	267,952	(99,257)		168,695

Interest charges:
Interest on long - term debt	69,073	39,545	0	108,618	(44,560)	(6)	64,058
Other interest	1,502	1,133	0	2,635	226	(4)	2,861
Allowance for borrowed funds used during
construction	(627)	0	0	(627)	0		(627)
Total interest charges	69,948	40,678	0	110,626	(44,334)		66,292

Net income (loss)	102,920	54,406	0	157,326	(54,923)		102,403

	E - 4
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia	Subtotal
	Power	Transmission	Water Power	(Carried to
RETAINED EARNINGS	Company	Company	Company	Pg E - 4a)

Balance at January 1, 2000	9,637	1,500	(6)	11,131

Add:
Net Income (loss)	102,403	517	0	102,920

Total	112,040	2,017	(6)	114,051

Deduct:
Dividends on capital stock	0	0	0	0

Balance at December 31, 2000	112,040	2,017	(6)	114,051

OTHER PAID - IN CAPITAL

Balance at January 1, 2000	0	(555)	0	(555)

Add (Deduct):

Other paid - in capital from
West Penn Power company	0	0	0	0

Interest as co-obligator and derecognization of
pollution control notes related to transfer of assets	244,239	0	0	244,239

Balance at December 31, 2000	244,239	(555)	0	243,684

	E - 4 Continued
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn
	West Penn	Power and	West Virginia	Subtotal
	Power	Transmission	Water Power	(Carried to
MEMBERS EQUITY	Company	Company	Company	Pg E - 4a)

Balance at January 1, 2000	0	0	0	0

Add:
Net income (loss)	0	0	0	0

Transfer of Common Stock
and Retained Earnings	0	0	0	0
December 31, 1999 balances

Transfer of Common Stock	0	0	0	0

Investment from member	0	0	0	0

Total	0	0	0	0
Deduct:
Return of members capital contribution	0	0	0	0

Dividends paid to parent	0	0	0	0

Total deductions	0	0	0	0
Balance at December 31, 2000	0	0	0	0

	E - 4a
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND PAID - IN CAPITAL
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		West Penn					West Penn
		Funding	West Penn				Power
	Prior Page	Corporation	Transferring	Combined	Eliminations,		Company
RETAINED EARNINGS	Subtotal	Consolidated	Agent LLC	Totals	etc.		Consolidated
	(from pg E - 4)	(from pg F - 4)					(carried to
							pg A - 4a)
Balance at January 1, 2000	11,131	1,155	(1,805)	10,481	(844)	(1)	9,637

Add:
Net Income (loss)	102,920	54,406	0	157,326	(54,923)		102,403

Transfer to members equity	0	0	1,805	1,805	(1,805)		0

Total	114,051	55,561	0	169,612	(57,572)		112,040

Deduct:
Dividends on capital stock:
Common stock	0	11,298	0	11,298	(11,298)	(8)	0

Total deductions	0	11,298	0	11,298	(11,298)		0

Balance at December 31, 2000	114,051	44,263	0	158,314	(46,274)		112,040

OTHER PAID - IN CAPITAL

Balance at January 1, 2000	(555)	137,561	0	137,006	(137,006)		0

Add (Deduct):

Other paid - in capital from
West Penn Power company	0	6,189	0	6,189	(6,189)		0

Interest as co-obligator and derecognization of
pollution control notes related to transfer of assets	244,239	0	0	244,239	0		244,239

Balance at December 31, 2000	243,684	143,750	0	387,434	(143,195)	(1)	244,239

	E - 4a Continued
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		West Penn				West Penn
		Funding	West Penn			Power
	Prior Page	Corporation	Transferring	Combined	Eliminations,	Company
MEMBERS EQUITY	Subtotal	Consolidated	Agent LLC	Totals	etc.	Consolidated
						(carried to
						pg A - 4a)
Balance at January 1, 2000	0	0	0	0	0	0

Add:
Net income (loss)	0	0	0	0	0	0

Transfer of Common Stock - $2,877
and Retained Earnings - $(1,805)	0	0	1,072	1,072	(1,072)	0
December 31, 1999 balances

Transfer of Common Stock	0	0	0	0	0	0

Investment from member	0	0	0	0	0	0

Total	0	0	1,072	1,072	(1,072)	0

Deduct:
Return of members capital contribution	0	0	972	972	(972)	0

Dividends paid to parent	0	0	0	0	0	0

Total deductions	0	0	972	972	(972)	0

Balance at December 31, 2000	0	0	100	100	(100)	0

	E - 5
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		West Virginia Power
		and Transmission
		Company and Subsidiary
		West Virginia	West Penn	Subtotal
	West Penn	Power and	West Virginia	(Carried to
	Power	Transmission	Water Power	Pg E - 5a)
Cash Flows from Operations:	Company	Company	Company
Net Income (loss)	102,403	517	0	102,920
Extraordinary charge, net of taxes	0	0	0	0
Net income before extraordinary charge	102,403	517	0	102,920
Depreciation	50,800	0	0	50,800
Amortization of adverse purchase power contract	(12,762)	0	0	(12,762)
Deferred investment credit and income taxes, net	(13,677)	0	0	(13,677)
Write-off of Pennsylvania pilot program regulatory asset	9,040	0	0	9,040
Unconsolidated subsidiaries' dividends in excess of earnings	(48,783)	0	0	(48,783)
Allowance for other than borrowed funds used
during construction (AOFDC)	(117)	0	0	(117)
Changes in certain current assets and liabilities:
Accounts receivable, net	(25,771)	0	0	(25,771)
Materials and supplies	(1,463)	0	0	(1,463)
Prepaid Taxes	(6,170)	0	0	(6,170)
Accounts payable	(21,865)	46	0	(21,819)
Accounts payable to affiliates	(64,891)	97	0	(64,794)
Taxes accrued	10,615	159	0	10,774
Accrued Interest	(684)	0	0	(684)
Deferred gain on sale of ITP, net	0	0	0	0
Other, net	23,276	0	0	23,276
Total Cash Flows from Operations	(49)	819	0	770

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(52,980)	0	0	(52,980)
Total Cash Flows used in Investing	(52,980)	0	0	(52,980)

Cash Flows from (used in) Financing:
Retirement of Transition bonds	0	0	0	0
Notes receivable from affiliate	39,800	0	0	39,800
Equity Contribution from member	0	0	0	0
Dividends on capital stock:
Common stock	0	0	0	0
Total Cash Flows from (used in) Financing	39,800	0	0	39,800

Net Change in Cash and
Temporary Cash Investments*	(13,229)	819	0	(12,410)
Cash and Temporary Cash Investments at January 1	15,923	2,246	0	18,169
Cash and Temporary Cash Investments at December 31	2,694	3,065	0	5,759

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	57,479	0	0	57,479
Income taxes	17,585	182	0	17,767

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase, are considered to be the equivalent of cash.

	E - 5a
	WEST PENN POWER COMPANY AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		West Penn				West Penn
		Funding	West Penn			Power
	Prior Page	Corporation	Transferring	Combined	Eliminations,	Company
	Subtotal	Consolidated	Agent LLC	Totals	etc.	Consolidated
		(from pg F - 5)				(carried to
	(from pg E - 5)					pg A - 5a)
Cash Flows from Operations:
Net Income (loss)	102,920	54,406	0	157,326	(54,923)	102,403
Extraordinary charge, net of taxes	0	0	0	0	0	0
Net income before extraordinary charge	102,920	54,406	0	157,326	(54,923)	102,403
Depreciation	50,800	54,195	0	104,995	(42,616)	62,379
Amortization of adverse purchase power contracts	(12,762)	0	0	(12,762)	0	(12,762)
Deferred investment credit and income taxes, net	(13,677)	8,944	0	(4,733)	0	(4,733)
Write-off of Pennsylvania pilot program regulatory asset	9,040	0	0	9,040	0	9,040
Unconsolidated subsidiaries' dividends in excess of earnings	(48,783)	0	0	(48,783)	48,865	82
Allowance for other than borrowed funds used
during construction (AOFDC)	(117)	0	0	(117)	0	(117)
Changes in certain current assets and liabilities:
Accounts receivable, net	(25,771)	0	0	(25,771)	0	(25,771)
Materials and supplies	(1,463)	0	0	(1,463)	0	(1,463)
Prepaid Taxes	(6,170)	0	972	(5,198)	0	(5,198)
Accounts payable	(21,819)	0	1	(21,818)	0	(21,818)
Accounts payable to affiliates	(64,794)	(8,153)	0	(72,947)	0	(72,947)
Taxes accrued	10,774	(1,567)	0	9,207	0	9,207
Accrued Interest	(684)	(4,543)	0	(5,227)	0	(5,227)
Deferred gain on sale of ITP, net	0	(32,770)	0	(32,770)	32,770	0
Other, net	23,276	(19,357)	(972)	2,947	10,819	13,766
Total Cash Flows from Operations	770	51,155	1	51,926	(5,085)	46,841

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	(52,980)	0	0	(52,980)	0	(52,980)
Total Cash Flows used in Investing	(52,980)	0	0	(52,980)	0	(52,980)

Cash Flows from (used in) Financing:
Retirement of Transition bonds	0	(46,833)	0	(46,833)	0	(46,833)
Notes receivable from affiliate	39,800	0	0	39,800	0	39,800
Equity Contribution from member	0	6,214	0	6,214	(6,214)	0
Dividends on capital stock:
Common stock	0	(11,299)	0	(11,299)	11,299	0
Total Cash Flows from (used in) Financing	39,800	(51,918)	0	(12,118)	5,085	(7,033)

Net Change in Cash and
Temporary Cash Investments*	(12,410)	(763)	1	(13,172)	0	(13,172)
Cash and Temporary Cash Investments at January 1	18,169	1,019	100	19,288	0	19,288
Cash and Temporary Cash Investments at December 31	5,759	256	101	6,116	0	6,116

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	57,479	44,089	0	101,568	(44,561)	57,007
Income taxes	17,767	31,645	(972)	48,440	0	48,440

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase, are considered to be the equivalent of cash.

	F - 1
	WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)
						West Penn
	West Penn					Funding
	Funding	West Penn	Combined	Eliminations,		Corporation
ASSETS	Corporation	Funding LLC	Totals	etc.		Consolidated
						(carried to
						pg E - 1a)
Investments and other assets:
Securities of subsidiaries consolidated	4,769	0	4,769	(4,769)	(1)	0
Long-term notes receivable	594,941	0	594,941	0		594,941

Current assets:
Cash	7	249	256	0		256
Accounts receivable:
Affiliates	0	14,994	14,994	0		14,994
Intangible transition property	0	56,280	56,280	0		56,280
Other	1,857	0	1,857	0		1,857

Deferred charges:
Intangible transition property	0	482,039	482,039	0		482,039
Other	0	4,781	4,781	0		4,781

Total assets	601,574	558,343	1,159,917	(4,769)		1,155,148

F - 2
WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY
CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
(000's)
					West Penn
	West Penn				Funding
	Funding	West Penn	Combined	Eliminations,	Corporation
CAPITALIZATION AND LIABILITIES	Corporation	Funding LLC	Totals	etc.	Consolidated
					(carried to
Capitalization:					pg E - 2a)
Members equity	0	4,769	4,769	(4,769)	(1) 0
Common stock of subsidiaries consolidated	25	0	25		25
Other paid - in capital	143,750	0	143,750	0	143,750
Retained earnings	44,263	0	44,263	0	44,263

Long - term debt	0	492,924	492,924	0	492,924
(see pages A-6, A-7, A-8, A-9)

Current liabilities:
Long-term debt due 1 year	0	60,184	60,184	0	60,184
Taxes accrued:
Federal and state income	769	65	834	0	834
Interest accrued	0	401	401	0	401
Deferred Gain on Sale of ITP	32,481	0	32,481	0	32,481

Deferred credits and other liabilities:
Deferred income taxes	103,187	0	103,187	0	103,187
Deferred Gain on Sale of ITP	277,099	0	277,099	0	277,099

Total capitalization and liabilities	601,574	558,343	1,159,917	(4,769)	1,155,148
	F - 3
	WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
					West Penn
	West Penn				Funding
	Funding	West Penn	Combined	Eliminations,	Corporation
	Corporation	Funding LLC	Totals	etc.	Consolidated
					(carried to
					pg E - 3a)
Intangible transition charge revenues:
Residential	0	33,582	33,582	0	33,582
Commercial	0	22,805	22,805	0	22,805
Industrial	0	39,481	39,481	0	39,481
Wholesale and other, including affiliates	0	156	156	0	156

Total operating revenues	0	96,024	96,024	0	96,024

Operating expenses:
Administrative and General	28	1,361	1,389	0	1,389
Amortization of intangible transition property	0	54,298	54,298	(103) (2)	54,195
Federal and state income taxes	0	60	60	40 (2)	100
Total operating expenses	28	55,719	55,747	(63)	55,684
Operating income	(28)	40,305	40,277	63	40,340

Other income and deductions:
Other income, net	54,434	489	54,923	(116) (1)	54,744
				(63) (2)
Total other income and deductions	54,434	489	54,923	(179)	54,744
Income before interest charges	54,406	40,794	95,200	(116)	95,084

Interest charges:
Interest on other long - term obligations	0	39,545	39,545	0	39,545
Amortization of debt issuance costs	0	1,133	1,133	0	1,133
Total interest charges	0	40,678	40,678	0	40,678

Net income (loss)	54,406	116	54,522	(116)	54,406

	F - 4
	WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
						West Penn
	West Penn					Funding
	Funding	West Penn	Combined	Eliminations,		Corporation
RETAINED EARNINGS	Corporation	Funding LLC	Totals	etc.		Consolidated
						(carried to
						pg E - 4a)

Balance at January 1, 2000	1,155	6	1,161	(6)	(1)	1,155

Add:
Net Income (loss)	54,406	0	54,406	0	(1)	54,406

Total	55,561	6	55,567	(6)		55,561

Deduct:
Transfer to members equity	0	6	6	(6)		0

Dividends on capital stock of West Penn
Funding Corporation Common stock	11,298	0	11,298	0		11,298

Total deductions	11,298	6	11,304	(6)		11,298

Balance at December 31, 2000	44,263	0	44,263	0		44,263

OTHER PAID - IN CAPITAL

Balance at January 1, 2000	137,561	0	137,561	0		137,561

Add:
Other paid-in capital from West Penn
Power Company	6,189	0	6,189	0		6,189

Balance at December 31, 2000	143,750	0	143,750	0		143,750

	F - 4 Continued
	WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
					West Penn
	West Penn				Funding
	Funding	West Penn	Combined	Eliminations,	Corporation
MEMBERS EQUITY	Corporation	Funding LLC	Totals	etc.	Consolidated
					(carried to
					pg E - 4a)
Balance at January 1, 2000	0	0	0	0	0

Add:
Net income (loss)	0	116	116	(116)	0

Transfer of Common Stock - $3,025,
and Retained Earnings - $6	0	3,031	3,031	(3,031)	0
December 31, 1999 balances

Transfer of Common Stock	0	0	0	0	0

Investment from member	0	1,622	1,622	(1,622)	0

Total	0	4,769	4,769	(4,769)	0

Deduct:
Return of members capital contribution	0	0	0	0	0

Dividends paid to parent	0	0	0	0	0

Total deductions	0	0	0	0	0

Balance at December 31, 2000	0	4,769	4,769	(4,769)	0

	F - 5
	WEST PENN FUNDING CORPORATION AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
					West Penn
	West Penn				Funding
	Funding	West Penn	Combined	Eliminations,	Corporation
	Corporation	Funding LLC	Totals	etc.	Consolidated
					(carried to
					pg E - 5a)
Cash Flows from Operations:
Net Income (loss)	54,406	116	54,522	(116)	54,406
Extraordinary charge, net of taxes	0	0	0	0	0
Net income before extraordinary charge	54,406	116	54,522	(116)	54,406
Depreciation	0	54,298	54,298	(103)	54,195
Deferred investment credit and income taxes, net	8,944	0	8,944	0	8,944
Changes in certain current assets and liabilities:
Accounts receivable from affiliates	0	(7,520)	(7,520)	7,520	0
Accounts payable to affiliates	0	(633)	(633)	(7,520)	(8,153)
Taxes accrued	(724)	61	(663)	(904)	(1,567)
Accrued Interest	0	(4,543)	(4,543)	0	(4,543)
Deferred gain on sale of ITP, net	(32,770)	0	(32,770)	0	(32,770)
Unamortized debt issuance expense, net	0	(328)	(328)	328	0
Other, net	(24,780)	0	(24,780)	5,423	(19,357)
Total Cash Flows from Operations	5,076	41,451	46,527	4,628	51,155

Cash Flows used in Investing:
Regulated operations' construction expenditures (less allowance for other
than borrowed funds used during construction)	0	0	0	0	0
Total Cash Flows used in Investing	0	0	0	0	0

Cash Flows from (used in) Financing:
Retirement of Transition bonds	0	(46,833)	(46,833)	0	(46,833)
Change in restricted funds	0	3,006	3,006	(3,006)	0
Equity Contribution from member	6,214	1,622	7,836	(1,622)	6,214
Dividends on capital stock:
Common stock	(11,299)	0	(11,299)	0	(11,299)
Total Cash Flows from (used in) Financing	(5,085)	(42,205)	(47,290)	(4,628)	(51,918)

Net Change in Cash and
Temporary Cash Investments*	(9)	(754)	(763)	0	(763)
Cash and Temporary Cash Investments at January 1	16	1,003	1,019	0	1,019
Cash and Temporary Cash Investments at December 31	7	249	256	0	256

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	0	44,089	44,089	0	44,089
Income taxes	30,852	0	30,852	793	31,645

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase, are considered to be the equivalent of cash.

	G - 1
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANY
	CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
						Allegheny
	Allegheny					Energy
	Energy	Allegheny				Supply
	Supply	Generating	Combined	Eliminations,		Company, LLC
ASSETS	Company, LLC	Company	Totals	etc.		Consolidated
						(carried to
Property, plant and equipment:						pg A - 1a)
At original cost	3,163,532	829,872	3,993,404	(185,713)	(3)	3,807,691
Accumulated depreciation	(1,510,685)	(244,138)	(1,754,823)	0		(1,754,823)

Investments and other assets:
Investment in Allegheny Generating Company:
Common stock, at equity	105,390	0	105,390	(144,370)	(1)	0
				38,980	(2)
Other	250	0	250	0		250

Current Assets:
Cash and temporary cash investments	370	50	420	0		420
Accounts receivable:
Nonaffiliated	190,823	0	190,823	0		190,823
Allowance for uncollectible accounts	(5,776)	0	(5,776)	0		(5,776)
Materials and supplies - at average cost:
Operating and construction	44,897	2,154	47,051	0		47,051
Fuel	33,044	0	33,044	0		33,044
Deferred income taxes	11,907	0	11,907	0		11,907
Prepaid taxes	20,036	0	20,036	0		20,036
Commodity Contracts	234,537	0	234,537	0		234,537
Other	3,603	253	3,856	0		3,856

Deferred charges:
Regulatory assets	0	7,132	7,132	0		7,132
Unamortized loss on reacquired debt	0	6,568	6,568	0		6,568
Other	4,702	154	4,856	0		4,856

Total assets	2,296,630	602,045	2,898,675	(291,103)		2,607,572

	G - 2
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANY
	CONSOLIDATING BALANCE SHEET FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
						Allegheny
	Allegheny					Energy
	Energy	Allegheny				Supply
	Supply	Generating	Combined	Eliminations,		Company, LLC
CAPITALIZATION AND LIABILITIES	Company, LLC	Company	Totals	etc.		Consolidated
						(carried to
Capitalization:						pg A - 2a)
Members Equity	759,643	0	759,643	0		759,643
Common stock of subsidiaries consolidated	0	1	1	(1)	(1)	0
Other paid - in capital	0	144,369	144,369	(144,369)	(1)	0

Long-term debt	414,388	149,045	563,433	0		563,433
(see pages A-6, A-7, A-8, A-9)
Minority Interest	0	0	0	38,980	(2)	38,980

Current liabilities:
Short - term debt	165,765	0	165,765	0		165,765
Note payable to parent and affiliates	0	53,250	53,250	0		53,250
Accounts payable to affiliates	19,360	1,211	20,571	0		20,571
Accounts payable - others	244,078	392	244,470	0		244,470
Taxes accrued:
Federal and state income	3,120	3,736	6,856	0		6,856
Other	24,725	51	24,776	0		24,776
Commodity Contracts	224,591	0	224,591	0		224,591
Adverse power purchase commitments	24,790	0	24,790	(24,790)	(3)	0
Other	9,599	4,221	13,820	0		13,820

Deferred credits and other liabilities:
Unamoritized investment credit	21,947	43,876	65,823	0		65,823
Deferred income taxes	221,484	178,267	399,751	0		399,751
Adverse power purchase commitments	160,923	0	160,923	(160,923)	(3)	0
Other	2,217	23,626	25,843	0		25,843

Total capitalization and liabilities	2,296,630	602,045	2,898,675	(291,103)		2,607,572

	G - 3
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
						Allegheny
	Allegheny					Energy
	Energy	Allegheny				Supply
	Supply	Generating	Combined	Eliminations,		Company, LLC
	Company, LLC	Company	Totals	etc.		Consolidated
						(carried to
Operating revenues:						pg A - 3a)
Residential	36,425	0	36,425	0		36,425
Commercial	75,060	0	75,060	0		75,060
Industrial	85,626	0	85,626	0		85,626
Wholesale and other including affiliates	769,233	30,096	799,329	(21,970)	(4)	777,359
Bulk power transactions, net	1,285,102	0	1,285,102	0		1,285,102

Total operating revenues	2,251,446	30,096	2,281,542	(21,970)		2,259,572

Operating expenses:
Operation:
Fuel	317,198	0	317,198	0		317,198
Purchased power and exchanges, net	1,490,826	0	1,490,826	(21,970)	(4)	1,478,940
				10,084	(5)
Other	122,116	2,755	124,871	0		124,871
Maintenance	80,547	284	80,831	0		80,831
Depreciation	58,306	7,062	65,368	(10,084)	(5)	55,284
Taxes other than income taxes	56,080	2,375	58,455	0		58,455
Federal and state income taxes	33,000	3,081	36,081	0		36,081
Total operating expenses	2,158,073	15,557	2,173,630	(21,970)		2,151,660
Operating income	93,373	14,539	107,912	0		107,912

Other income and deductions:
Other, net	9,893	431	10,324	(6,782)	(6)	3,542
Total other income and deductions	9,893	431	10,324	(6,782)		3,542
Income before interest charges and
Minority Interest	103,266	14,970	118,236	(6,782)		111,454

Interest charges:
Interest on long - term debt	25,204	4,017	29,221	0		29,221
Other interest	6,911	1,663	8,574	0		8,574
Interest capitalized	(4,337)	0	(4,337)	0		(4,337)
Total interest charges	27,778	5,680	33,458	0		33,458
Income (loss) before Minority Interest	75,488	9,290	84,778	(6,782)		77,996

Minority Interest	0	0	0	(2,508)	(6)	(2,508)
Net income (loss)	75,488	9,290	84,778	(9,290)	(6)	75,488

	G - 4
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
						Allegheny
	Allegheny					Energy
	Energy	Allegheny				Supply
	Supply	Generating	Combined	Eliminations,		Company, LLC
RETAINED EARNINGS	Company, LLC	Company	Totals	etc.		Consolidated
						(carried to
						pg A - 4a)
Balance at January 1, 2000	0	0	0	0		0

Add:
Net income (loss)	0	9,290	9,290	(9,290)		0

Total	0	9,290	9,290	(9,290)		0

Deduct:
Dividends on capital stock:
Common	0	9,290	9,290	(9,290)	(6)	0

Total deductions	0	9,290	9,290	(9,290)		0

Balance at December 31, 2000	0	0	0	0		0

OTHER PAID - IN CAPITAL

Balance at January 1, 2000	0	0	0	0		0

Add (Deduct):

Allegheny Generating Company	0	144,369	144,369	(144,369)		0
Balance at December 31, 2000	0	144,369	144,369	(144,369)		0

	G - 4 Continued
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS, OTHER PAID - IN CAPITAL AND MEMBERS EQUITY
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
					Allegheny
	Allegheny				Energy
	Energy	Allegheny			Supply
	Supply	Generating	Combined	Eliminations,	Company, LLC
MEMBERS EQUITY	Company, LLC	Company	Totals	etc.	Consolidated
					(carried to
					pg A - 4a)
Balance at January 1, 2000	512,699	0	512,699	0	512,699

Add:
Net income (loss)	75,488	0	75,488	0	75,488

Members capital contributions	260,738	0	260,738	0	260,738

Total	848,925	0	848,925	0	848,925

Deduct:
Return of members capital contribution	22,282	0	22,282	0	22,282

Dividends paid to parent	67,000	0	67,000	0	67,000

Total deductions	89,282	0	89,282	0	89,282

Balance at December 31, 2000	759,643	0	759,643	0	759,643

	G - 5
	ALLEGHENY ENERGY SUPPLY COMPANY, LLC AND SUBSIDIARY COMPANY
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
					Allegheny
	Allegheny				Energy
	Energy	Allegheny			Supply
	Supply	Generating	Combined	Eliminations,	Company, LLC
	Company, LLC	Company	Totals	etc.	Consolidated
					(carried to
					pg A - 5a)
Cash Flows from Operations:
Net income (loss)	75,488	9,290	84,778	(9,290)	75,488
Extraordinary charge, net of taxes	0	0		0	0
Income before extraordinary charge	75,488	9,290	84,778	(9,290)	75,488
Depreciation	58,306	7,062	65,368	(10,084)	55,284
Deferred investment credit and income taxes, net	11,665	(4,925)	6,740	0	6,740
Loss on plant retirements	7,555	0	7,555	0	7,555
Adverse purchase commitment	(24,202)	0	(24,202)	10,084	(14,118)
Commodity contracts	(8,392)	0	(8,392)	0	(8,392)
Changes in certain current assets and liabilities:
Accounts receivable, net	(105,923)	0	(105,923)	0	(105,923)
Materials and supplies	6,046	9	6,055	0	6,055
Prepaid Taxes	(5,909)	1,943	(3,966)	0	(3,966)
Affiliates accounts receivable/payable, net	30,210	(2,318)	27,892	0	27,892
Accounts payable	132,960	392	133,352	0	133,352
Purchased Options	6,965	0	6,965	0	6,965
Taxes accrued	2,801	6,680	9,481	0	9,481
Other current liabilities	(1,078)	(2,948)	(4,026)	0	(4,026)
Other, net	8,090	50	8,140	(6,710)	1,430
Total Cash Flows from Operations	194,582	15,235	209,817	(16,000)	193,817

Cash Flows used in Investing:
Unregulated generation construction expenditures	(176,305)	(818)	(177,123)	0	(177,123)
Other investments	(250)	0	(250)	0	(250)
Total Cash Flows used in Investing	(176,555)	(818)	(177,373)	0	(177,373)

Cash Flows from (used in) Financing:
Retirement of long - term debt	(130,000)	0	(130,000)	0	(130,000)
Funds on deposit with trustee	4,576	0	4,576	0	4,576
Notes payable to parent and affiliate	(21,203)	3,800	(17,403)	0	(17,403)
Commercial paper	167,933	(2,167)	165,766	0	165,766
Return of members capital contribution	(500)	0	(500)	0	(500)
Parent Company contribution	26,869	0	26,869	0	26,869
Dividends on capital stock:
Preferred stock		0	0	0	0
Common stock	(67,000)	(16,000)	(83,000)	16,000	(67,000)
Total Cash Flows from (used in) Financing	(19,325)	(14,367)	(33,692)	16,000	(17,692)

Net Change in Cash and Temporary
Cash Investments*	(1,298)	50	(1,248)	0	(1,248)
Cash and Temporary Cash Investments at January 1	1,668	0	1,668	0	1,668
Cash and Temporary Cash Investments at December 31	370	50	420	0	420

Supplemental cash flow information:
Cash paid during the year for:
Interest (net of amount capitalized)	31,533	12,779	44,312	0	44,312
Income taxes	28,332	9,687	38,019	0	38,019

*Temporary cash investments with original maturities of three months or less, generally in the form of commercial paper, certificates of deposit, and repurchase agreements, are considered to be the equivalent of cash.

	H - 1
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)

		Allegheny
	Allegheny	Communications	AYP	Subtotal
ASSETS	Ventures,	Connect,	Energy,	(Carried to
	Inc	Inc	Inc	Pg H - 1a)
Property, plant and equipment:
At original cost	991	24,142	0	25,133
Accumulated depreciation	(185)	(849)	0	(1,034)

Investments and other assets:
Excess of cost over net assets acquired	1,152	0	0	1,152
Securities of subsidiaries consolidated	44,978	0	0	44,978
Nonutility Investments	14,691	6,588	0	21,279
Other assets	(1,323)	2,305	0	982

Current assets:
Cash and Temporary Cash Investments	876	1,173	100	2,149
Accounts receivable:
Electric service	581	5,846	0	6,427
Affiliates	0	2,961	0	2,961
Other	0	1,216	0	1,216
Materials and supplies - at average cost:
Operating and construction	170	0	0	170
Prepaid taxes	0	62	1,156	1,218
Other	7	0	1	8

Deferred charges:
Deferred income taxes	1,343	0	0	1,343
Other	258	1	0	259

Total assets	63,539	43,445	1,257	108,241

	H - 1a
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)

		Allegheny
		Energy				Allegheny
		Solutions,	Combined	Eliminations,		Ventures, Inc
ASSETS	Subtotal	Inc	Totals	etc.		Consolidated
	(from pg H - 1)					(Carried to
Property, plant and equipment:						Pg A - 1b)
At original cost	25,133	208	25,341	0		25,341
Accumulated depreciation	(1,034)	(6)	(1,040)	0		(1,040)

Investments and other assets:
Excess of cost over net assets acquired	1,152	0	1,152			1,152
Securities of subsidiaries consolidated	44,978	0	44,978	(44,978)	(1)	0
Nonutility Investments	21,279	683	21,962	0		21,962
Other assets	982	0	982	1,323	(2)	2,305

Current assets:
Cash and Temporary Cash Investments	2,149	273	2,422	0		2,422
Accounts receivable:
Electric service	6,427	767	7,194	0		7,194
Allowance for uncollectible accounts	0	(2,094)	(2,094)	0		(2,094)
Affiliated	2,961	0	2,961	(2,961)	(3)	0
Other	1,216	2,094	3,310	0		3,310
Materials and supplies - at average cost:
Operating and construction	170	30	200	0		200
Prepaid taxes	1,218	765	1,983	0		1,983
Other	8	223	231	0		231

Deferred charges:
Deferred income taxes	1,343	0	1,343	(807)	(4)	536
Other	259	10	269	0		269
Total assets	108,241	2,953	111,194	(47,423)		63,771

	H - 2
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)

		Allegheny
	Allegheny	Communications	AYP	Subtotal
	Ventures,	Connect,	Energy,	(Carried to
CAPITALIZATION AND LIABILITIES	Inc	Inc	Inc	Pg H - 2a)

Capitalization:
Common stock owned by Allegheny Energy, Inc.	1	0	0	1
Common stock of subsidiaries consolidated	0	1	1	2
Other paid - in capital	96,092	39,211	31,172	166,475
Retained earnings	(36,029)	3,327	(29,935)	(62,637)
Other Comprehensive Income	(1,323)	(1,323)	0	(2,646)

Current liabilities:
Accounts payable to affiliates	3,551	0	0	3,551
Accounts payable - others	407	729	0	1,136
Taxes accrued:
Federal and state income	776	1,050	0	1,826
Other	1	17	20	38
Other	63	0	(1)	62

Deferred credits and other liabilities:
Deferred income taxes	0	433	0	433

Total capitalization and liabilities	63,539	43,445	1,257	108,241

	H - 2a
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING BALANCE SHEET - DECEMBER 31, 2000
	(000's)

		Allegheny
		Energy				Allegheny
		Solutions,	Combined	Eliminations,		Ventures, Inc
CAPITALIZATION AND LIABILITIES	Subtotal	Inc	Totals	etc.		Consolidated
	(from pg H - 2)					(Carried to
Capitalization:						Pg A - 2b)
Common stock owned by Allegheny Energy, Inc.	1	0	1	0		1
Common stock of subsidiaries consolidated	2	1	3	(3)	(1)	0
Other paid - in capital	166,475	6,552	173,027	(76,935)	(1)	96,092
Retained earnings	(62,637)	(5,352)	(67,989)	31,960	(1)	(36,029)
Other Comprehensive Income	(2,646)	0	(2,646)	1,323	(2)	(1,323)

Current liabilities:
Accounts payable to affiliates	3,551	345	3,896	(2,961)	(3)	935
Accounts payable - others	1,136	340	1,476	0		1,476
Taxes accrued:
Federal and state income	1,826	0	1,826	0		1,826
Other	38	53	91	0		91
Other	62	634	696	0		696

Deferred credits and other liabilities:
Deferred income taxes	433	374	807	(807)	(4)	0
Other	0	6	6	0		6

Total capitalization and liabilities	108,241	2,953	111,194	(47,423)		63,771

	H - 3
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATED STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
	(000's)

		Allegheny
	Allegheny	Communications	AYP	Subtotal
	Ventures,	Connect,	Energy,	(Carried to
	Inc	Inc	Inc	Pg H - 3a)
Operating revenues:
Wholesale and other, including affiliates	0	14,390	0	14,390

Total operating revenues	0	14,390	0	14,390

Operating expenses:
Operation:
Other	1,632	6,864	2	8,498
Maintenance	(9)	1	0	(8)
Depreciation	65	972	0	1,037
Taxes other than income taxes	327	136	(4)	459
Federal and state income taxes	(707)	2,500	2	1,795
Total operating expenses	1,308	10,473	0	11,781
Operating income	(1,308)	3,917	0	2,609

Other income and deductions:
Other income, net	3,512	(1,046)	1	2,467
Total other income and deductions	3,512	(1,046)	1	2,467
Income before interest charges	2,204	2,871	1	5,076

Interest charges:
Other interest	3	261	0	264
Total interest charges	3	261	0	264

Net income (loss)	2,201	2,610	1	4,812

	H - 3a
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATED STATEMENT OF INCOME FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy				Allegheny
		Solutions,	Combined	Eliminations,		Ventures, Inc
	Subtotal	Inc	Totals	etc.		Consolidated
	(from pg H - 3)					(Carried to
Operating revenues:						Pg A - 3b)
Wholesale and other, including affiliates	14,390	8,236	22,626	0		22,626

Total operating revenues	14,390	8,236	22,626	0		22,626

Operating expenses:
Operation:
Other	8,498	9,659	18,157	0		18,157
Maintenance	(8)	15	7	0		7
Depreciation	1,037	0	1,037	0		1,037
Taxes other than income taxes	459	50	509	0		509
Federal and state income taxes	1,795	(524)	1,271	0		1,271
Total operating expenses	11,781	9,200	20,981	0		20,981
Operating income	2,609	(964)	1,645	0		1,645

Other income and deductions:
Other income, net	2,467	485	2,952	(2,132)	(1)	820
Total other income and deductions	2,467	485	2,952	(2,132)		820
Income before interest charges	5,076	(479)	4,597	(2,132)		2,465

Interest charges:
Other interest	264	0	264	0		264
Total interest charges	264	0	264	0		264

Net income (loss)	4,812	(479)	4,333	(2,132)		2,201

	H - 4
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)

		Allegheny
	Allegheny	Communications	AYP	Subtotal
	Ventures,	Connect,	Energy,	(Carried to
RETAINED EARNINGS	Inc	Inc	Inc	Pg H - 4a)

Balance at January 1, 2000	(38,230)	717	(29,936)	(67,449)

Add:
Net income (loss)	2,201	2,610	1	4,812

Balance at December 31, 2000	(36,029)	3,327	(29,935)	(62,637)

OTHER PAID - IN CAPITAL

Balance at January 1, 2000	77,347	24,799	29,935	132,081

Add:
Capital Contributions from Parent	18,745	14,412	1,237	34,394

Balance at December 31, 2000	96,092	39,211	31,172	166,475

	H - 4a
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF RETAINED EARNINGS AND OTHER PAID - IN CAPITAL
	FOR YEAR ENDED DECEMBER 31, 2000
	(000's)

		Allegheny
		Energy			Allegheny
		Solutions,	Combined	Eliminations,	Ventures, Inc
RETAINED EARNINGS	Subtotal	Inc	Totals	etc.	Consolidated
	(from pg H - 4)				(Carried to
					Pg A - 4b)
Balance at January 1, 2000	(67,449)	(4,873)	(72,322)	34,092	(38,230)

Add:
Net income (loss)	4,812	(479)	4,333	(2,132)	2,201

Balance at December 31, 2000	(62,637)	(5,352)	(67,989)	31,960	(36,029)

OTHER PAID - IN CAPITAL

Balance at January 1, 2000	132,081	5,343	137,424	(60,077)	77,347

Add:
Capital Contributions from Parent	34,394	1,209	35,603	(16,858)	18,745

Balance at December 31, 2000	166,475	6,552	173,027	(76,935)	96,092

	H - 5
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)

		Allegheny
	Allegheny	Communications	AYP	Subtotal
	Ventures,	Connect,	Energy,	(Carried to
	Inc	Inc	Inc	Pg - H5)
Cash Flows from Operations:
Net income (loss)	2,201	2,610	1	4,812
Depreciation	65	972	0	1,037
Deferred investment credit and income taxes, net	(1,343)	433	0	(910)
Changes in certain current assets and liabilities:
Accounts receivable, net	113	(3,393)	(1,346)	(4,626)
Account receivable from affiliates	700	(2,961)	0	(2,261)
Materials and supplies	250	0	0	250
Accounts payable	306	690	0	996
Accounts payable to affiliates	3,551	(141)	0	3,410
Prepayment	389	(62)	(1,156)	(829)
Taxes accrued	763	279	20	1,062
Other, net	(8,754)	(786)	(2)	(9,542)
Total Cash Flows from Operations	(1,759)	(2,359)	(2,483)	(6,601)

Cash Flows used in Investing:
Other construction expenditures and investments	(16,896)	(13,384)	0	(30,280)
Total Cash Flows used in Investing	(16,896)	(13,384)	0	(30,280)

Cash Flows from (used in) Financing:
Parent company contribution	18,745	14,412	1,237	34,394
Total Cash Flows from (used in) Financing	18,745	14,412	1,237	34,394

Net Change in Cash	90	(1,331)	(1,246)	(2,487)
Cash at January 1	786	2,504	1,346	4,636
Cash at December 31	876	1,173	100	2,149

Supplemental cash flow information:
Cash paid during the year for:
Interest	3	261	0	264
Income taxes	105	1,055	1,152	2,312

	H - 5a
	ALLEGHENY VENTURES, INC. AND SUBSIDIARY COMPANIES
	CONSOLIDATING STATEMENTS OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000
	(000's)
		Allegheny
		Energy			Allegheny
		Solutions,	Combined	Eliminations,	Ventures, Inc
	Subtotal	Inc	Totals	etc.	Consolidated
	(from pg H - 5)				(Carried to
Cash Flows from Operations:					Pg A - 5b)
Net income (loss)	4,812	(479)	4,333	(2,132)	2,201
Depreciation	1,037	0	1,037	0	1,037
Deferred investment credit and income taxes, net	(910)	3	(907)	0	(907)
Changes in certain current assets and liabilities:
Accounts receivable, net	(4,626)	(767)	(5,393)	0	(5,393)
Account receivable from affiliates	(2,261)	19	(2,242)	2,820	578
Materials and supplies	250	(30)	220	0	220
Accounts payable	996	333	1,329	0	1,329
Accounts payable to affiliates	3,410	345	3,755	(2,820)	935
Prepayment	(829)	(253)	(1,082)	0	(1,082)
Taxes accrued	1,062	(96)	966	0	966
Other, net	(9,542)	(47)	(9,589)	2,132	(7,457)
Total Cash Flows from Operations	(6,601)	(972)	(7,573)	0	(7,573)

Cash Flows used in Investing:
Other construction expenditures and investments	(30,280)	(208)	(30,488)	16,858	(13,630)
Total Cash Flows used in Investing	(30,280)	(208)	(30,488)	16,858	(13,630)

Cash Flows from (used in) Financing:
Parent company contribution	34,394	1,209	35,603	(16,858)	18,745
Total Cash Flows from (used in) Financing	34,394	1,209	35,603	(16,858)	18,745

Net Change in Cash	(2,487)	29	(2,458)	0	(2,458)
Cash at January 1	4,636	244	4,880	0	4,880
Cash at December 31	2,149	273	2,422	0	2,422

Supplemental cash flow information:
Cash paid during the year for:
Interest	264	0	264	0	264
Income taxes	2,312	(232)	2,080	0	2,080

I - 1
INDIANA - KENTUCKY ELECTRIC CORPORATION
BALANCE SHEET -- DECEMBER 31, 2000
UNAUDITED
(000's)

Assets

Electric plant - at original cost, including $4,221
construction work in progress	419,551
Less - Accumulated provisions for depreciation and amortization	366,940
52,611

Current assets:
Cash and cash equivalents	10
Accounts receivable	8
Coal in storage, at average cost	16,623
Materials and supplies, at average cost	8,460
Prepaid expenses and other	549
25,650

Deferred charges and other:
Future federal income tax benefits	52,454
Deferred Termination Charges	1,204
Unrecognized pension expense	2,783
Unrecognized postretirement benefits	21,001
Unrecognized postemployment benefits	859
Deferred depreciation	7,269
Prepaids and other	(10)
85,560

TOTAL ASSETS	163,821

I - 1a
INDIANA - KENTUCKY ELECTRIC CORPORATION
BALANCE SHEET -- DECEMBER 31, 2000
UNAUDITED
(000's)

Capitalization and Liabilities

Capitalization:
Common stock, without par value, stated at $200
per share -
Authorized - 100,000 shares
Outstanding - 17,000 shares	3,400

Current liabilities:
Accounts payable	28,798
Accrued taxes	3,197
Accrued interest and other	2,853
34,848

Deferred credits:
Accrued pension liability	2,783
Advances from parent - construction	43,770
Postretirement benefits obligation	21,001
Postemployment benefits obligation	859
Antitrust settlement	2,594
Deferred credit - depreciation	2,112
Accumulated deferred income taxes	52,454
125,573

TOTAL CAPITALIZATION AND LIABILITIES	163,821

I - 2
INDIANA - KENTUCKY ELECTRIC CORPORATION
STATEMENT OF INCOME
FOR THE YEAR ENDED DECEMBER 31, 2000
UNAUDITED
(000's)

Operating revenues:
Sale of electric energy	161,324
Other operating revenues	67

Total operating revenues	161,391

Operating expenses:
Fuel consumed in operation	107,699
Other operation	18,567
Maintenance	20,597
Depreciation	9,771
Taxes, other than federal income taxes	4,727

Total operating expenses	161,361

Operating income (Loss)	30

Interest income and other	(30)

Income before interest charges	0

Interest charges
Interest expense, net	0

Total interest charges	0

Net income	0

I - 3
INDIANA - KENTUCKY ELECTRIC CORPORATION STATEMENT OF CASH FLOWS FOR THE YEAR ENDED DECEMBER 31, 2000 UNAUDITED (000's)

Cash From Operations:
Net Income	0
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation and amortization	9,771
Changes in assets and liabilities:
Accounts receivable	1
Coal in storage	9,019
Materials and supplies	1,849
Prepaid expenses and other	78
Accounts payable	(11,402)
Termination charges - deferred	(1,204)
Accrued taxes	595
Accrued interest and other	(143)
Other	2,893

Net cash provided by operations	11,457

Investing Activities:
Reimbursement for plant replacements and
additional facilities	9,771
Net electric plant additions	(13,871)
Advances from parent	(7,356)

Net cash provided by (used in) investing activities	(11,456)

Financing Activities	0

Net increase in cash and cash equivalents	1

Cash and cash equivalents, beginning of year	9

Cash and cash equivalents, end of year	10

Supplemental Disclosures
Interest paid during the year	0
Federal income taxes paid during the year	0

For purposes of this statement, the company considers temporary cash investments to be cash equivalents since they are readily convertible into cash and have maturities of less than three months.

I - 4
OHIO VALLEY ELECTRIC CORPORATION
BALANCE SHEET -- DECEMBER 31, 2000
UNAUDITED
(000's)

Assets

Electric plant - at original cost, including $11,999
construction work in progress	311,816
Less - Accumulated provisions for depreciation and amortization	289,989
21,827
Investments and other:
Investment in subsidiary company	3,400
Advances to subsidiary - construction	43,770
47,170
Current assets:
Cash and cash equivalents	3,747
Accounts receivable	39,675
Coal in storage, at average cost	4,206
Materials and supplies, at average cost	10,292
SO2 Allowances	1,327
Property taxes applicable to subsequent years	3,960
Prepaid expenses and other	440
63,647
Deferred charges and Other:
Unamortized debt expense	197
Future federal income tax benefits	23,773
Deferred termination charges	2,500
Unrecognized pension expense	2,973
Unrecognized postretirement benefits expense	21,677
Unrecognized postemployment benefits expense	480
SO2 Allowances	2,555
Deferred depreciation	15
Prepaids and other	(59)
54,111

TOTAL ASSETS	186,755

I - 4a
OHIO VALLEY ELECTRIC CORPORATION
BALANCE SHEET -- DECEMBER 31, 2000
UNAUDITED
(000's)

Capitalization and Liabilities

Capitalization:
Common stock, $100 par value -
Authorized - 300,000 shares
Outstanding - 100,000 shares	10,000
Senior secured notes	36,103
Retained earnings	1,933
48,036
Currents liabilities:
Current portion - long term debt	7,846
Line-of-credit borrowings	40,000
Note payable maturing in one year	6,100
Accounts payable	9,288
Accrued taxes	8,076
Accrued Federal income taxes	3,051
Accrued interest and other	3,037
77,398
Deferred credits:
Investment tax credits	10,610
Accrued pension liability	2,973
Postretirement benefits obligation	21,677
Postemployment benefits obligation	480
Antitrust settlement	1,517
Deferred credit - depreciation	3,885
Deferred credit - other	996
Accumulated deferred income taxes	19,183
61,321

TOTAL CAPITALIZATION AND LIABILITIES	186,755

I - 5
OHIO VALLEY ELECTRIC CORPORATION
STATEMENT OF INCOME
FOR YEAR ENDED DECEMBER 31, 2000
UNAUDITED
(000's)

Operating revenues:
Sale of electric energy	440,076
Other operating revenues	720

Total operating revenues	440,796

Operating expenses:
Fuel consumed in operation	85,309
Purchased power	190,170
Other power expenses	98,417
Other operation	24,123
Maintenance	21,650
Depreciation	2,746
Taxes, other than federal income taxes	5,458
Federal income taxes	4,338

Total operating expenses	432,211

Operating income (loss)	8,585

Interest income and other	665

Income before interest charges	9,250

Interest charges
Interest expense, net	6,575
Amortization of debt expense	37

Total interest charges	6,612

Net Income	2,638

Retained earnings, beginning of year	1,995

Cash dividends on common stock	2,700

Retained earnings, end of year	1,933

I - 6
OHIO VALLEY ELECTRIC CORPORATION STATEMENT OF CASH FLOWS FOR YEAR ENDED DECEMBER 31, 2000 UNAUDITED (000's)

Cash From Operations:
Net Income	2,638
Adjustments to reconcile net income to net
cash provided by (used in) operating activities:
Depreciation	2,746
Debt expense Amortization	37
Future income tax benefits	(2,318)
Changes in assets and liabilities:
Accounts receivable	10,898
Coal in storage	2,169
Materials and supplies	384
SO2 allowances	1,915
Property taxes applicable to subsequent years	132
Prepaid expenses and other	51
Accounts payable	1,669
Termination charges - deferred	(2,500)
Accrued taxes	2,288
Accrued interest and other	722
Other	390

Net cash provided by (used in) operations	21,221

Investing Activities:
Reimbursement for plant replacements and
additional facilities	2,746
Net electric plant additions	(9,782)
Advances in subsidiary	7,356

Net cash provided by investing activities	320

Financing Activities:
Notes payable maturing in one year	(500)
Senior secured notes	(7,356)
Line-of-Credit borrowings	(10,000)
Dividends-common stock	(2,700)

Net cash provided by financing activities	(20,556)

Net increase in cash and cash equivalents	985

Cash and cash equivalents, beginning of year	2,762

Cash and cash equivalents, end of year	3,747

Supplemental Disclosures
Interest paid during the year	6,417
Federal income taxes paid during the year	4,100

For purposes of this statement, the company considers temporary cash investments to be cash equivalents since they are readily convertible into cash and have maturities of less than three months.